UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Bear State Financial, Inc.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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	(1)	Title of each class of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
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Bear State Financial, Inc.
900 South Shackleford Rd., Suite 401

Little Rock, Arkansas 72211

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Bear State Financial, Inc., or Bear State, to be held at Bear State’s office located at 900 South Shackleford Rd., Suite 605, Little Rock, Arkansas 72211, on Wednesday, November 15, 2017 at 10:30 a.m., local time.

As previously announced, on August 22, 2017, Bear State and Arvest Bank, or Arvest, entered into an agreement and plan of reorganization, which we refer to as the merger agreement, that provides for the acquisition by Arvest of Bear State through the merger of Arvest Acquisition Sub, Inc., a wholly-owned subsidiary of Arvest, with and into Bear State, with Bear State surviving the merger as a wholly-owned subsidiary of Arvest. The merger agreement also contemplates that, following the merger, Bear State will either dissolve and liquidate or merge with and into Arvest, causing the separate corporate existence of Bear State to terminate, and our wholly-owned subsidiary, Bear State Bank, will become a wholly-owned subsidiary of Arvest and subsequently merge with and into Arvest, with Arvest as the surviving bank.

If the merger agreement is approved by shareholders at the special meeting and the merger is subsequently completed, your shares of Bear State common stock that are outstanding immediately prior to the effective time of the merger will be converted into the right to receive $10.28 in cash, without interest, less any applicable withholding or transfer taxes, unless you have properly exercised your dissenters’ rights and demanded payment of the fair value of your Bear State shares. The per share merger consideration represents an approximately 12% premium over Bear State’s closing share price of $9.20 on August 21, 2017, the last trading day before the transaction was announced, and Bear State’s volume-weighted average trading price for the 30-day trading period ending August 21, 2017.

Concurrently with execution of the merger agreement, Bear State Financial Holdings, LLC, or BSF Holdings, and Richard Massey, Chairman of the board of directors of Bear State, entered into voting agreements with Arvest pursuant to which they, in their capacities as shareholders, agreed to vote their shares (which constitute approximately 42% of the outstanding shares of Bear State common stock) in favor of the approval of the merger agreement and the merger.

After careful consideration, the board of directors of Bear State approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of Bear State and its shareholders and recommends that you vote “FOR” approval of the merger agreement and the other proposals described more fully in the proxy statement. The board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of the Bear State common stock. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the envelope provided, or submit your proxy by telephone or the Internet. Instructions on how to vote are included in the proxy statement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement, the merger, the voting agreements and the other proposals to be considered at the special meeting. A copy of the merger agreement is attached as Appendix A to the proxy statement, and a copy of the form of voting agreement signed by BSF Holdings and Mr. Massey is attached as Appendix B to the proxy statement. We encourage you to read the entire proxy statement and its appendices carefully. You may also obtain additional information about Bear State from documents we have filed with the Securities and Exchange Commission.

Thank you in advance for your cooperation and continued support of Bear State. On behalf of the Bear State board of directors, I thank you for your prompt attention to this important matter.

Sincerely,

Matt Machen
President and Chief Executive Officer

The accompanying proxy statement is dated October 5, 2017, and is first being mailed to Bear State shareholders on or about October 6, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on November 15, 2017

Notice is hereby given that a special meeting of the shareholders, or special meeting, of Bear State Financial, Inc., or Bear State, will be held at Bear State’s office located at 900 South Shackleford Rd., Suite 605, Little Rock, Arkansas 72211, on Wednesday, November 15, 2017 at 10:30 a.m., local time, for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Reorganization, dated as of August 22, 2017, by and among Bear State, Bear State Bank, an Arkansas banking corporation and a wholly-owned subsidiary of Bear State, Arvest Bank, an Arkansas banking corporation, or Arvest, and Arvest Acquisition Sub, Inc., an Arkansas corporation and a wholly-owned subsidiary of Arvest (as may be amended from time to time, the “merger agreement”), which provides for the acquisition by Arvest of Bear State through the merger of Arvest Acquisition Sub, Inc. with and into Bear State, which we refer to as the merger, with Bear State surviving the merger as a wholly-owned subsidiary of Arvest. Upon completion of the merger, it is currently contemplated that Bear State will be either dissolved or merged with Arvest and Bear State Bank will become a wholly-owned subsidiary of Arvest and subsequently merge with and into Arvest, with Arvest as the surviving bank.

2.	To consider and vote on an advisory (non-binding) resolution to approve certain compensation arrangements for Bear State’s named executive officers in connection with the merger.

3.	To consider and vote on a proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies.

The board of directors of Bear State has fixed October 4, 2017 as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting. Only those shareholders of record as of the close of business on that date will be entitled to vote at the special meeting.

Bear State shareholders are entitled to assert dissenters’ rights in connection with the merger and demand payment of the “fair value” of their Bear State shares in lieu of the merger consideration. In order to properly exercise your dissenters’ rights and receive the cash fair value for your shares, you must precisely follow the procedures specified in the Arkansas Business Corporation Act of 1987 relating to dissenters’ rights applicable to the merger (Ark. Code Ann. Sections 4-27-1301 et seq.), which are summarized in the accompanying proxy statement and the relevant portions of which have been excerpted and included as Appendix D to the accompanying proxy statement.

THE BEAR STATE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH PROPOSAL.

BY ORDER OF THE BOARD OF DIRECTORS
Little Rock, Arkansas October 5, 2017	/s/ Matt Machen Matt Machen President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT

Whether or not you are able to attend the special meeting in person, please submit your proxy via the Internet (at www.investorvote.com/BSF) or by telephone (1-800-652-VOTE (8683)), or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you have internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the special meeting. If you abstain from voting, it will have the same effect as a vote against the proposal to adopt the merger agreement and it will have no effect on the other proposals. As described in the accompanying proxy statement, special rules apply with respect to shares held in the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan. If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the advisory (non-binding) resolution to approve certain compensation payable to Bear State’s named executive officers in connection with the merger and “FOR” the proposal to adjourn or postpone the special meeting, if at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement, and in the discretion of the proxyholders on any other matter that may properly come before the special meeting at the discretion of the board of directors.

TABLE OF CONTENTS

SUMMARY	1
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	9
CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS	17
PARTIES TO THE MERGER	18
THE SPECIAL MEETING	19
Date, Time and Place of the Special Meeting	19
Purpose of the Special Meeting	19
Record Holders and “Street Name” Holders	20
Record Date; Quorum and Adjournment	20
Vote Required	21
Voting Agreements	21
How to Vote	21
Revocation of Proxies	22
Shares Held in the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan	23
Anticipated Date of Completion of the Merger	23
Rights of Shareholders Who Seek Appraisal	23
Solicitation of Proxies; Payment of Solicitation Expenses	24
THE MERGER	24
Merger Consideration	24
Background of the Merger	25
Reasons for the Merger; Recommendation of the Board of Directors	30
Opinion of Raymond James & Associates, Inc.	33
Certain Unaudited Bear State Forecasts	42
Financing of the Merger	43
Payment of Merger Consideration and Surrender of Stock Certificates	43
Interests of Certain Persons in the Merger	44
Material U.S. Federal Income Tax Consequences of the Merger	47
Regulatory Approvals	50
Litigation Related to the Merger	52
THE MERGER AGREEMENT	52
Explanatory Note Regarding the Merger Agreement	52
Effects of the Merger	53
Charter; Bylaws	53
Directors and Officers	53
Merger Consideration	53
Treatment of Stock Options and Restricted Stock Units	53
Treatment of Warrants	54
Exchange of Certificates	54
No Transfers Following the Effective Time	54
Termination of Exchange Fund	54
Lost, Stolen or Destroyed Certificates	55
Withholding Rights	55
Representations and Warranties	55
Conduct of Business Prior to Effective Time	58
Efforts; Consents of Governmental Entities; Third Party Consents	60
Bear State Shareholder Meeting	60
No Solicitation or Negotiation of Takeover Proposals	61
No Change in Recommendation	62
Director and Officer Indemnification and Insurance	62
Other Covenants and Agreements	63
Conditions to Completion of the Merger	63

i

Termination of the Merger Agreement	64
Termination Fees	65
Expenses	66
Modification or Amendment	66
Specific Performance	66
No Third Party Beneficiaries	66
VOTING AGREEMENT	66
Summary	66
RESTRICTIVE COVENANT AGREEMENTS	67
PROPOSAL NO. 1—ADOPTION OF THE MERGER AGREEMENT	68
Vote Required	68
Board Recommendation	68
PROPOSAL NO. 2—ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR BEAR STATE’S NAMED EXECUTIVE OFFICERS	68
Vote Required	69
Board Recommendation	69
PROPOSAL NO. 3—ADJOURNMENT	69
Vote Required	69
Board Recommendation	69
MARKET PRICE OF BEAR STATE SHARES	69
BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	70
DISSENTERS’ RIGHTS	72
DELISTING AND DEREGISTRATION OF BEAR STATE SHARES	72
SUBMISSION OF SHAREHOLDER PROPOSALS	73
WHERE YOU CAN FIND MORE INFORMATION	73
OTHER MATTERS	74
APPENDIX A - AGREEMENT AND PLAN OF REORGANIZATION	A-1
APPENDIX B - VOTING AGREEMENT	B-1
APPENDIX C - Opinion of Raymond James & Associates, Inc.	C-1
APPENDIX D - Dissenters’ Rights	D-1

ii

PROXY STATEMENT FOR A SPECIAL MEETING OF SHAREHOLDERS
November 15, 2017

This proxy statement is being furnished to holders of common stock, $.01 par value per share, of Bear State Financial, Inc. (“Bear State,” “we,” “us” or “our”), the holding company of Bear State Bank. Proxies are being solicited on behalf of the board of directors of Bear State to be used at a special meeting of shareholders (the “special meeting”) to be held at Bear State’s office located at 900 South Shackleford Rd., Suite 605, Little Rock, Arkansas 72211, on Wednesday, November 15, 2017 at 10:30 a.m., local time, for the purposes set forth in the Notice of Special Meeting of Shareholders. Bear State intends to deliver copies of the proxy materials for the special meeting to shareholders on or about October 6, 2017.

SUMMARY

Parties to the Merger (Page 18)

Bear State Financial, Inc.

Bear State Financial, Inc. is an Arkansas corporation and bank holding company. At June 30, 2017, Bear State had consolidated assets of $2.24 billion, total loans of $1.66 billion, deposits of $1.70 billion and stockholders’ equity of $244.5 million.

Bear State Bank

Bear State Bank is an Arkansas state-chartered bank conducting business from its home office in Little Rock, Arkansas, 42 branches, three personalized technology centers equipped with interactive teller machines and three loan production offices which are located in various communities in Arkansas, Missouri and Oklahoma. Bear State Bank is a community-oriented financial institution offering a broad line of financial products to individuals and business customers.

Arvest Bank

Arvest Bank (“Arvest”) is an Arkansas state-chartered bank legally located in Fayetteville, Arkansas and which operated 254 branches in Arkansas, Kansas, Missouri and Oklahoma as of August 31, 2017. Arvest offers a broad line of financial products to individuals and business customers. At June 30, 2017, Arvest had consolidated assets of $17.30 billion, total loans of $10.18 billion, deposits of $14.98 billion and stockholders’ equity of $1.76 billion.

Acquisition

Arvest Acquisition Sub, Inc. is a wholly-owned subsidiary of Arvest and was formed on August 21, 2017. Acquisition was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Special Meeting (Page 19)

Date, Time and Place of the Special Meeting (Page 19)

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Bear State board for use at the special meeting to be held on November 15, 2017, at 10:30 a.m., local time, at 900 South Shackleford Rd., Suite 605, Little Rock, Arkansas, 72211, or at any postponement or adjournment thereof.

At the special meeting, holders of Bear State stock will be asked to consider and vote on a proposal to adopt the merger agreement, an advisory (non-binding) resolution to approve certain compensation arrangements for Bear State’s named executive officers in connection with the merger (referred to below as the “golden parachute proposal”), and a proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies (referred to below as the “adjournment proposal”).

Record Date and Quorum (Page 20)

You are entitled to receive notice of, and to vote at, the special meeting if you owned Bear State shares at the close of business on October 4, 2017, which the Bear State board has set as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. You will be entitled to one vote for each Bear State share that you owned on the record date. As of the record date, there were 37,729,837 shares of Bear State common stock outstanding and entitled to vote at the special meeting, held by 597 holders of record. Under Bear State’s bylaws, holders of a majority of Bear State shares issued and outstanding and entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. Because, under applicable rules, banks, brokers and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of Bear State shares held in “street name” does not give voting instructions to the bank, broker or other nominee, then those shares will not be counted as represented in person or by proxy at the special meeting unless an additional matter is brought before the meeting and is one on which brokers have discretionary voting authority.

Vote Required (Page 21)

The shareholder vote required to approve each proposal is set forth below:

Proposals		Required Approval
1.	Adoption of the merger agreement	Majority of outstanding shares
2.	Golden parachute proposal	Majority of votes cast
3.	Adjournment Proposal	Majority of votes cast

Because the affirmative vote required to adopt the merger agreement is based upon the total number of outstanding Bear State shares entitled to vote on the proposal, if you abstain, fail to return your proxy card, fail to submit a proxy by phone or Internet, fail to vote in person at the special meeting, or, if your shares are held in “street name,” fail to provide your bank, broker or other nominee with instructions, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. Abstentions and broker non-votes will have no effect on the golden parachute proposal or the adjournment proposal.

Voting Agreements (Page 21)

Certain shareholders of Bear State have entered into voting agreements with Arvest, pursuant to which each such shareholder has agreed to vote “FOR” the proposal to adopt the merger agreement and which generally prohibits them from entering into agreements regarding or transferring their shares, subject to certain exceptions. As of the close of business on the record date, these shareholders beneficially owned, in the aggregate, 15,940,880 issued and outstanding Bear State shares, allowing them to exercise approximately 42% of the voting power of Bear State shares. While not mandated by the voting agreements, we currently expect that these shareholders will vote their Bear State shares in favor of the golden parachute proposal and the adjournment proposal.

How to Vote (Page 21)

Voting by record holders. If you are a shareholder of record, you may vote your Bear State shares by proxy prior to the special meeting or you may attend the special meeting and cast your vote in person. Shareholders of record have a choice of how to vote by proxy:

Go to the website www.investorvote.com/BSF and use the vote control number printed on your enclosed proxy card to access your account and vote your shares;

Call 1-800-652-VOTE (8683), toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions; or

Complete and sign your enclosed proxy card and mail it in the enclosed postage-paid envelope.

Please note that (i) telephone and Internet proxy voting will close at 11:59 p.m., Eastern Time, on Tuesday, November 14, 2017, the day before the special meeting and (ii) if you choose to submit your proxy card by mail, your proxy card must be received by Tuesday, November 14, 2017, the day before the special meeting, for your proxy to be valid and your vote to count.

Voting by beneficial holders. If you are a beneficial owner of Bear State shares held in “street name,” you should receive instructions from your bank, broker or other nominee that you must follow in order to have your Bear State shares voted. Those instructions will identify which of the above choices are available to you in order to have your Bear State shares voted. Please note that if you are a beneficial owner of Bear State shares held in “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, broker or other nominee at the special meeting.

Revocation of Proxies (Page 22)

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later dated proxy through any of the methods available to you, by giving written notice of revocation to Bear State’s Corporate Secretary, which must be filed with the Corporate Secretary by 5:00 p.m. on the business day immediately prior to the date of the special meeting, or by attending the special meeting and voting in person. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: Bear State Financial, Inc., Attention: Corporate Secretary, 900 South Shackleford Rd., Suite 401, Little Rock, Arkansas 72211.

Shares Held in the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan and Trust (Page 23)

Bear State shares held in the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan, which we refer to as the Bear State 401(k) plan, are held of record and are voted by the trustee of the Bear State 401(k) plan at the direction of Bear State 401(k) plan participants. Participants in the Bear State 401(k) plan will be provided with a voting instruction card and separate cover letter with these proxy materials. If you participate in the Bear State 401(k) plan, you may give voting instructions as to the number of full and fractional Bear State shares allocable to your account as of the record date for determining the shareholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. An independent fiduciary, Fiduciary Counselors Inc., has been appointed to represent the interests of plan participants and beneficiaries in connection with the merger vote. You may provide voting instructions to the trustee by completing and returning the voting instruction card accompanying this proxy statement, or submitting your voting instructions by telephone or the Internet. As a beneficial owner of Bear State stock, you also may provide directions to the trustee to provide notice of your intent to exercise your dissenters’ rights. You will be responsible for making a written demand for payment of fair value. The trustee will vote your Bear State shares (and provide notice of your intent to exercise your dissenters’ rights, if you provided that direction) in accordance with your completed voting instruction card if it is received by November 8, 2017, except in the unlikely event that the independent fiduciary determines that voting your shares in accordance with your instructions would be inconsistent with ERISA. If you do not provide voting instructions on or before November 8, 2017, or if you return your voting instruction card with an unclear voting designation or no voting designation at all, the trustee will vote the number of full and fractional Bear State shares allocable to your account in accordance with directions provided by Fiduciary Counselors.  Note that if you hold Bear State shares inside the Bear State 401(k) plan and hold other Bear State shares outside the plan, you will receive separate proxy statements and proxy cards. Please use the proper envelope for each card.

Bear State shares held in the Bear State 401(k) plan may NOT be voted by plan participants in person at the special meeting as the trustee of the Bear State 401(k) plan votes the applicable Bear State shares at or before the special meeting.

The Merger and the Merger Agreement (Pages 24 and 52)

Merger Consideration (Page 24)

At the effective time, each Bear State share issued and outstanding immediately prior to the effective time (other than treasury shares and dissenting shares) will be converted into the right to receive $10.28 per Bear State share, without interest, less any applicable withholding or transfer taxes.

Recommendation of the Board of Directors (Page 30)

After careful consideration, the Bear State board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Bear State and its shareholders and approved the merger agreement. The Bear State board recommends that you vote “FOR” the approval of the merger agreement. For the factors considered by the Bear State board of directors in reaching its decision to approve the merger agreement, see “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 30.

Opinion of Raymond James & Associates, Inc. (Page 33)

At the August 21, 2017 meeting of the Bear State board of directors, representatives of Raymond James & Associates, Inc. (“Raymond James”) rendered Raymond James’s written opinion to the Bear State board, dated August 21, 2017, that, as of such date, the merger consideration to be received by the holders of outstanding shares of Bear State common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix C to this document and shareholders are encouraged to read it carefully in its entirety. The Raymond James opinion does not constitute a recommendation to the Bear State board or any holder of shares of Bear State common stock as to how the Bear State board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Financing of the Merger (Page 43)

The obligations of Arvest and Acquisition to complete the merger are not contingent upon the receipt of any financing. Arvest has informed Bear State that it expects that funds needed by Arvest in connection with the merger will be derived from a capital injection from one or more shareholders of Arvest Bank Group, Inc., an affiliate of Arvest.

Interests of Certain Persons in the Merger (Page 44)

In considering the recommendation of the Bear State board with respect to its approval of the merger agreement, shareholders should be aware that certain of Bear State’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Bear State’s shareholders generally. These interests may create potential conflicts of interest. The Bear State board was aware of and considered these interests, among other matters, in reaching its decision to approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement. The material interests include the following:

●

In accordance with the merger agreement, at the effective time of the merger, all outstanding stock options, whether vested or unvested, and restricted stock units, including such stock options and restricted stock units held by Bear State’s directors and executive officers, will be terminated and cashed out;

●

Payment for 2017 performance-based incentive awards, which were awarded to certain Bear State executive officers and provide payout opportunities upon Bear State achieving a threshold, target and maximum amount of core earnings per share, will be accelerated, prorated and paid 100% in cash upon a change in control based on actual results for the prorated performance period;

●

Mr. Massey and Mr. Ford each own warrants to purchase 39,381 shares of Bear State common stock that in accordance with the merger agreement will be converted at the effective time of the merger to a right to receive a cash amount equal to the aggregate number of shares of Bear State common stock subject to such warrant multiplied by the difference of $10.28 and the exercise price of such warrants;

●	Certain of Bear State’s executive officers are party to agreements that provide for severance and other benefits following a change in control of Bear State and a qualifying termination of employment;

●

The Bear State board authorized a retention cash incentive award of $86,000 to Ms. Pritchett that will become payable upon the closing of the merger, subject to her continued service through the closing of the merger;

●	Bear State directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement; and

●	Following the consummation of the merger, it is expected that certain members of Bear State’s senior management team may continue as employees of Arvest or its affiliates.

Material U.S. Federal Income Tax Consequences of the Merger (Page 47)

If you are a U.S. holder (as defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of Bear State common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor regarding the particular tax consequences to you of the receipt of cash for your shares pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (Page 50)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the Arkansas State Bank Department. Once the Federal Reserve approves the merger, we have to wait from 15 to 30 days before we can complete it. During that time, the Department of Justice may challenge the merger. We anticipate that applications for regulatory approval for the merger will be filed on or before October 21, 2017. While we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after completion of the merger.

Litigation Related to the Merger (Page 52)

Following the announcement of the merger, a putative class action complaint challenging the merger was filed in the Circuit Court of Pulaski County, Arkansas. The complaint is captioned Owens v. Massey, et al, Case No. 60CV-17-5022. The complaint names the individual members of the Bear State board, as well as BSF Holdings, as defendants. The complaint generally alleges, among other things, that members of the Bear State board breached their fiduciary duties to Bear State’s shareholders by agreeing to sell Bear State for an inadequate price and agreeing to inappropriate deal protection provisions in the merger agreement that may preclude Bear State from soliciting any potential acquirers and limit the ability of the Bear State board to engage in discussions or negotiations for superior acquisition proposals. The complaint also alleges that Richard Massey and BSF Holdings, in their capacities as shareholders of Bear State, breached fiduciary duties owed by them to the minority shareholders of Bear State. The complaint seeks certification by the court as a shareholders’ class action, approval of the plaintiff as a proper plaintiff class representative, injunctive relief enjoining the companies from consummating the merger unless and until Bear State adopts and implements a procedure or process to obtain a merger agreement providing the best possible terms for shareholders (or, in the event the merger is consummated, rescinding the merger or awarding rescissory damages). The complaint also seeks to recover costs and disbursement from the defendants, including attorneys’ fees and experts’ fees.

The defendants believe these allegations are without merit and intend to defend vigorously against these allegations.

No Solicitation or Negotiation of Takeover Proposals (Page 61)

Bear State has agreed, subject to certain limited exceptions, not to initiate discussions with another party regarding a business combination with such other party while the merger with Arvest is pending.

Conditions to Completion of the Merger (Page 63)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

●	approval of the merger agreement by Bear State shareholders;

●

the receipt of all required regulatory approvals or authorizations, provided that none of the required approvals contains any burdensome condition (as defined in the merger agreement) and provided further that if any approval is conditioned on the sale of any Bear State Bank (or Arvest) branch office, Arvest shall have entered into an agreement or agreements for the sale of such branch office(s);

●	the absence of any statute, rule, regulation, order, injunction or decree prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement;

●	the receipt of consents or approvals from certain persons who are parties to material agreements with Bear State or Bear State Bank;

●	no material adverse effect with respect to Bear State or Bear State Bank having occurred between December 31, 2016 and the closing date;

●	certain officers and directors of Bear State and Bear State Bank shall have entered into restrictive covenant agreements with Arvest;

●	holders of Bear State common stock electing to exercise their appraisal rights shall not exceed five percent of the outstanding shares of Bear State common stock;

●

Bear State’s shareholders’ equity, determined on a consolidated basis in accordance with GAAP, shall not be less than the amount of such shareholders’ equity as of June 30, 2017, excluding from such calculation certain amounts, fees, costs, and expenses paid or incurred in connection with the merger agreement and the transactions contemplated by the merger agreement; and

●

certain other conditions generally customary for agreements of this sort, such as the accuracy of representations and warranties subject to materiality standards set forth in the merger agreement and the compliance in all material respects by the parties with their obligations under the merger agreement.

Termination of the Merger Agreement (Page 64)

The merger agreement contains termination rights which may be exercised by Arvest and/or Bear State in specific circumstances, such as the following: a regulatory approval is denied or approved with a burdensome condition, and the time period for appeals and requests for consideration has run; the Bear State shareholders fail to approve the merger and the merger agreement; the merger is not consummated within 270 days following the date of the merger agreement, subject to potential extension for 90 days; Bear State breaches any representation, warranty or covenant such that there is a failure of the related closing condition and such breach is not or cannot be cured in 30 days or if Bear State breaches its obligations to not solicit proposals from a third party for an alternative acquisition transaction, to hold the special meeting or to recommend that Bear State shareholders approve the merger.

Termination Fees (Page 65)

Bear State must pay a termination fee of $14,000,000 to Arvest if:

●

Arvest effects a termination of the merger agreement because (i) Bear State has breached its non-solicitation covenant or (ii) the Bear State board of directors has (a) withdrawn, modified or changed its recommendation to approve the merger or (b) breached its obligation to call, give notice of, establish a record date for, convene and/or hold the special meeting; or

●

In the event that: (1) Arvest or Bear State effects an outside date termination or shareholder no-vote termination or Arvest effects a breach termination, (2) after the date of the merger agreement and prior to the termination described above, an acquisition proposal has been made known to senior management or the board of directors of Bear State or Bear State Bank or the shareholders of Bear State, or any person has publicly announced an acquisition proposal, and (3) within 12 months of the date of termination described above, Bear State or Bear State Bank enters into a definitive agreement with respect to or consummates an acquisition proposal (using 50% rather than 15% in the term “acquisition proposal” for purposes of the termination fee provision).

Voting Agreement (Page 66)

As a condition and inducement to the willingness of Arvest to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, Arvest entered into voting agreements with each of Richard Massey, Chairman of the board of Bear State, and BSF Holdings, Bear State’s largest shareholder, who collectively own approximately 42% of the outstanding Bear State shares as of the record date. The voting agreement requires each such shareholder to vote or cause to be voted all of the Bear State shares beneficially owned or controlled by such shareholder to adopt the merger agreement at any meeting of the Bear State shareholders, and at any adjournment thereof, at which the merger agreement is submitted for the consideration and vote of the Bear State shareholders.

Restrictive Covenant Agreements (Page 67)

One of the conditions to the merger is that each of Richard Massey, Matt Machen, Sherri Billings, Tom Fritsche, Donna Merriweather, Yurik Paroubek, Chad Rawls, Paul Lowe and Shelly Loftin enter into restrictive covenant agreements with Arvest at the effective time of the merger. Pursuant to the restrictive covenant agreements, each of the foregoing persons will be prohibited from, among other things: (i) for a period of one year (in the case of Ms. Loftin, Ms. Merriweather, Mr. Lowe, Mr. Paroubek or Mr. Rawls) or two years (in the case of Ms. Billings, Mr. Fritsche, Mr. Machen or Mr. Massey), performing any services for or owning any interest in any prohibited business (as defined under “Restrictive Covenant Agreements”); (ii) for a period of three years hiring, soliciting or seeking to hire any Arvest employee or anyone who was an employee of Bear State during the six month period prior to the effective time of the merger, unless such person was involuntarily terminated by Arvest; and (iii) for a period of three years soliciting, diverting or attempting to solicit or divert any customer of Arvest or its affiliates (who was or became a customer of Arvest at the effective time of the merger) for the purpose of causing such customer to reduce of refrain from doing any business with Arvest or its affiliates.

Market Price of Bear State Shares (Page 69)

Bear State shares are listed for trading on NASDAQ under the symbol “BSF.” The closing price of Bear State shares on NASDAQ on August 21, 2017, the last trading day prior to the public announcement of the execution of the merger agreement was $9.20 per Bear State share. If the merger is completed, you will be entitled to receive $10.28 in cash per Bear State share, without interest, less any applicable withholding or transfer taxes (unless you have validly made and not effectively withdrawn a demand for dissenters’ rights). The cash amount per share represents an approximately 12% premium over Bear State’s closing share price on August 21, 2017, and over Bear State’s volume-weighted average trading price for the 30 day trading period ended August 21, 2017.

On October 4, 2017, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Bear State shares on NASDAQ was $10.27 per Bear State share. You are encouraged to obtain current market quotations for Bear State shares in connection with voting your Bear State shares.

Dissenters’ Rights (Page 72)

If you are a Bear State shareholder and you follow the procedures required by the Arkansas Business Corporation Act of 1987 (“ABCA”), you may dissent from the merger and receive the fair value of your shares of Bear State common stock as determined pursuant to those procedures. To perfect your dissenters’ rights, you must precisely follow the procedures specified in the ABCA at Ark. Code Ann. §§ 4-27-1301 et seq., the relevant portions of which have been excerpted and included as Appendix D to this proxy statement.

In order to perfect your dissenters’ rights and receive payment as a dissenting shareholder, you must:

●	deliver to Bear State before the special meeting written notice of your intent to demand payment for your shares if the merger is effectuated;

●	not vote your shares in favor of the merger; and

●	make a written demand for payment of the fair value of your shares following the merger in accordance with the requirements of Ark. Code Ann. § 4-27-1323.

If you (i) fail to provide notice of dissent to the merger, (ii) vote in favor of the merger or (iii) fail to make a written demand for payment of fair value in accordance with the requirements of Ark. Code Ann. § 4-27-1323, you will be bound by the terms of the merger and the merger agreement, and your shares of Bear State common stock will be converted into the right to receive the merger consideration. While a vote in favor of the merger will waive your dissenters’ rights, a failure to vote against the merger will not constitute a waiver of your dissenters’ rights. A vote against the merger will not be deemed to satisfy any notice requirements under Ark. Code Ann. §§ 4-27-1301 et seq.

If you hold Bear State shares through the Bear State 401(k) plan and want to exercise dissenters’ rights, you must indicate your intention to do so on your voting instruction card. You also must not vote in favor of the merger on your voting instruction card. The independent fiduciary for the Bear State 401(k) plan will direct the trustee to vote your shares held in the plan “AGAINST” approval of the merger and will provide notice of your intent to exercise your dissenters’ rights. You will be responsible for making a written demand for payment of fair value.

The value of dissenting shares will be determined, as of the time immediately before effectuation of the merger but excluding any appreciation or depreciation in anticipation of the merger (unless exclusion would be inequitable), by Bear State (or Arvest as the successor thereto). Not later than 10 days following consummation of the merger, Arvest (as successor to Bear State) will deliver a written dissenters’ notice to all shareholders who timely provided an intent to demand payment and did not vote in favor of the merger that will specify a date by which Arvest must receive a payment demand under Ark. Code Ann. § 4-27-1323.  If the dissenting shareholder demands payment in compliance with Ark. Code Ann. § 4-27-1323, Arvest will pay each dissenting shareholder the amount that Arvest (as successor to Bear State) estimates to be the fair value of the shares. If a dissenting shareholder objects to such valuation, the shareholder may provide Arvest its estimate of the fair value of its shares and demand payment for such amount within 30 days after Arvest makes or offers payment for the dissenting shareholder’s shares. After receipt of such demand, Arvest may either (i) pay the dissenting shareholder the amount demanded by the shareholder or (ii) within 60 days of such receipt, petition a court to determine the fair value of the shares. If Arvest fails to take either of the foregoing actions within 60 days of such receipt, it shall pay the dissenting shareholder the amount demanded by such shareholder.

If you comply with the dissenters’ rights requirements, the fair value of your Bear State shares, determined in the manner described above, and which may be more or less than the value of the merger consideration you would have received in the merger had you not dissented, will be paid to you in cash. This cash payment will be taxable to you in the same manner as if you had not exercised dissenters’ rights.

Delisting and Deregistration of Bear State Shares (Page 72)

If the merger is completed, Bear State common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”). As a result, we will no longer file periodic reports with the SEC on account of Bear State common stock.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement, the voting agreements and the special meeting. These questions and answers may not address all questions that may be important to you as a Bear State shareholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety.

Q.	What is the proposed merger transaction and what effects will it have on Bear State?

A.

The proposed merger transaction is the acquisition of Bear State by Arvest pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by Bear State shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Acquisition will merge with and into Bear State, with Bear State being the surviving corporation. Following the merger, Arvest intends to either dissolve and liquidate Bear State or merge Bear State into Arvest, causing the separate corporate existence of Bear State to terminate, after which Arvest intends to merge Bear State Bank with and into Arvest, with Arvest surviving. As a result of the merger, Bear State (as the surviving corporation in the merger) will no longer be a publicly-traded corporation, and you, as a holder of Bear State shares, will be entitled to receive the merger consideration of $10.28 per share in cash, but will no longer have any ownership interest in or interest in the future earnings or growth of Bear State. In addition, following the merger, Bear State shares will be delisted from NASDAQ and deregistered under the Exchange Act, and Bear State will no longer file periodic reports with the SEC on account of Bear State shares.

Q.	What will I receive if the merger is completed?

A.

Upon completion of the merger, for each Bear State share that you own (unless you have properly exercised your dissenters’ rights and demanded payment of the fair value of your Bear State shares) you will be entitled to receive $10.28 in cash, without interest, less any applicable withholding or transfer taxes. For example, if you own 100 Bear State shares, you will receive $1,028 cash consideration, less any applicable withholding or transfer taxes.

Q.	What will a holder of Bear State stock options, restricted stock units or warrants receive in the merger?

A.

At the effective time of the merger all stock options, whether vested or unvested, and all restricted stock units will be cancelled and automatically converted into the right to receive a cash amount equal to (i) in the case of options, the aggregate number of shares of Bear State common stock subject to such option multiplied by the difference between $10.28 and the exercise price of such option and (ii) in the case of restricted stock units, $10.28 per unit. Additionally, at the effective time of the merger, all warrants to purchase Bear State common stock will be cancelled and automatically converted into the right to receive a cash amount equal to the aggregate number of shares of Bear State common stock subject to such warrant multiplied by the amount of the difference between $10.28 and the exercise price of such warrant.

Q.	How does the per share consideration compare to the market price of Bear State shares on the last trading day prior to announcement of the merger?

A.

The per share merger consideration represents an approximately 12% premium over Bear State’s closing share price of $9.20 on August 21, 2017, the last trading day before the transaction was announced, and Bear State’s volume-weighted average trading price for the 30-day trading period ending August 21, 2017.

Q.	When do you expect the merger to be completed?

A.

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing to occur late in the fourth quarter of 2017 or during the first quarter of 2018.

Q.	What happens if the merger is not completed?

A.

If the merger agreement is not adopted by Bear State shareholders or if the merger is not completed for any other reason, Bear State shareholders will not receive any payment for their Bear State shares in connection with the merger. Instead, Bear State will remain an independent public company and Bear State shares will continue to be listed and traded on NASDAQ. Under certain circumstances specified in the merger agreement, Bear State may be required to pay a termination fee of $14 million to Arvest in connection with the termination of the merger agreement, as described in “The Merger Agreement—Termination Fees.”

Q.	What conditions must be satisfied to complete the merger?

A.

Bear State, Bear State Bank, Arvest and Acquisition are not required to complete the merger unless a number of conditions are satisfied or waived as described in “The Merger Agreement—Conditions to Completion of the Merger.” These conditions include, among others, (i) approval of the merger and the merger agreement by a majority of the Bear State shares outstanding and entitled to vote at the special meeting; (ii) the receipt of the required regulatory approvals from the Federal Reserve and the Arkansas State Bank Department and the expiration of any statutory waiting periods in respect thereof, without the imposition of a burdensome condition on Arvest or any of its subsidiaries; and (iii) the absence of any law or order prohibiting the consummation of the merger.

Completion of the merger is also subject to other customary conditions in favor of the parties, regarding the accuracy of the other party’s or parties’ representations and warranties (subject to customary materiality qualifiers) and the other party’s or parties’ compliance with its covenants and agreements contained in the merger agreement (subject to customary materiality qualifiers).

Arvest’s and Acquisition’s obligations to complete the merger are also subject certain conditions, including (i) the absence of a material adverse effect with respect to Bear State or Bear State Bank; (ii) Arvest’s entry into restrictive covenant agreements with certain directors and officers of Bear State; (iii) holders of no more than five percent of the outstanding Bear State shares having elected to exercise dissenters’ rights; and (iv) a minimum shareholders’ equity requirement with respect to Bear State.

Q.	Is the merger expected to be taxable to U.S. holders?

A.

Yes. The exchange of Bear State shares for cash pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your Bear State shares in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such Bear State shares and your adjusted tax basis in such Bear State shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Notwithstanding the foregoing, the merger will not be taxable with respect to Bear State shares held in the Bear State 401(k) plan. Investments in the plan will be taxable upon distribution from the plan.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.

You are receiving this proxy statement and proxy card or voting instruction form because you owned Bear State shares as of October 4, 2017, the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your Bear State shares with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of shareholders of Bear State will be held on Wednesday, November 15, 2017, at 10:30 a.m., local time, at 900 South Shackleford Rd., Suite 605, Little Rock, Arkansas 72211.

Q.	What is the difference between holding Bear State shares as a shareholder of record and as a beneficial owner?

A.

If on October 4, 2017, your Bear State shares were registered directly in your name with our transfer agent, then you are a shareholder “of record.” If you are a shareholder of record, you may vote in person at the special meeting, or submit a proxy by mail, over the Internet or by telephone. Whether or not you plan to attend the special meeting, we urge you to submit a proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already submitted a proxy. Voting in person at the special meeting will revoke any previously submitted proxy.

If on October 4, 2017, your Bear State shares were not held in your name, but rather in an account at a bank, broker, dealer, or other similar organization, then your Bear State shares are held in “street name” and you are the beneficial owner of the Bear State shares. If you are a beneficial owner of Bear State shares registered in the name of your bank, broker, or other nominee, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Please complete and mail that voting instruction form to ensure that your vote is counted. Alternatively, you may submit voting instructions by telephone or over the Internet, as instructed by your broker or bank. To vote in person at the special meeting, you must obtain a valid proxy from your bank, broker or other nominee. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.

Q.	If my Bear State shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my Bear State shares for me?

A.

Your bank, broker or other nominee will only be permitted to vote your Bear State shares if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your Bear State shares. Banks, brokers or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposals to be considered at the special meeting, and, as a result, absent specific instructions from the beneficial owner of such Bear State shares, banks, brokers or other nominees are not empowered to vote those Bear State shares on non-routine matters. If you do not instruct your bank, broker or other nominee to vote your Bear State shares, your Bear State shares will not be voted, and the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, but will not have any effect on the outcome of the other proposals described in this proxy statement.

Q.	What am I being asked to vote on at the special meeting?

A.

You are being asked to consider and vote on (i) a proposal to adopt the merger agreement, which provides for the acquisition of Bear State by Arvest, (ii) an advisory (non-binding) resolution to approve certain compensation arrangements for Bear State’s named executive officers in connection with the merger, which we refer to as the “golden parachute proposal,” and (iii) a proposal to adjourn the special meeting, necessary, desirable or appropriate, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement, which we refer to as the “adjournment proposal.”

Q.	What is the quorum requirement?

A.

Under Bear State’s bylaws, holders of a majority of Bear State shares issued and outstanding and entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. If you are a shareholder of record and you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting. Because, under applicable rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of Bear State shares held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as represented in person or by proxy at the special meeting if no other matters are brought before the meeting. Although we do not expect to bring any matters before the meeting other than the three proposals described in this proxy statement, if an additional matter is brought before the meeting and is one on which brokers have discretionary voting authority, then broker non-votes will be counted for purposes of determining a quorum.

Your vote and attendance at the special meeting is very important, regardless of the number of shares of Bear State common stock you own. Because shareholders cannot take any action at the meeting unless a quorum is present at the special meeting, it is important that you attend, or are represented by proxy, at the meeting. Accordingly, we urge you to return your proxy card, submit your proxy by phone or the Internet, vote in person or, if your shares are held in “street name” instruct your bank, broker or other nominee to vote your Bear State shares, as promptly as possible, to ensure your shares are represented at the meeting.

Q.	How does the Bear State board recommend that I vote?

A.

The recommendations of the Bear State board of directors are set forth under the description of each proposal in this proxy statement. In summary, the board of directors recommends that you vote (i) “FOR” approval of the proposal to adopt the merger agreement, (ii) “FOR” approval of the golden parachute proposal, and (iii) “FOR” approval of the adjournment proposal.

Q.	What vote is required for Bear State’s shareholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding Bear State shares entitled to vote on the proposal to adopt the merger agreement.

Because the affirmative vote required to adopt the merger agreement is based upon the total number of outstanding Bear State shares entitled to vote on the proposal, if you abstain, fail to return your proxy card, fail to submit a proxy by phone or Internet, fail to vote in person at the special meeting, or, if your shares are held in “street name,” fail to provide your bank, broker or other nominee with instructions, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. As described elsewhere in this proxy statement, special rules apply with respect to the voting of Bear State shares held in the Bear State 401(k) plan.

Q.	What vote of Bear State shareholders is required to approve the golden parachute proposal?

A.

Approving the golden parachute proposal requires the affirmative vote of holders of a majority of the votes cast at the special meeting, whether in person or represented by proxy. Abstentions and broker non-votes will have no effect on the golden parachute proposal. The golden parachute proposal is an advisory vote, and therefore, it will not be binding on Bear State, the Bear State board or the compensation committee of the board, nor will it create or imply any change in the fiduciary duties of the directors.

Q.	What vote of our shareholders is required to approve the adjournment proposal?

A.

Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the votes cast at the special meeting, whether in person or represented by proxy. Abstentions and broker non-votes will have no effect on the adjournment proposal.

Q.	Why am I being asked to consider and vote on the golden parachute proposal?

A.

Under Section 14A of the Exchange Act and SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Bear State’s named executive officers that is based on or otherwise relates to the merger, which is commonly referred to as “golden parachute” compensation.

Q.	What will happen if Bear State’s shareholders do not approve the golden parachute proposal?

A.

Approval of the golden parachute proposal is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on Bear State or the surviving corporation. Because the “golden parachute” compensation that is the subject of the golden parachute proposal is based on contractual arrangements with Bear State’s named executive officers and the merger agreement, such compensation may be payable, regardless of the outcome of the advisory vote, if the merger agreement is adopted and the merger is consummated (subject only to the contractual obligations applicable thereto).

Q.	Are there any voting agreements with existing shareholders?

A.

Yes. As a condition and inducement to the willingness of Arvest to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, Arvest entered into voting agreements with Richard Massey and BSF Holdings, who collectively own approximately 42% of the outstanding Bear State shares as of the record date. The form voting agreement, which is attached as Appendix B to this proxy statement, requires such shareholders to vote all of their Bear State shares in favor of adoption of the merger agreement and generally prohibits them from entering into agreements regarding or transferring their shares, subject to certain exceptions.

Q.	Do any of Bear State’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A.

In considering the recommendation of the Bear State board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Bear State shareholders generally. The Bear State board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of Bear State. See “The Merger—Interests of Certain Persons in the Merger” and “Proposal No. 2—Advisory Vote on Merger-Related Compensation for Bear State’s Named Executive Officers.”

Q.	Who can vote at the special meeting?

A.

Only our shareholders of record at the close of business on the record date for the meeting, October 4, 2017, are entitled to vote at the special meeting. On the record date, we had 37,729,837 shares of common stock issued and outstanding.

Q.	How many votes do I have?

A.

Each holder of Bear State shares is entitled to cast one vote on each matter properly brought before the special meeting for each Bear State share that such holder owned as of October 4, 2017, the record date for the special meeting.

Q.	How do I vote?

A.	If you are the record holder of your shares, you may vote in any of the following ways:

●	By Proxy. Shareholders of record have a choice of voting by proxy:

o

Over the Internet: Go to the website of our tabulator, Computershare Trust Company, N.A., or Computershare, at www.investorvote.com/BSF. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on Tuesday, November 14, 2017, the day before the special meeting, for your proxy to be valid and your vote to count;

o

By Telephone: Call 1-800-652-VOTE (8683), toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on Tuesday, November 14, 2017, the day before the special meeting, for your proxy to be valid and your vote to count; or

o

By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage-paid envelope to Computershare. Your shares will be voted according to your instructions. Computershare must receive the proxy card by Tuesday, November 14, 2017, the day before the special meeting, for your proxy to be valid and your vote to count. If you vote by submitting a proxy card, your shares will be voted at the special meeting in accordance with your instructions. If you sign and return the proxy card but do not give any instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Bear State board as set forth in this proxy statement.

●

In Person. You may attend the special meeting and cast your vote in person. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting using one of the proxy voting methods described above.

Proxies solicited hereby may be exercised only at the special meeting and any adjournment or postponement of the special meeting and will not be used for any other meeting.

If your shares are held in “street name” by a bank, broker or other nominee, such bank, broker or other nominee is deemed the record holder of your shares. If you wish to vote in person at the meeting, you must obtain from your bank, broker or other nominee, and bring with you to the meeting, a “legal proxy” from the bank, broker or other nominee issued in your name. If you do not plan to vote in person at the special meeting, please mark, date, sign, and return the voting instruction form you received from your bank, broker or other nominee with this proxy statement. As indicated on the form or other documentation provided to you by your bank, broker or other nominee, you may have the choice of voting your shares over the Internet or by telephone as instructed by your bank, broker or other nominee. To do so, follow the instructions on the form you received from your bank, broker or other nominee.

If you wish to attend the special meeting in person, you may obtain directions to the meeting location by calling (501) 975-6033.

Q.	How do I vote if I own Bear State’s shares through the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan?

A.

Bear State shares held in the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan, which we refer to as the Bear State 401(k) plan, are held of record and are voted by the trustee of the Bear State 401(k) plan at the direction of Bear State 401(k) plan participants. Participants in the Bear State 401(k) plan will be provided with a voting instruction card and separate cover letter with these proxy materials. If you participate in the Bear State 401(k) plan, you may give voting instructions as to the number of full and fractional Bear State shares allocable to your account as of the record date for determining the shareholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. An independent fiduciary, Fiduciary Counselors Inc., has been appointed to represent the interests of plan participants and beneficiaries in connection with the merger vote. You may provide voting instructions to the trustee by completing and returning the voting instruction card accompanying this proxy statement, or submitting your voting instructions by telephone or the Internet. As a beneficial owner of Bear State stock, you also may provide directions to the trustee to provide notice of your intent to exercise your dissenters’ rights. You will be responsible for making a written demand for payment of fair value. The trustee will vote your Bear State shares (and provide notice of your intent to exercise your dissenters’ rights, if you provided that direction) in accordance with your completed voting instruction card if it is received by November 8, 2017, except in the unlikely event that the independent fiduciary determines that voting your shares in accordance with your instructions would be inconsistent with ERISA. If you do not provide voting instructions on or before November 8, 2017, or if you return your voting instruction card with an unclear voting designation or no voting designation at all, the trustee will vote the number of full and fractional Bear State shares allocable to your account in accordance with directions provided by Fiduciary Counselors.  Note that if you hold Bear State shares inside the Bear State 401(k) plan and hold other Bear State shares outside the plan, you will receive separate proxy statements and proxy cards. Please use the proper envelope for each card.

Bear State shares held in the Bear State 401(k) plan may NOT be voted by plan participants in person at the special meeting as the trustee of the Bear State 401(k) plan votes the applicable Bear State shares at or before the special meeting.

Q.	How can I change or revoke my proxy?

A.	If you are the record holder of your shares, you may revoke any prior proxy, regardless of how your proxy was originally submitted, by:

●	sending a written statement to that effect to our Corporate Secretary, which must be received by us by 5:00 p.m. on the business day immediately prior to the date of the special meeting;

●	submitting a properly signed proxy card dated a later date;

●	providing new voting instructions via the Internet or by telephone as instructed above; or

●	attending the meeting in person and voting your Bear State shares.

Only your latest Internet or telephone vote prior to 11:59 p.m., Eastern Time, on Tuesday, November 14, 2017 or your latest dated, valid proxy card received by Computershare not later than Tuesday, November 14, 2017 will be counted.

If you hold Bear State shares in “street name,” you should contact the intermediary for instructions on how to change your voting instruction.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.

If you received more than one proxy card, your Bear State shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the Bear State shares shown on each proxy card that you receive in order for all of your Bear State shares to be voted at the meeting.

Q.	What happens if I sell my Bear State shares before the special meeting?

A.

The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your Bear State shares after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your Bear State shares and each of you notifies Bear State in writing of such special arrangements, you will retain your right to vote such Bear State shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your Bear State shares.

Q.	What happens if I sell my Bear State shares after the special meeting but before the effective time of the merger?

A.

If you transfer your Bear State shares after the special meeting but before the effective time, you will have transferred the right to receive the per share merger consideration to the person to whom you transferred your Bear State shares. In order to receive the per share merger consideration, you must hold your Bear State shares through the completion of the merger.

Q.	Who is paying for this proxy solicitation?

A.

Bear State will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. Bear State will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of Bear State’s common stock. In addition to solicitations by mail, officers and regular employees of Bear State may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

Q.	Should I send in my stock certificates now?

A.

No. If the proposal to adopt the merger agreement is approved, promptly after the completion of the merger, you will be sent a letter of transmittal describing how you may exchange your Bear State shares for the per share merger consideration. If your Bear State shares are held in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee for instructions as to how to effect the surrender of your “street name” Bear State shares in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise dissenters’ rights under the Arkansas Business Corporation Act of 1987 instead of receiving the per share merger consideration for my Bear State shares?

A.

Yes. If you are a Bear State shareholder and you follow the procedures prescribed by the ABCA, you may dissent from the merger and receive the fair value of your shares of Bear State common stock as determined pursuant to those procedures. To perfect your dissenters’ rights, you must precisely follow the procedures specified in the ABCA at Ark. Code Ann. §§ 4-27-1301 et seq., which are summarized under “Dissenters’ Rights” on page 72 and the relevant portions of which have been excerpted and included as Appendix D to this proxy statement.

Q.	Who can help answer any other questions I might have?

A.	If you have any questions or need assistance voting your Bear State shares, please contact Brenda Jackson by calling (870) 365-8331, or by e-mailing bjackson@bearstatebank.com.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement, other filings made by Bear State with the SEC and other oral and written statements or reports by Bear State, Bear State Bank or the management thereof, include certain forward-looking statements that are intended to come within the safe harbor afforded by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include, without limitation, statements relating to the terms and closing of the proposed transaction between Bear State and Arvest. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “will,” “forecast,” “should,” and similar expressions, or the negative thereof, as they relate to Bear State, Bear State Bank or the management thereof, are intended to identify forward-looking statements.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, assumptions and changes in circumstances that are difficult to predict and many of which are outside of our control. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, many of which are beyond the parties’ control, including the parties’ ability to consummate the transaction or satisfy the conditions to the completion of the transaction, including the receipt of shareholder approval; the receipt of regulatory approvals required for the transaction on the terms expected or on the anticipated schedule; the failure of the proposed merger to close for any other reason; the effect of the announcement of the merger on customer relationships and operating results (including, without limitation, difficulties in maintaining relationships with employees or customers); the diversion of management time on transaction related issues; general competitive, economic, political and market conditions and fluctuations; and changes in the regulatory environment. These forward-looking statements are also qualified by, and should be read together with, the “Cautionary Note About Forward-Looking Statements,” the “Risk Factors” and the other statements in Bear State’s Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, each as filed with the SEC and available at www.sec.gov, and shareholders should refer to such risk factors and other statements in evaluating the forward-looking statements contained in this proxy statement (see “Where You Can Find More Information”).

Any forward-looking statements speak only as of the date of this proxy statement, and Bear State does not undertake any obligation to correct or update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events except as otherwise required by law. New factors may emerge from time to time, and it is not possible for Bear State to predict all such factors. Furthermore, it may not be possible for Bear State to assess the impact of any such factor on its business (viewed independently or together) or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents referred to or incorporated by reference, the dates of those documents.

PARTIES TO THE MERGER

Bear State Financial, Inc.

Bear State Financial, Inc.
900 South Shackleford Rd., Suite 401
Little Rock, Arkansas 72211
Telephone: (501) 975-6033

Bear State Financial, Inc., an Arkansas corporation, is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act. Bear State has one subsidiary, Bear State Bank. The business and management of Bear State consists of the business and management of Bear State Bank. Bear State’s common stock trades on NASDAQ under the symbol “BSF.”

At June 30, 2017, Bear State had consolidated assets of $2.24 billion, total loans of $1.66 billion, deposits of $1.70 billion and stockholders’ equity of $244.5 million.

Bear State Bank

Bear State Bank
c/o Bear State Financial, Inc.
900 South Shackleford Rd., Suite 401
Little Rock, Arkansas 72211
Telephone: (501) 975-6033

Bear State Bank is a state chartered bank conducting business from its home office in Little Rock, Arkansas, 42 branches, three personalized technology centers equipped with interactive teller machines and three loan production offices which are located in various communities in Arkansas, Missouri and Oklahoma.

Bear State Bank is jointly supervised by the Arkansas State Bank Department (“ASBD”) and the Federal Reserve. Bear State Bank is also regulated by the Federal Deposit Insurance Corporation (“FDIC”), the administrator of the Deposit Insurance Fund (“DIF”), and its deposits are insured by the DIF to the maximum extent permitted by law.

Bear State Bank is a community-oriented financial institution offering a broad line of financial products to individuals and business customers. Retail and business deposit accounts include noninterest bearing and interest bearing checking accounts, savings and money market accounts, certificates of deposit, and individual retirement accounts. Loan products offered by Bear State Bank include residential real estate, consumer, construction, lines of credit, commercial real estate and commercial business loans. Other financial services include automated teller machines; 24-hour telephone banking; online banking, including account access, bill payment, and e-statements; mobile banking, including remote deposit capture and funds transfer; Bounce ProtectionTM overdraft service; debit cards; and safe deposit boxes.

Arvest Bank

Arvest Bank
c/o Arvest Bank Group, Inc.
110 NW 2nd Street, Suite 300
Bentonville, Arkansas 72712
Telephone: (479) 750-1400

Arvest Bank (“Arvest”) is an Arkansas state-chartered bank legally located in Fayetteville, Arkansas and which operated 254 branches in Arkansas, Kansas, Missouri and Oklahoma as of August 31, 2017. Arvest Bank Group, Inc., an Arkansas corporation is the sole owner of Arvest Holdings, Inc., an Arkansas corporation, the sole owner of all of the common stock of Arvest Bank. Both Arvest Bank Group, Inc. and Arvest Holdings, Inc. are registered bank holding companies under the BHC Act.

Arvest is supervised by the ASBD, the Federal Reserve, the Consumer Financial Protection Bureau and by the FDIC. The deposits of Arvest are insured by the DIF to the maximum extent permitted by law.

Arvest offers a broad line of financial products to individuals and business customers. Retail and business deposit accounts include noninterest bearing and interest bearing checking accounts, savings and money market accounts, certificates of deposit, and individual retirement accounts. Loan products offered by Arvest include residential real estate, equipment finance, consumer, construction, lines of credit, letters of credit, commercial real estate and commercial business loans. Other financial services include automated teller machines; 24-hour telephone banking; online banking, including account access, bill payment, and e-statements; mobile banking, including remote deposit capture and funds transfer; overdraft service; credit and debit cards; mortgage servicing, wire transfer, ACH, treasury management and safe deposit boxes. Arvest also provides access to investment, mortgage, title and insurance services through its subsidiaries.

At June 30, 2017, Arvest had consolidated assets of $17.30 billion, total loans of $10.18 billion, deposits of $14.98 billion and stockholders’ equity of $1.76 billion.

Acquisition

Arvest Acquisition Sub, Inc.
c/o Arvest Bank Group, Inc.
110 NW 2nd Street, Suite 300
Bentonville, Arkansas 72712
Telephone: (479) 750-1400

Acquisition is a wholly-owned subsidiary of Arvest and was formed on August 21, 2017. Acquisition was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Bear State board for use at the special meeting to be held on November 15, 2017, at 10:30 a.m., local time, at 900 South Shackleford Rd., Suite 605, Little Rock, Arkansas, 72211, or at any postponement or adjournment thereof.

Purpose of the Special Meeting

At the special meeting, holders of Bear State shares will be asked to:

●	consider and vote on a proposal to adopt the merger agreement (Proposal 1 on your proxy card);

●

consider and vote on an advisory (non-binding) resolution to approve certain compensation arrangements for Bear State’s named executive officers in connection with the merger (Proposal 2 on your proxy card) (the “golden parachute proposal”); and

●	consider and vote on a proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies (Proposal 3 on your proxy card) (the “adjournment proposal”).

The Bear State board recommends that you vote “FOR” each of the above proposals. Bear State’s shareholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our shareholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Appendix A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Holders and “Street Name” Holders

If your Bear State shares are registered directly in your name with Computershare, our transfer agent, you are considered, with respect to those Bear State shares, the “shareholder of record.” This proxy statement and proxy card have been sent directly to you by Bear State.

If your Bear State shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of Bear State shares held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those Bear State shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your Bear State shares by following their instructions for voting.

Record Date; Quorum and Adjournment

The Bear State board has fixed the close of business on October 4, 2017 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting, and only holders of record of Bear State shares on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting. As of the close of business on the record date, there were 37,729,837 Bear State shares outstanding and entitled to vote, held by 597 holders of record. You will have one vote on all matters properly coming before the special meeting for each Bear State share that you owned on the record date.

Holders of a majority of the Bear State shares issued and outstanding and entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. Bear State shares represented at the special meeting but not voted, including Bear State shares for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Because, under applicable rules, banks, brokers and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of Bear State shares held in “street name” does not give voting instructions to the bank, broker or other nominee, then those shares will constitute broker non-votes and will not be counted as represented in person or by proxy at the special meeting.

In the event that a quorum is not present at the special meeting, the special meeting and any adjourned or postponed session of the special meeting may be adjourned or postponed to solicit additional proxies. Pursuant to the Arkansas Business Corporation Act of 1987, or the ABCA, approval of the adjournment of the special meeting in a situation in which a quorum is not present or represented at the special meeting requires the affirmative vote of holders of a majority of Bear State shares entitled to vote at the special meeting and represented either in person or by proxy. Even if a quorum is present at the special meeting, if Bear State shareholders approve the adjournment proposal, the special meeting may be adjourned, if necessary, desirable or appropriate, to solicit additional proxies.

Although we do not expect to bring any matters before the meeting other than the three proposals described in this proxy statement, if an additional matter is brought before the meeting and is one on which brokers have discretionary voting authority, then broker non-votes will be counted for purposes of determining a quorum.

Vote Required

Proposal No. 1 – Adoption of the merger agreement

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Bear State shares entitled to vote on the proposal. For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. Broker non-votes will not be counted as present at the meeting for quorum purposes and will not be counted as votes cast in favor of the proposal to adopt the merger agreement. If you abstain, fail to return your proxy card, fail to submit your proxy by phone or Internet, fail to vote in person at the special meeting, or, if your shares are held in “street name,” fail to provide your bank, broker or other nominee with instructions, it will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement. As described elsewhere in this proxy statement, special rules apply with respect to the voting of Bear State shares held in the Bear State 401(k) plan.

Proposal No. 2 – Golden parachute proposal

Approving the golden parachute proposal requires the affirmative vote of holders of a majority of the votes cast at the special meeting, whether in person or represented by proxy. For the golden parachute proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have no effect on the golden parachute proposal. The golden parachute proposal is an advisory vote, and therefore, it will not be binding on Bear State, the Bear State board or the compensation committee of the board, nor will it create or imply any change in the fiduciary duties of the directors.

Proposal No. 3 – Adjournment proposal

The adjournment proposal requires the affirmative vote of holders of a majority of the votes cast at the special meeting, whether in person or represented by proxy. For the adjournment proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have no effect on the adjournment proposal.

Voting Agreements

Certain shareholders of Bear State have entered into voting agreements with Arvest, pursuant to which each such shareholder has agreed to vote “FOR” the proposal to adopt the merger agreement and generally prohibits them from entering into agreements regarding or transferring their shares, subject to certain exceptions. As of the close of business on the record date, these shareholders beneficially owned, in the aggregate, 15,940,880 issued and outstanding Bear State shares, allowing them to exercise approximately 42% of the voting power of Bear State shares. While not mandated by the voting agreements, we currently expect that these shareholders will vote their Bear State shares in favor of the golden parachute proposal and the adjournment proposal.

How to Vote

If you are a shareholder of record, you may have your Bear State shares voted on matters presented at the special meeting in any of the following ways:

●	By Proxy. Shareholders of record have a choice of voting by proxy:

o

Over the Internet: Go to the website of our tabulator, Computershare Trust Company, N.A., or Computershare, at www.investorvote.com/BSF. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on Tuesday, November 14, 2017, the day before the special meeting, for your proxy to be valid and your vote to count;

o

By Telephone: Call 1-800-652-VOTE (8683), toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on Tuesday, November 14, 2017, the day before the special meeting, for your proxy to be valid and your vote to count; or

o

By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage-paid envelope to Computershare. Your shares will be voted according to your instructions. Computershare must receive the proxy card by Tuesday, November 14, 2017, the day before the special meeting, for your proxy to be valid and your vote to count. If you vote by submitting a proxy card, your shares will be voted at the special meeting in accordance with your instructions. If you sign and return the proxy card but do not give any instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Bear State board as set forth in this proxy statement.

●

In Person. You may attend the special meeting and cast your vote in person. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting using one of the proxy voting methods described above.

If you are a beneficial owner of Bear State shares held in “street name”, you should receive instructions from your bank, broker or other nominee that you must follow in order to have your Bear State shares voted. Those instructions will identify which of the above choices are available to you in order to have your Bear State shares voted. Please note that if you are a beneficial owner of Bear State shares held in “street name” and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, broker or other nominee at the special meeting.

Please refer to the instructions on your proxy card or voting instruction form to determine the deadlines for submitting your proxy over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be received by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you submit a proxy, regardless of the method you choose to submit such proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your Bear State shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Bear State shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your Bear State shares should be voted on a matter, the Bear State shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the golden parachute proposal and “FOR” approval of the adjournment proposal.

IT IS IMPORTANT THAT YOU VOTE YOUR BEAR STATE SHARES PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of October 4, 2017, the record date for the special meeting, the directors and executive officers of Bear State beneficially owned and were entitled to vote, in the aggregate, 17,170,925 Bear State shares, representing approximately 45.51% of the outstanding Bear State shares. We currently expect that each of our directors and executive officers will vote their Bear State shares in favor of each of the proposals to be presented at the special meeting.

Revocation of Proxies

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later dated proxy through any of the methods available to you, by giving written notice of revocation to Bear State’s Corporate Secretary, which must be filed with the Corporate Secretary by 5:00 p.m. on the business day immediately prior to the date of the special meeting, or by attending the special meeting and voting in person. Attending the special meeting alone, without voting at the special meeting, will not be sufficient to revoke your proxy. Written notice of revocation should be mailed to: Bear State Financial, Inc., Attention: Corporate Secretary, 900 South Shackleford Rd., Suite 401, Little Rock, Arkansas 72211.

Shares Held in the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan

Bear State shares held in the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan, which we refer to as the Bear State 401(k) plan, are held of record and are voted by the trustee of the Bear State 401(k) plan at the direction of Bear State 401(k) plan participants. Participants in the Bear State 401(k) plan will be provided with a voting instruction card and separate cover letter with these proxy materials. If you participate in the Bear State 401(k) plan, you may give voting instructions as to the number of full and fractional Bear State shares allocable to your account as of the record date for determining the shareholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. An independent fiduciary, Fiduciary Counselors Inc., has been appointed to represent the interests of plan participants and beneficiaries in connection with the merger vote. You may provide voting instructions to the trustee by completing and returning the voting instruction card accompanying this proxy statement, or submitting your voting instructions by telephone or the Internet. As a beneficial owner of Bear State stock, you also may provide directions to the trustee to provide notice of your intent to exercise your dissenters’ rights. You will be responsible for making a written demand for payment of fair value. The trustee will vote your Bear State shares (and provide notice of your intent to exercise your dissenters’ rights, if you provided that direction) in accordance with your completed voting instruction card if it is received by November 8, 2017, except in the unlikely event that the independent fiduciary determines that voting your shares in accordance with your instructions would be inconsistent with ERISA. If you do not provide voting instructions on or before November 8, 2017, or if you return your voting instruction card with an unclear voting designation or no voting designation at all, the trustee will vote the number of full and fractional Bear State shares allocable to your account in accordance with directions provided by Fiduciary Counselors.  Note that if you hold Bear State shares inside the Bear State 401(k) plan and hold other Bear State shares outside the plan, you will receive separate proxy statements and proxy cards. Please use the proper envelope for each card.

Bear State shares held in the Bear State 401(k) plan may NOT be voted by plan participants in person at the special meeting as the trustee of the Bear State 401(k) plan votes the applicable Bear State shares at or before the special meeting, after receiving voting instructions from the plan participants.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of the necessary closing conditions (including approval by the Bear State shareholders), we currently expect the closing to occur late in the fourth quarter of 2017 or the first quarter of 2018. The closing is required to take place on the fifth business day following the date that the conditions set forth in the merger agreement (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other time as Arvest and Bear State may mutually agree.

The merger will become effective at such time as the articles of merger are duly filed with the Arkansas Secretary of State or at such later time as may be specified in such articles of merger. See “The Merger Agreement —Effects of the Merger.”

Rights of Shareholders Who Seek Appraisal

If you are a Bear State shareholder and you follow the procedures required by ABCA, you may dissent from the merger and receive the fair value of your shares of Bear State common stock as determined pursuant to those procedures. To perfect your dissenters’ rights, you must precisely follow the procedures specified in the ABCA at Ark. Code Ann. §§ 4-27-1301 et seq., the relevant portions of which have been excerpted and included as Appendix D to this proxy statement.

In order to perfect your dissenters’ rights and receive payment as a dissenting shareholder, you must:

●	deliver to Bear State before the special meeting written notice of your intent to demand payment for your shares if the merger is effectuated;

●	not vote your shares in favor of the merger; and

●	make a written demand for payment of the fair value of your shares following the merger in accordance with the requirements of Ark. Code Ann. § 4-27-1323.

If you (i) fail to provide notice of dissent to the merger, (ii) vote in favor of the merger or (iii) fail to make a written demand for payment of fair value in accordance with the requirements of Ark. Code Ann. § 4-27-1323, you will be bound by the terms of the merger and the merger agreement, and your shares of Bear State common stock will be converted into the right to receive the merger consideration. While a vote in favor of the merger will waive your dissenters’ rights, a failure to vote against the merger will not constitute a waiver of your dissenters’ rights. A vote against the merger will not be deemed to satisfy any notice requirements under Ark. Code Ann. §§ 4-27-1301 et seq.

If you hold Bear State shares through the Bear State 401(k) plan and want to exercise dissenters’ rights, you must indicate your intention to do so on your voting instruction card. You also must not vote in favor of the merger on your voting instruction card. The independent fiduciary for the Bear State 401(k) plan will direct the trustee to vote your shares held in the plan “AGAINST” approval of the merger and will provide notice of your intent to exercise your dissenters’ rights. You will be responsible for making a written demand for payment of fair value.

The value of dissenting shares will be determined, as of the time immediately before effectuation of the merger but excluding any appreciation or depreciation in anticipation of the merger (unless exclusion would be inequitable), by Bear State (or Arvest as the successor thereto). Not later than 10 days following consummation of the merger, Arvest (as successor to Bear State) will deliver a written dissenters’ notice to all shareholders who timely provided an intent to demand payment and did not vote in favor of the merger that will specify a date by which Arvest must receive a payment demand under Ark. Code Ann. § 4-27-1323.  If the dissenting shareholder demands payment in compliance with Ark. Code Ann. § 4-27-1323, Arvest will pay each dissenting shareholder the amount that Arvest (as successor to Bear State) estimates to be the fair value of the shares. If a dissenting shareholder objects to such valuation, the shareholder may provide Arvest its estimate of the fair value of its shares and demand payment for such amount within 30 days after Arvest makes or offers payment for the dissenting shareholder’s shares. After receipt of such demand, Arvest may either (i) pay the dissenting shareholder the amount demanded by the shareholder or (ii) within 60 days of such receipt, petition a court to determine the fair value of the shares. If Arvest fails to take either of the foregoing actions within 60 days of such receipt, it shall pay the dissenting shareholder the amount demanded by such shareholder.

If you comply with the appraisal rights requirements, the fair value of your Bear State shares, determined in the manner described above, and which may be more or less than the value of the merger consideration you would have received in the merger had you not dissented, will be paid to you in cash. This cash payment will be taxable to you in the same manner as if you had not exercised dissenters’ rights.

Solicitation of Proxies; Payment of Solicitation Expenses

Proxies are being solicited by the board of directors of Bear State. Bear State will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. Bear State will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of Bear State’s common stock. In addition to solicitations by mail, officers and regular employees of Bear State may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

THE MERGER

Merger Consideration

At the effective time, each Bear State share issued and outstanding immediately prior to the effective time (other than treasury shares and dissenting shares) will be converted into the right to receive $10.28 per Bear State share, without interest, less any applicable withholding or transfer taxes.

As of the effective time, all such Bear State shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive the per share merger consideration to be paid in accordance with the merger agreement, without interest.

Cash Payment for Outstanding Stock Options and Restricted Stock Units.

In accordance with the terms of the merger agreement, all equity awards outstanding under Bear State’s 2011 Omnibus Incentive Plan, which we refer to as the Incentive Plan, at the effective time of the merger, whether or not vested, will be cancelled and automatically converted into the right to receive a cash amount equal to (i) in the case of options, the aggregate number of shares of Bear State common stock subject to such option multiplied by the difference of $10.28 and the exercise price of such option and (ii) in the case of restricted stock units, $10.28 per unit.

Cash Payment for Outstanding Warrants.

In accordance with the terms of the merger agreement, at the effective time of the merger, all warrants to purchase shares of Bear State common stock will be cancelled and automatically converted into the right to receive a cash amount equal to the aggregate number of shares Bear State common stock subject to such warrant multiplied by the difference of $10.28 and the exercise price of such warrants.

Background of the Merger

Bear State is the holding company of Bear State Bank. In May 2011, Bear State Financial Holdings, LLC, which we refer to as BSF Holdings, led by Richard Massey, Chairman of the board of directors of Bear State, made a significant recapitalizing investment in First Federal Bancshares of Arkansas, Inc. (the predecessor-in-interest to Bear State) and its wholly-owned subsidiary, First Federal Bank, which was a federally-chartered stock savings and loan association based in Harrison, Arkansas with 17 branches located in northwest and north central Arkansas. Mr. Massey and BSF Holdings have led the turnaround and transformation of First Federal Bancshares of Arkansas, Inc. and First Federal Bank, which included strategic acquisitions of First National Security Company (and its subsidiary banks First National Bank of Hot Springs and Heritage Bank, N.A.) in 2014 and Metropolitan National Bank in 2015, consolidating and renaming the banks under the Bear State brand, and converting Bear State Bank’s charter from a national bank to an Arkansas state-chartered bank in 2016.

The board of directors and senior management of Bear State regularly review and assess Bear State’s operations, performance, prospects and strategic direction, as well as the market conditions in the financial services industry and in Bear State’s markets. As part of this review and assessment, Bear State’s board and management regularly consider potential strategic alternatives to achieve Bear State’s strategic goals, strengthen Bear State’s business and maximize shareholder value, including, but not limited to, potential acquisitions and business combinations, as well as a potential sale of Bear State or a merger with another financial institution. To that end, Mr. Massey, Dabbs Cavin, vice chairman of the board of directors of Bear State, and senior management of Bear State have met from time to time with representatives from various banks and financial institutions in Arkansas and in neighboring states to discuss strategic opportunities, including mergers and consolidations.

In early March 2017, Randy Dennis of DD&F Consulting Group, Inc., a bank consulting firm based in Little Rock, Arkansas, which we refer to as DD&F, approached Mr. Massey, noting that Bear State could be an attractive and transformative acquisition candidate for Arvest, and asked for Mr. Massey’s permission to approach Arvest and inquire as to their interest in a potential strategic transaction. In light of the Bear State board’s prior discussions of other strategic alternatives, Mr. Massey authorized Mr. Dennis, acting on behalf of Bear State, to contact representatives of Arvest to gauge their interest in a potential transaction with Bear State. Acting pursuant to Mr. Massey’s authorization, on or about March 13, 2017, Mr. Dennis spoke with the Chairman of the board of directors of Arvest, about a potential transaction between Arvest and Bear State. The Arvest Chairman indicated that Arvest might be interested in a potential transaction, but it could not engage in serious discussions at that particular time. Around that time, Bob Kelly, chief risk officer of Arvest, began to conduct a preliminary due diligence investigation of Bear State by reviewing publicly available information about Bear State. Mr. Dennis discussed the issue further with Arvest on several occasions over the following weeks. In mid-April, Mr. Kelly requested certain immaterial, non-public information about Bear State from Mr. Dennis, as Arvest began to show interest in a potential transaction. Subsequently, the Arvest Chairman and Rick Chapman, vice president of Arvest’s parent holding companies Arvest Bank Group, Inc. and Arvest Holdings, Inc., agreed to a meeting with Mr. Massey and Mr. Dennis.

On June 13, 2017, Messrs. Massey and Dennis met in Bentonville, Arkansas with the Arvest chairman and Mr. Chapman where the Arvest representatives expressed a desire to acquire Bear State in an all-cash transaction. At the meeting, Mr. Dennis distributed information to the parties concerning valuations in recent financial institutions transactions with target companies comparable in size and geographic location to Bear State and its markets, and Mr. Massey noted that the comparable transactions showed recent valuations trending at approximately two times tangible book value. Mr. Massey also informed the Arvest representatives that if the Bear State board desired to pursue a transaction with Arvest, the directors’ fiduciary duties would require them to take measures to maximize the value to be paid to shareholders, which would most likely mean actively soliciting competing bids from third parties.

On June 22, 2017, Mr. Chapman contacted Mr. Massey and proposed a transaction, subject to formal due diligence and the negotiation of a definitive transaction agreement, whereby Arvest would acquire Bear State in an all-cash transaction valued at $10.53 per share, which represented a premium of approximately 10% to the closing price of Bear State common stock on that date of $9.55 per share, and a 2.04 multiple of Bear State’s tangible book value as of June 30, 2017.

On June 26, 2017, the Bear State board held a special meeting at which Mr. Massey informed the board of the Arvest proposal. At the request of the board, representatives from Kutak Rock LLP, legal counsel to Bear State, which we refer to as Kutak Rock, and DD&F were present. The board discussed its strategic plan as a stand-alone bank, including business and regulatory challenges facing Bear State, such as costs of deposits, a shrinking yield curve, slowing loan growth, and reliance on syndicated loans and commercial real estate loans as primary growth drivers (continued growth of which are anticipated to be curtailed by regulatory concerns, capital levels and tightening credit markets); and local, regional and national economic conditions and forecasts, including the average economic recession and expansion cycles based on historical data and the likelihood of economic recession in the near future. In addition to the challenges facing top-line revenue, the board noted that Bear State’s cost savings from expense management efforts in recent quarters have materially contributed to earnings growth, but that additional cost savings are unlikely to be material as Bear State and Bear State Bank have approached an efficiency ratio of 56%.

Mr. Massey also recounted to the board that since 2011, Bear State’s strategic plan has included both organic growth and growth through acquisitions. He noted that with increasing regulation and declining margins, he believed Bear State Bank needed to grow to between $3 and $5 billion in total assets to continue to generate attractive yields. To that end, Mr. Massey and senior management of Bear State have actively sought out acquisition targets in Arkansas, Missouri and surrounding states. Mr. Machen noted the difficulty in finding attractive acquisition candidates that would be accretive to Bear State or that were otherwise a good strategic fit. Mr. Massey noted potential acquisition opportunities in Oklahoma and Louisiana, but noted certain risks and concerns in those markets, including the ongoing adverse impact of depressed oil and gas prices.

The board also discussed the Arvest proposal and the potential interest of other persons in acquiring Bear State. David McDaniel of Kutak Rock reviewed with the board the directors’ fiduciary duties and other legal matters relating to the consideration of a potential strategic transaction. Following the discussion, the board authorized Mr. Massey and senior management to continue discussions with Arvest on a non-exclusive basis, to enter into a confidentiality agreement with Arvest and to allow Arvest to conduct a due diligence review of Bear State, and to perform a market check to determine if any other acquirers for Bear State might emerge and provide a proposal superior to the Arvest proposal. The board determined that a special transaction committee was unnecessary in this instance because (1) Mr. Massey, who was sufficiently independent of senior management, would lead the negotiations with Arvest on behalf of Bear State and would oversee the market check process, (2) the board as a whole was sufficiently independent of management, with Matt Machen, President and Chief Executive Officer of Bear State, being the only member of senior management serving on the board and (3) with the exception of Mr. Machen, none of the directors had any material special interest in a transaction other than as a shareholder of Bear State. The board also formally engaged DD&F as a consultant to assist in the performance of a market check and to provide other consulting services in connection with a potential transaction. In approving the engagement of DD&F, the board considered DD&F’s experience in advising on merger and acquisition transactions in the banking industry as well as their depth and breadth of knowledge of the banking industry and its participants in both Arkansas and neighboring states. Mr. Massey discussed the need to obtain a fairness opinion from a reputable investment bank in the event that Bear State was able to reach an agreement with Arvest or a third party on a change-in-control transaction and agreed to initiate discussions with various investment bankers and report back to the board.

Bear State and Arvest entered into a confidentiality agreement on June 26, 2017.

On June 29, 2017, Messrs. Massey and Cavin met with representatives of DD&F and Kutak Rock to develop a market check process and a list of potential acquirers whose interest in a potential transaction would be solicited. Messrs. Massey and Cavin reviewed the list of banks with whom they have had prior informal discussions about potential transactions, and Mr. Dennis provided a list of candidates that he determined, based on his professional judgment and knowledge of the marketplace, were most likely to yield a competing offer. These discussions resulted in a list of six financial institutions that were determined the most likely to have the interest and ability to consummate a transaction with Bear State. The parties decided not to include any financial buyers in the market check because of the regulated nature of Bear State’s business and their belief that financial buyers would not have the strategic interest or be able to generate the expected financial returns to make a proposal competitive with strategic acquirers. Beginning on July 5, 2017, representatives of DD&F engaged in discussions with each of the six financial institutions about a potential transaction with Bear State, informing them that expressions of interest in a potential business combination transaction with Bear State should be submitted by July 21, 2017. The market check yielded one acquisition proposal from a third party, publicly-traded financial institution we refer to as Company A, which was submitted on July 20, 2017.

Company A’s proposal contemplated an acquisition of Bear State by Company A in a stock-for-stock merger involving a fixed exchange ratio, subject to modification if the volume weighted average price of Company A’s common stock at closing (VWAP) fell outside a specified cap and collar, resulting in an implied price per share of between $9.45 and $10.95. In the event the VWAP was below the threshold collar price, Company A could elect to increase the number of shares to arrive at the collar price or Bear State could terminate the transaction. In the event the VWAP exceeded the cap price, the number of shares would be decreased to arrive at the cap price. Based on Company A’s closing stock price on July 20, 2017, the proposal reflected an implied per share price of $10.18 on that date. The Company A proposal required Bear State to immediately grant Company A exclusive negotiating rights while Company A conducted a due diligence review of Bear State, and expressed a desire to enter into a definitive agreement during the fourth quarter of 2017 with a targeted closing to occur no earlier than the first quarter of 2018. The Company A proposal requested a response by July 28, 2017.

None of the other financial institutions that DD&F contacted submitted a written expression of interest by July 21, 2017 or thereafter.

On July 14, 2017, Arvest’s legal adviser, Hilburn, Calhoon, Harper, Pruniski & Calhoun, Ltd., which we refer to as Hilburn, sent Kutak Rock a preliminary working draft of the merger agreement and supplemented that with a revised draft on July 24, 2017. The initial drafts of the merger agreement included, among other things, provisions for certain shareholders (not identified in the draft) to enter into voting agreements to support the transaction; a condition that certain key persons (not identified in the draft) enter into a restrictive covenant agreement with Arvest; a non-solicitation provision that would prevent Bear State from discussing or negotiating any third party proposals, subject to certain exceptions; a “force the vote” provision pursuant to which Bear State would be obligated to hold a shareholders’ meeting to consider the transaction (and the shareholders who had entered into the voting agreements would be required to vote in favor of the transaction) even if the Bear State board changed its recommendation in favor of the transaction; a provision that would prevent the Bear State board from submitting any third party proposal to a vote of the Bear State shareholders; and a termination fee payable by Bear State in certain circumstances in the amount of $14 million, which represented approximately 3.5% of the equity value of the proposed transaction.

On July 26, 2017, Kutak Rock sent to Hilburn a revised draft of the merger agreement, reflecting Bear State’s response to Arvest’s initial draft as revised. The revised draft provided that the shareholders subject to voting agreements would be limited to Mr. Massey and BSF Holdings, the exceptions to the non-solicitation provision would be expanded, the prohibition on submitting third party proposals to a vote of Bear State shareholders would be removed, and various other changes to the representations and warranties, pre-closing operating covenants and closing conditions reflected in Arvest’s initial draft.

Also, on July 26, 2017, the Bear State board met for a regularly scheduled meeting. At the request of the board, representatives from Kutak Rock and DD&F were present at the meeting. At the meeting, Mr. Dennis with DD&F provided an overview and summary of the results of the market check process as well as an overview of the Company A proposal. Additionally, Messrs. Machen and Massey and Mr. McDaniel with Kutak Rock discussed the status of Arvest’s due diligence review and the status of the merger agreement. The Bear State board and its advisors discussed the Company A proposal and compared it against the terms of the Arvest proposal. The board noted that the Company A all-stock proposal would subject Bear State to market risk associated with Company A’s stock price, would require termination of negotiations with Arvest, and would not yield a definitive agreement until the fourth quarter of 2017, at the earliest. The board also noted that Bear State shareholders would own approximately 18% of the outstanding shares of Company A on a pro forma basis and expressed concern about the liquidity of those Company A shares. After discussing the Arvest proposal and the Company A proposal, the Bear State board determined that the Arvest proposal constituted a superior proposal. Notwithstanding that determination, the board requested that Mr. Dennis continue discussions with Company A to determine if Company A would modify its proposal to make it more attractive to Bear State’s shareholders. Mr. Massey provided an update on efforts to engage an investment banker to provide a fairness opinion in the event Bear State proceeded with a change-in-control transaction, noting that Raymond James had emerged from the search process as the preferred provider because Raymond James is a nationally recognized investment banking firm that has significant recent experience advising on merger and acquisition transactions in the banking industry and is regularly engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions and other corporate transactions.

Following the board meeting on July 26, 2017, Mr. Massey engaged Raymond James, subject to final approval by the Bear State board, to provide a fairness opinion in the event Bear State was able to reach a definitive agreement with either Arvest or Company A, or any other party.

On July 27, 2017, Mr. Dennis requested an extension of the response deadline for the Company A proposal until August 4, 2017. On July 31, 2017, Mr. Dennis inquired from representatives of Company A whether Company A would modify its proposal to add cash consideration (and if so, the amount of cash consideration Company A was willing to offer) and to provide Bear State shareholders with board representation rights. Mr. Dennis also inquired as to the reasons for the delay in signing until at least the fourth quarter to determine if the process could be expedited. Company A representatives responded the same day, agreeing to the extension and stating that Company A may be willing to add some cash consideration but did not suggest an amount or a range and that Company A would not guarantee board representation to Bear State shareholders. Additionally, the response indicated that Company A’s timeline would not be accelerated.

During the weeks of July 24, July 31, and August 7 and thereafter, Arvest, together with its legal advisers, continued its business, legal and financial due diligence of Bear State and the parties continued to negotiate a definitive merger agreement. On August 2, 2017, Kutak Rock delivered an initial draft of the disclosure schedules to the merger agreement to Hilburn. On August 7, 2017, Hilburn delivered a revised draft of the merger agreement to Kutak Rock, reflecting continued negotiation of the representations and warranties, pre-closing operating covenants and closing conditions as well as the addition of a provision that Bear State would not submit a third party proposal to a vote of the Bear State shareholders prior to submission of the Arvest proposal to a vote of the Bear State shareholders. Additionally, Arvest’s revised draft included a new condition that Bear State’s closing date shareholders’ equity value would not be less than its shareholders’ equity value on June 30, 2017. On August 9, 2017, Kutak Rock delivered a subsequent markup of the merger agreement to Hilburn, requesting a list of persons that Arvest would require to enter into a restrictive covenant agreement, excluding any transaction-related expenses from the closing date shareholders’ equity value closing condition and reflecting additional changes to the agreement.

On August 11, 2017, the board of directors of each of Bear State and Bear State Bank met in a joint special meeting to evaluate the status of the Arvest proposal and the Company A proposal. At the invitation of the board, representatives of Kutak Rock, DD&F and Raymond James were in attendance. Prior to the meeting, among other things, copies of the draft merger agreement (including the related ancillary documents such as the form of voting agreement), presentations prepared by each of Kutak Rock and Raymond James, and proposed board resolutions were made available to the directors. At the meeting, the board ratified the prior engagement of Raymond James. In discussing the Arvest proposal, Mr. Massey summarized his recent discussions with representatives of Arvest, noting that they were attempting to complete their due diligence review by August 10. In the discussion, Mr. Massey had requested Arvest’s confirmation of the $10.53 per share transaction price. The Arvest representatives would not commit to the price. Mr. Massey concluded that the discussion could signal a potential price reduction in the Arvest proposal. Thereafter, Mr. Dennis of DD&F provided an overview of the regulatory application process. Following this discussion, the board revisited the Company A proposal. Mr. Dennis informed the board of his discussions with representatives of Company A on July 27 and July 31, 2017, and the board noted that the current value of the Company A proposal, based on the then current trading price of Company A common stock, was approximately $9.86 per share. At this time, the board reconfirmed its view that the Arvest proposal was superior to the Company A proposal as (i) it provided superior value to the Bear State shareholders, (ii) it provided a shorter time period for signing and closing and thus a definitive agreement was much more likely, (iii) it would not expose the transaction value to the economic risk of the acquirer’s stock price and (iv) it did not require Bear State to cease discussions with other parties.

Following this confirmation, Mr. McDaniel of Kutak Rock provided a brief review of the directors’ fiduciary duties in approving a change-in-control transaction, including an evaluation of competing offers, and a detailed summary of the latest draft of the merger agreement, including the merger consideration provisions, covenants (including the board recommendation, non-solicitation and “force the vote” provisions), closing conditions, termination rights and associated termination fees. Thereafter, representatives of Raymond James provided their preliminary valuation analysis of Bear State and financial analysis of the Arvest proposal, together with a draft fairness opinion.

Following the Raymond James presentation, the Bear State board and its advisors discussed market conditions and recounted prior discussions pertaining to certain challenges facing Bear State and the industry. The Bear State board also discussed the process it had employed, including conducting a pre-signing market check among the persons most likely to have the desire and the means to acquire Bear State and the fact that only one company submitted a preliminary proposal. Finally, the board discussed the valuations from comparable transactions reflected in the Raymond James financial analysis. The Bear State board concluded that it was unlikely that any other counterparty would have the strategic interest and financial capability to offer value to Bear State’s shareholders in excess of that in the Arvest proposal. Following these discussions, the directors unanimously and preliminarily approved the Arvest proposal.

On August 18, 2017, following conclusion of a detailed due diligence review and in consideration of the magnitude and quantity of all charges and expenses expected to be incurred in connection with the transaction, Arvest informed Bear State it would be decreasing the value of its proposal. Mr. Massey engaged in further discussions and negotiations with Arvest, which resulted in the value of the proposal being reduced to $10.28 per share. On August 18, 2017 and over the ensuing weekend, Kutak Rock and Hilburn continued to negotiate additional terms of the merger agreement, disclosure schedules and other ancillary documents.

On August 21, 2017, the board of directors of each of Bear State and Bear State Bank reconvened in a special meeting to evaluate the revised Arvest proposal. At the invitation of the board, representatives of Kutak Rock, DD&F and Raymond James were in attendance. Prior to the meeting, among other things, copies of the revised financial analysis and fairness opinion prepared by Raymond James were made available to the directors. Mr. Massey informed the board of the decrease in purchase price of the Arvest proposal, as well as his further discussions and negotiations with Arvest representatives. Mr. McDaniel of Kutak Rock noted the changes to the merger agreement since the draft reviewed with the board at its August 11, 2017 meeting. The board noted that even with the decreased price, the Arvest proposal remained superior to the Company A proposal, which then reflected a $9.75 per share value based on the then current trading price of Company A common stock. Mr. Massey requested that John Roddy and Matt Paramore with Raymond James summarize Raymond James’ revised financial analysis. Mr. Paramore summarized the changes to the preliminary financial analysis that was delivered to the board at its August 11, 2017 meeting, reflecting the decreased purchase price in the Arvest proposal. After a discussion of the financial analysis, including a discussion of the valuations of comparable transactions reflected in the analysis, Raymond James rendered an oral opinion, confirmed by delivery of a written opinion dated August 21, 2017, to the Bear State board to the effect that, as of such date and based on and subject to the matters set forth in its opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to the holders of Bear State common stock. For a more detailed discussion of Raymond James’s opinion, please see below under the caption “—Opinion of Raymond James & Associates, Inc.” Such opinion is attached to this proxy statement as Appendix C.

In discussing the fairness opinion the Bear State board and Raymond James discussed the fact that the merger consideration of $10.28 per share was below the 25th percentile of the implied transaction metrics for the trailing twelve months EPS and next twelve months forecasted EPS of both the regional and national selected transactions. The Bear State board and Raymond James noted that many of the target companies included in the regional and national selected transactions list had considerable presences in large metropolitan markets that have experienced and are anticipated to continue to experience greater economic growth than that experienced in the markets in which Bear State operates, and that the earnings-based valuations for these other transactions reflect the greater historical and anticipated growth in those markets.

Following these discussions, the directors in attendance unanimously determined that it was advisable, and in the best interests of, Bear State and its shareholders to enter into the merger agreement, substantially in the form previously presented and as modified to date, and to consummate the merger and other transactions contemplated thereby. The directors in attendance unanimously approved and adopted the merger agreement, the merger and the transactions contemplated thereby, directed that the merger agreement be submitted to Bear State’s shareholders for consideration and, subject to the terms of the merger agreement, resolved to recommend that Bear State’s shareholders approve and adopt the merger agreement and the merger.

Prior to the commencement of trading the following morning, August 22, 2017, Bear State and Arvest entered into the merger agreement and Bear State issued a press release announcing the transaction. Concurrently with the execution of the merger agreement, Mr. Massey and BSF Holdings entered into voting agreements with Arvest agreeing to support the transaction on the terms and conditions set forth in the voting agreements.

Reasons for the Merger; Recommendation of the Board of Directors

In reaching its decision to approve and recommend the adoption of the merger agreement and the transactions contemplated by the merger agreement, the Bear State board consulted with Bear State’s management, as well as its financial and legal advisors and its bank consultants, and considered a number of factors, including the following material factors:

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Per Share Merger Consideration. The Bear State board considered that the per share merger consideration of $10.28 represented an approximately 13.2% premium over Bear State’s closing share price of $9.08 on August 18, 2017, the trading day before the board’s approval and two trading days prior to announcement of the transaction. The Bear State board considered that in its view it had obtained Arvest’s “best and final” offer and that, as of the date of the merger agreement, the per share cash consideration represented the highest per share consideration reasonably obtainable.

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Business, Financial Condition and Prospects of Bear State. The Bear State board considered the current and historical financial condition, results of operations, business, competitive position, assets and prospects of Bear State and the risks and challenges associated with remaining an independent institution, including business and regulatory challenges facing Bear State, such as costs of deposits, a shrinking yield curve, slowing loan growth, reliance on syndicated loans and commercial real estate loans as primary growth drivers (continued growth of which are anticipated to be curtailed by regulatory concerns, capital levels and tightening credit markets), and the costs and risks associated with continued growth through acquisitions. The Bear State board also considered the current environment in the financial services industry, including national, regional and local economic conditions and the continued low interest rate environment, continued consolidation, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing nationwide and global competition, the current environment for community banks and current financial market conditions. Further, the board considered economic forecasts, including the average economic recession and expansion cycles based on historical data and the likelihood of economic recession in the near future. The Bear State board weighed the certainty of realizing a compelling value for Bear State’s common stock in the merger compared to the uncertain potential value that might result from other alternatives reasonably available to Bear State, including the alternative of remaining a standalone independent company. The board considered the unilaterally binding nature of the Company A proposal, whereby Company A would not enter into a definitive agreement until a significantly later date, if ever, and yet Bear State would be required to immediately cease discussions with or solicitation of interest from other potential buyers. In light of a number of factors, including the risks and uncertainty associated with Bear State and its business (including, among other things, the risk factors set forth in Bear State’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016), the Bear State board believed that a sale of Bear State to Arvest for $10.28 per share of Bear State common stock in cash was more favorable to Bear State’s shareholders than the alternative of remaining a standalone independent company.

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Market Check. Bear State and DD&F actively sought proposals from other parties they believed would potentially be interested in acquiring Bear State (as more fully described above in “—Background of the Merger”). The Bear State board also considered a variety of strategic alternatives to maximize shareholder value, including, among other things, a potential sale of Bear State or a merger of Bear State with another community bank, taking into account, among other things, Bear State’s business strategy and prospects, changes in the industry and the continued consolidation of community banks.

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Negotiation Process. The Bear State board considered the fact that the terms of the merger agreement were the result of arm’s-length negotiations conducted by Bear State, with the knowledge and at the direction of the Bear State board, and with the assistance of independent financial and legal advisors.

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Certainty of Consideration. The Bear State board considered the fact that the merger consideration is to be paid entirely in cash, which will allow Bear State’s shareholders to realize, upon the closing, a certainty of value and liquidity particularly when viewed in light of the risks and uncertainties inherent in Bear State’s prospects and the market, economic and other risks that arise from owning an equity interest in a public company.

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Likelihood of Consummation. The Bear State board considered the likelihood of the merger being completed, based on, among other factors, the absence of a financing condition in the merger agreement and the requirement that both parties use commercially reasonable efforts to obtain applicable regulatory approvals. In addition, the Bear State board considered its understanding of Arvest’s ability to successfully complete the merger, including its understanding of the financial capability of Arvest, Arvest’s regulatory relations and standing prevailing trends affecting the regulatory approval of bank mergers and the factors considered by bank regulators in approving such mergers, and the expectation that such regulatory approvals would be received in a timely manner and without the imposition of a burdensome condition.

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Opinion of Financial Advisor. The Bear State board considered the presentation of Raymond James and the oral opinion of Raymond James to the Bear State board (which was subsequently confirmed in writing by delivery of Raymond James’s written opinion dated August 21, 2017, a copy of which is attached to this information statement as Appendix C and which you should read carefully in its entirety) to the effect that, as of August 21, 2017 and subject to the assumptions, qualifications, limitations and other matters considered in the opinion, the merger consideration to be received by the holders of Bear State shares was fair, from a financial point of view, to such shareholders. For a further discussion of Raymond James’s opinion, see “Opinion of Raymond James & Associates, Inc.”

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Other Terms of the Merger Agreement. The Bear State board considered other terms of the merger agreement, which are more fully described in “The Merger Agreement.” Certain provisions of the merger agreement that the Bear State board considered important include, among other things, the provisions relating to (i) the ability to respond to unsolicited acquisition proposals in certain circumstances, (ii) the ability of the Bear State board to change its recommendation in certain circumstances (subject to certain matching rights and potentially requiring Bear State’s payment of the termination fee), (iii) the obligations of Bear State and Arvest to use their respective commercially reasonable efforts to satisfy the conditions to the consummation of the merger, (iv) the outside date (as defined in “The Merger Agreement—Termination of the Merger Agreement”), after which the merger agreement may be terminated if the merger has not been consummated and (v) the ability of Bear State shareholders to vote on the adoption of the merger agreement.

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Availability of Dissenters’ Rights. The Bear State board considered the fact that shareholders who do not vote to adopt the merger agreement and who follow certain procedures prescribed by the ABCA will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under the ABCA.

The Bear State board also considered a variety of potentially negative reasons in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

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No Ongoing Equity Interest in Bear State. The Bear State board considered that the merger would preclude Bear State’s shareholders from having the opportunity to participate in the future performance of Bear State’s assets and any potential future appreciation of the value of Bear State’s business.

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Potential Appreciation in Value of Company A Proposal. The Bear State board considered the risk that Company A’s stock price could appreciate in value to reflect a potential per share transaction price in excess of $10.28.

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Tax Treatment. The Bear State board considered the fact that the receipt of the per share merger consideration generally would be taxable to Bear State’s shareholders that are U.S. holders for United States federal income tax purposes.

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Inability to Solicit Other Takeover Proposals. The Bear State board considered the covenant in the merger agreement prohibiting Bear State from further soliciting other potential acquisition proposals and restricting its ability to entertain other potential acquisition proposals unless certain conditions are satisfied.

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Termination Fees. The Bear State board considered the fact that Bear State may be required to pay the termination fee of $14,000,000 if the merger agreement is terminated under certain circumstances, including if such termination precedes a superior proposal, and that the amount of the termination fee is comparable to termination fees in transactions of a similar size, was reasonable, would not likely deter competing bids and would not likely be required to be paid unless Bear State entered into a more favorable transaction.

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Effect of Announcement. The Bear State board considered the effect of the public announcement of the transaction on Bear State’s operations, the price of Bear State shares and employees, as well as its ability to attract and retain key personnel while the merger is pending and the possibility of any suit, action or proceeding in respect of the merger agreement or the transactions contemplated thereby.

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Interim Operating Covenants. The Bear State board considered the restrictions in the merger agreement on the conduct of Bear State’s business prior to the consummation of the merger, requiring Bear State to conduct its business in the ordinary course, and that may limit Bear State from taking specified actions, subject to specific limitations, which may delay or prevent Bear State from undertaking business opportunities that may arise pending consummation of the merger.

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Risks the Merger May Not Be Completed. The Bear State board considered the risk that the conditions to the merger may not be satisfied and that, therefore, the merger would not be consummated. The Bear State board also considered the risks and costs to Bear State if the merger is not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on Bear State’s business operations, including its relationships with customers, partners and others that do business with Bear State, and the potential effect on the trading price of Bear State shares.

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Potential Conflicts of Interest. The Bear State board considered the potential conflict of interest created by the fact that Bear State’s executive officers and directors have financial interests in the transactions contemplated by the merger agreement, including the merger, that may be different from or in addition to those of other Bear State shareholders, as more fully described in “The Merger—Interests of Certain Persons in the Merger.”

●	Regulatory Approval. The Bear State board considered the risks associated with the regulatory and other approvals required in connection with the merger.

The foregoing discussion of the information and reasons considered by the Bear State board is not intended to be exhaustive, but includes the material reasons considered by the Bear State board. In view of the variety of reasons considered in connection with its evaluation of the merger, the Bear State board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different reasons. The Bear State board did not undertake to make any specific determination as to whether any reason, or any particular aspect of any reason, supported or did not support its ultimate determination. The Bear State board based its recommendation on the totality of the information presented. After considering these reasons, the Bear State board concluded that the positive reasons related to the merger agreement and the transactions contemplated thereby substantially outweighed the potential negative reasons.

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Raymond James & Associates, Inc.

Bear State retained Raymond James as its financial advisor on July 26, 2017 solely to deliver an opinion as to the fairness, from a financial point of view, of the merger consideration to the holders of shares of Bear State common stock.

At the August 21, 2017 meeting of the Bear State board of directors, representatives of Raymond James rendered its written opinion to the Bear State board, dated August 21, 2017, that, as of such date and based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion, the merger consideration to be received by the holders of shares of Bear State common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Raymond James is attached as Appendix C to this proxy statement and is incorporated by reference herein. The summary of the opinion of Raymond James set forth in this proxy statement is qualified in its entirety by reference to the full text of such written opinion. Holders of shares of Bear State common stock are urged to read the opinion carefully in its entirety. Raymond James’s opinion speaks only as of the date of such opinion. Raymond James’s opinion does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

Raymond James provided its opinion for the information of the Bear State board of directors (solely in each director’s capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the holders of the shares of Bear State common stock was fair, from a financial point of view, to such holders as of the date of such opinion. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the agreement contemplated thereby. Raymond James was not requested to, and did not, make any recommendation to the Bear State board of directors as to the form or amount of the consideration to be paid to the shareholders of Bear State, which was determined through arm’s length negotiations between the parties. The Raymond James opinion did not and does not constitute a recommendation to any shareholder considering the execution of a shareholder voting agreement. The Raymond James opinion did not and does not constitute a recommendation to the Bear State board or to any holder of shares of Bear State common stock as to how the board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James has consented to the inclusion of this summary in this proxy statement.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

●

reviewed the financial terms and conditions as stated in the draft Agreement and Plan of Reorganization by and among Arvest Bank, Arvest Acquisition Sub, Inc., Bear State Financial, Inc. and Bear State Bank, as of August 21, 2017 (the “Draft Agreement”);

●

reviewed certain information related to the historical, current and future operations, financial condition and prospects of Bear State made available to us by Bear State, including, but not limited to, financial projections prepared by the management of Bear State relating to Bear State for the periods ending December 31, 2017 through December 31, 2022 (as described in “The Merger—Certain Unaudited Bear State Forecasts”), as approved for our use (the “Bear State Projections”) and the related officer’s certificate, dated August 7, 2017, pursuant to which management of Bear State asserted certain factual matters regarding the Bear State Projections;

●	reviewed Bear State’s recent public filings and certain other publicly available information regarding Bear State;

●	reviewed historical financial, operating and other information regarding Bear State and the industry in which it operates;

●	reviewed the financial and operating performance of Bear State and compared it to other selected public companies that Raymond James deemed to be relevant;

●	considered the publicly available financial terms of certain transactions that Raymond James deemed to be relevant;

●

reviewed the current and historical market prices and trading volume for Bear State’s common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

●	conducted such other financial studies, analyses and inquiries and considered such other information and factors, as Raymond James deemed appropriate; and

●	discussed with members of the senior management of Bear State certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry.

With Bear State’s consent, Raymond James assumed and relied upon the accuracy and completeness of all written and oral information supplied by or on behalf of Bear State, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Bear State. Raymond James is not an expert in generally accepted accounting principles (GAAP) in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves; accordingly, Raymond James assumed that such allowances and reserves are, in the aggregate, adequate to cover such losses. With respect to the Bear State Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Bear State’s consent, assumed that the Bear State Projections and such other information and data were reasonably prepared in good faith on assumptions reflecting the best currently available estimates and judgments of management of Bear State and Raymond James relied upon the assurances of Bear State to advise Raymond James promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Bear State Projections or the assumptions on which they were based. Raymond James assumed that the final form of the merger agreement would be substantially similar to the Draft Agreement reviewed by Raymond James and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto and without adjustment to the merger consideration as reflected in the Draft Agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement, and that the conditions precedent in the merger agreement will not be waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger, Bear State or Bear State Bank that would be material to its analysis or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Bear State common stock. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of Bear State’s board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James relied, with the consent of Bear State, on the fact that Bear State was assisted by legal, accounting and tax advisors, and, with the consent of Bear State relied upon and assumed the accuracy and completeness of the assessments by Bear State and its advisors, as to all legal, accounting and tax matters with respect to Bear State and the merger, including, without limitation, that Bear State’s financial statements have been prepared in accordance with GAAP.

In formulating its opinion, Raymond James considered only the merger consideration to be received by the holders of shares of Bear State common stock, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of Bear State’s or Bear State Bank’s officers, directors or employees, or such class of persons, in connection with the merger whether relative to the merger consideration or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Bear State or Bear State Bank, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of Bear State’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Bear State’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Bear State or Arvest or the ability of Bear State or Arvest to pay their respective obligations when they come due.

The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Raymond James believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create an incomplete or potentially misleading view of the process underlying its analyses and opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before August 18, 2017 (the last trading day before the date of the Raymond James opinion), and is not necessarily indicative of current market conditions.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the Bear State board of directors at its meeting on August 21, 2017, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Bear State or the contemplated merger, and certain of the selected companies may have characteristics that are materially different from those of Bear State. An analysis of selected companies and selected transactions is not mathematical, rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Bear State and the companies and transactions to which it and the merger, respectively, are being compared. Accordingly, Raymond James made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies, the target companies in the selected transactions and other factors that could affect the public trading value of the selected companies or the merger transaction value in the selected transactions. These qualitative judgments related primarily to the differing sizes, differing geographies, historical and anticipated growth for the respective metropolitan markets, growth prospects for the selected companies and profitability levels between Bear State and the companies included in the selected companies analysis and between Bear State and the target companies included in the selected transactions analysis.

Selected Companies Analysis.

Raymond James analyzed the relative valuation multiples of twenty-nine (29) publicly-traded bank holding companies, banks, and thrifts headquartered in the Midwest (Iowa, Indiana, Illinois, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota, and Wisconsin) and Southeast (Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) with the following characteristics: (i) listed on either the NASDAQ, NYSE, or NYSE MKT exchanges; (ii) total assets between $1.0 billion and $4.0 billion; (iii) a return on average assets for the last twelve months (“LTM”) between 0.75% and 1.25%, (iv) a ratio of tangible common equity to tangible assets between 6.0% and 12.0%, and (v) nonperforming assets to total assets ratio (NPAs / Assets) less than 2.00%. The aforementioned financial characteristics were shown for the bank subsidiary if consolidated data was unavailable, and the financial characteristics were based on the most recent LTM period reported as of August 18, 2017. Raymond James excluded mutual holding companies, targets of announced mergers, and C&F Financial Corporation, which was not comparable due to its unique business model. The selected companies that Raymond James deemed relevant included the following:

•	Peoples Bancorp Inc.
•	QCR Holdings Inc.
•	Franklin Financial Network, Inc.
•	Horizon Bancorp
•	Mercantile Bank Corporation
•	MidWestOne Financial Group, Inc.
•	First Defiance Financial Corp.
•	Nicolet Bankshares, Inc.
•	First Mid-Illinois Bancshares, Inc.
•	Access National Corporation
•	United Community Finl Corp.
•	National Commerce Corporation
•	First Community Bancshares, Inc.
•	Old Second Bancorp, Inc.
•	Farmers National Banc Corp.
•	American National Bankshares Inc.
•	Macatawa Bank Corporation
•	Southern Missouri Bancorp, Inc.

•	Farmers Capital Bank Corporation
•	MutualFirst Financial, Inc.
•	Southern First Bancshares, Inc.
•	Civista Bancshares, Inc.
•	LCNB Corp.
•	MBT Financial Corp.
•	Community Bankers Trust Corporation
•	County Bancorp, Inc.
•	Peoples Bancorp of North Carolina, Inc.
•	Middlefield Banc Corp.
•	Farmers & Merchants Bancorp, Inc.

Raymond James calculated various financial multiples for each selected public company, including: price per share at close on August 18, 2017 compared to (i) tangible book value (“TBV”) per share at June 30, 2017; (ii) LTM earnings per share (“EPS”) for the most recent LTM period reported; (iii) consensus forward operating EPS for the 2017 calendar year based on FactSet Research Systems Inc. data and as shown by S&P Global Market Intelligence; and (iv) consensus forward operating EPS for the 2017 and 2018 fiscal years based on FactSet Research Systems Inc. data and as shown by S&P Global Market Intelligence. Raymond James used the Bear State Projections for Bear State’s 2017 and 2018 earnings per share. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. All financial multiples—TBV per share, LTM EPS, 2017 forward EPS, and 2018 forward EPS—greater than two standard deviations away from the unadjusted mean were considered not meaningful. Raymond James reviewed the 75th percentile, mean, median and 25th percentile relative valuation multiples of the selected public companies. The results of the selected public companies analysis are summarized below:

	Price /
	TBV per Share	LTM EPS	2017E EPS	2018E EPS
75th Percentile	190%	18.5x	16.8x	14.6x
Mean	176%	17.3x	15.7x	14.2x
Median	177%	17.3x	15.9x	14.2x
25th Percentile	152%	15.8x	14.8x	13.4x

Implied Transaction Metric	199%	18.0x	16.3x	15.4x

Furthermore, Raymond James applied the 75th percentile, mean, median and 25th percentile relative valuation multiples for each of the metrics to Bear State’s actual and projected financial results and adjusted them for outstanding options to acquire shares of Bear State common stock to derive an implied per share merger consideration. Raymond James then compared those implied values to the actual per share merger consideration of $10.28. The results of this analysis are summarized below:

	Price /
	TBV per Share	LTM EPS	2017E EPS	2018E EPS
75th Percentile	$9.81	$10.56	$10.60	$9.73
Mean	$9.06	$9.85	$9.93	$9.50
Median	$9.14	$9.84	$10.04	$9.48
25th Percentile	$7.84	$9.01	$9.34	$8.93

Common Share Transaction Consideration	$10.28	$10.28	$10.28	$10.28

Selected Transaction Analysis.

Raymond James also analyzed publicly available information relating to selected regional transactions announced since January 1, 2016 involving bank holding company targets headquartered in the Midwest or Southeast with (i) total assets between $1.0 billion and $4.0 billion, (ii) LTM return on average assets between 0.50% and 1.50%, (iii) tangible common equity to tangible assets between 6.0% and 12.0%, and (iv) non-performing assets to total assets of less than 2.0%. Raymond James also analyzed publicly available information relating to selected national transactions announced since August 1, 2016 involving bank holding company targets headquartered in the United States with (i) total assets between $1.0 billion and $4.0 billion, (ii) LTM return on average assets between 0.50% and 1.50%, (iii) tangible common equity to tangible assets between 6.0% and 12.0%, and (iv) non-performing assets to total assets of less than 2.0%. Total assets for the targets of the selected transactions were based on the most recent quarterly period reported as of the announcement of the transaction. Both regional and national selected transaction analyses excluded (i) transactions without publicly disclosed deal value or key financial information; (ii) transactions with cumulative equity ownership acquired less than 100%; (iii) investor recapitalizations; and (iv) mergers of equals. The selected transactions (with respective transaction announcement dates shown) used in the analyses included:

Regional:

•	Acquisition of Anchor Bancorp, Inc. by Old National Bancorp (08/08/2017)
•	Acquisition of Bank Mutual Corporation by Associated Banc-Corp (07/20/2017)
•	Acquisition of First South Bancorp, Inc. by Carolina Financial Corporation (06/12/2017)
•	Acquisition of WashingtonFirst Bankshares, Inc. by Sandy Spring Bancorp, Inc. (05/16/2017)
•	Acquisition of Park Sterling Corporation by South State Corporation (04/27/2017)
•	Acquisition of Paragon Commercial Corporation by TowneBank (04/27/2017)
•	Acquisition of Stonegate Bank by Home BancShares, Inc. (03/27/2017)
•	Acquisition of Independent Alliance Banks, Inc. by First Merchants Corporation (02/17/2017)
•	Acquisition of First Community Financial Partners, Inc. by First Busey Corporation (02/06/2017)
•	Acquisition of Metropolitan BancGroup, Inc. by Renasant Corporation (01/17/2017)
•	Acquisition of Southeastern Bank Financial Corporation by South State Corporation (06/17/2016)
•	Acquisition of Your Community Bankshares, Inc. by WesBanco, Inc. (05/03/2016)
•	Acquisition of Avenue Financial Holdings, Inc. by Pinnacle Financial Partners, Inc. (01/28/2016)

National:

•	Acquisition of Plaza Bancorp by Pacific Premier Bancorp, Inc. (08/09/2017)
•	Acquisition of Anchor Bancorp, Inc. by Old National Bancorp (08/08/2017)
•	Acquisition of Bank Mutual Corporation by Associated Banc-Corp (07/20/2017)
•	Acquisition of First South Bancorp, Inc. by Carolina Financial Corporation (06/12/2017)
•	Acquisition of Diboll State Bancshares, Inc. by Southside Bancshares, Inc. (06/12/2017)
•	Acquisition of Commerce Bancshares Corp. by Berkshire Hills Bancorp, Inc. (05/22/2017)
•	Acquisition of WashingtonFirst Bankshares, Inc. by Sandy Spring Bancorp, Inc. (05/16/2017)
•	Acquisition of Park Sterling Corporation by South State Corporation (04/27/2017)

•	Acquisition of Paragon Commercial Corporation by TowneBank (04/27/2017)
•	Acquisition of CU Bancorp by PacWest Bancorp (04/06/2017)
•	Acquisition of Stonegate Bank by Home BancShares, Inc. (03/27/2017)
•	Acquisition of Independent Alliance Banks, Inc. by First Merchants Corporation (02/17/2017)
•	Acquisition of Citywide Banks of Colorado, Inc. by Heartland Financial USA, Inc. (02/13/2017)
•	Acquisition of First Community Financial Partners, Inc. by First Busey Corporation (02/06/2017)
•	Acquisition of First Texas BHC, Inc. by Simmons First National Corporation (01/23/2017)
•	Acquisition of Metropolitan BancGroup, Inc. by Renasant Corporation (01/17/2017)
•	Acquisition of Pacific Continental Corporation by Columbia Banking System, Inc. (01/09/2017)
•	Acquisition of Southwest Bancorp, Inc. by Simmons First National Corporation (12/14/2016)
•	Acquisition of Sovereign Bancshares, Inc. by Veritex Holdings, Inc. (12/14/2016)
•	Acquisition of Heritage Oaks Bancorp by Pacific Premier Bancorp, Inc. (12/13/2016)
•	Acquisition of Carlile Bancshares, Inc. by Independent Bank Group, Inc. (11/21/2016)
•	Acquisition of Cascade Bancorp by First Interstate BancSystem, Inc. (11/17/2016)
•	Acquisition of Merchants Bancshares, Inc. by Community Bank System, Inc. (10/24/2016)

Raymond James examined valuation multiples of transaction value compared to the target companies’ (i) most recent quarter TBV per share; (ii) most recent LTM EPS; (iii) forward operating EPS; and (iv) core deposits (total deposits less time deposits greater than $100,000). Where available, forward operating EPS multiples for the next twelve months (NTM EPS) were based on mean analyst estimates per FactSet Research Systems Inc. and public filings including merger prospectuses; where NTM earnings were not available earnings for the next fiscal year were used. The estimates published by Wall Street research analysts and the companies involved in the selected transaction analysis were not prepared in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. All financial multiples—TBV, LTM EPS, NTM EPS and core deposits—greater than two standard deviations away from the unadjusted mean were considered not meaningful. Raymond James reviewed the 75th percentile, mean, median and 25th percentile relative valuation multiples of the selected transactions. Furthermore, Raymond James applied the 75th percentile, mean, median and 25th percentile relative valuation multiples to Bear State’s actual TBV, LTM EPS, NTM EPS, and core deposits and adjusted those values for outstanding options to acquire shares of Bear State common stock to derive an implied per share merger consideration. Raymond James then compared those implied values to the actual per share merger consideration of $10.28. The results of the selected transactions analysis are summarized below:

Regional Transactions:

	SUMMARY PRICING MULTIPLES
	Deal Value /
	TBV	LTM EPS	NTM EPS	Premium / Core Deposits
75th Percentile	241%	27.0x	23.6x	18.4%
Mean	219%	23.8x	20.8x	15.0%
Median	214%	24.9x	21.4x	13.7%
25th Percentile	194%	21.8x	19.1x	10.6%

Implied Transaction Metric	199%	18.0x	15.8x	14.4%

	IMPLIED COMMON SHARE TRANSACTION CONSIDERATION
	Deal Value /
	TBV	LTM EPS	NTM EPS	Premium / Core Deposits
75th Percentile	$12.32	$14.97	$15.21	$11.72
Mean	$11.21	$13.22	$13.40	$10.49
Median	$10.95	$13.84	$13.84	$10.04
25th Percentile	$9.90	$12.10	$12.32	$8.94

Common Share Transaction Consideration	$10.28	$10.28	$10.28	$10.28

National Transactions:

	SUMMARY PRICING MULTIPLES
	Deal Value /
	TBV	LTM EPS	NTM EPS	Premium / Core Deposits
75th Percentile	241%	26.6x	21.3x	18.2%
Mean	222%	23.8x	20.7x	15.1%
Median	218%	24.4x	20.9x	15.5%
25th Percentile	203%	21.6x	19.3x	12.1%

Implied Transaction Metric	199%	18.0x	15.8x	14.4%

	IMPLIED COMMON SHARE TRANSACTION CONSIDERATION
	Deal Value /
	TBV	LTM EPS	NTM EPS	Premium / Core Deposits
75th Percentile	$12.32	$14.77	$13.75	$11.62
Mean	$11.33	$13.23	$13.37	$10.54
Median	$11.14	$13.51	$13.49	$10.69
25th Percentile	$10.38	$12.01	$12.45	$9.47

Common Share Transaction Consideration	$10.28	$10.28	$10.28	$10.28

Discounted Cash Flow Analysis.

Raymond James analyzed the discounted present value of Bear State’s projected free cash flows for the years ending December 31, 2017 through December 31, 2022 on a stand-alone basis, as provided by Bear State’s management. Raymond James used tangible common equity in excess of a target ratio of 8.0% at the end of each projection period for free cash flow.

Raymond James’s discounted cash flow analysis was based on the Bear State Projections. Consistent with the periods included in the Bear State Projections, Raymond James used calendar year 2022 as the final year for the analysis and applied multiples, ranging from 12.0x to 18.0x, to calendar year 2022 adjusted net income in order to derive a range of terminal values for Bear State in 2022. Raymond James selected a range of terminal price-to-earnings multiples based upon the long-term average of the price-to-earnings multiple of selected banking indexes and current multiples for similar public companies.

The projected free cash flows and terminal values were discounted using rates ranging from 11.5% to 13.5%. The resulting range of equity values was adjusted for outstanding options to acquire shares of Bear State common stock and divided by the number of diluted shares outstanding in order to arrive at a range of present values per share of Bear State common stock. Raymond James reviewed the range of values derived in the discounted cash flow analysis and compared them to the actual per share merger consideration. The results of the discounted cash flow analysis are summarized below:

Implied Common Share Transaction Consideration
Maximum	$10.30
Minimum	$7.14

Common Share Transaction Consideration	$10.28

In connection with its analyses, Raymond James considered and discussed with Bear State’s management how the discounted cash flow analyses would be affected by changes in the underlying assumptions. Raymond James noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results are not necessarily indicative of actual values or future results.

Additional Considerations.

The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be construed to be the view of Raymond James as to the actual value of Bear State.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Bear State. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Bear State board of directors (solely in each director’s capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, of the merger consideration to the holders of Bear State common stock. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Bear State board of directors in making its determination to approve the merger. Neither Raymond James’s opinion, nor the analyses described above should be viewed as determinative of the views of the Bear State board of directors or Bear State management with respect to Bear State, Arvest, or the merger. Raymond James did not provide advice to Bear State with respect to the merger. Bear State placed no limits on the scope of the analyses performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of August 18, 2017, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Bear State since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

Except as described below, during the two years preceding the date of Raymond James’s written opinion, Raymond James has not been engaged by or otherwise performed services for Bear State for which it was paid a fee.

For services rendered in connection with the delivery of its opinion, Bear State paid Raymond James $600,000 upon delivery of its opinion. Such fee was not contingent upon Raymond James reaching a certain conclusion or the success of the merger. Bear State also agreed to reimburse Raymond James for its reasonable expenses incurred in connection with the rendering of its fairness opinion, including the reasonable fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Bear State and Arvest for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of Raymond James’s opinion, Raymond James has not been engaged by or otherwise performed services for Arvest for which compensation received was deemed material. Raymond James may provide investment banking, financial advisory and other financial services to Bear State and/or Arvest or other participants in the merger in the future, for which Raymond James may receive compensation, although as of the date of Raymond James’s opinion, there was no agreement to do so.

Certain Unaudited Bear State Forecasts

Bear State does not as a matter of course publicly disclose forecasts or projections, due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Bear State is including in this proxy statement certain unaudited prospective financial information that was made available to Raymond James in connection with the merger, which we refer to as the forecasts. These forecasts were prepared by management in good faith based on management’s reasonable best estimates and assumptions with respect to Bear State’s future financial performance at the time they were prepared and speak only as of that time. The forecasts, with certain additional adjustments and assumptions, were used by Raymond James in connection with the rendering of its fairness opinion to the Bear State board and performing its related financial analysis, as described in “The Merger—Opinion of Raymond James & Associates, Inc.”

The summaries of these forecasts are not included in this proxy statement to induce any Bear State shareholder to vote in favor of the adoption of the merger agreement or any other proposals to be voted on at the special meeting, but because these forecasts were made available to the Bear State board and Raymond James. The inclusion of these forecasts should not be regarded as an indication that Bear State, the Bear State board or Raymond James considered, or now considers, these forecasts to be a reliable prediction of future results or to support or fail to support your decision whether to vote for or against the proposal to adopt the merger agreement. No person has made or makes any representation or warranty to any Bear State shareholder regarding the information included in these forecasts.

While these forecasts were prepared in good faith by management, no assurance can be made regarding future events. These forecasts also reflect assumptions as of the time of their respective preparation as to certain business decisions that are subject to change. Although presented with numerical specificity, these forecasts are based upon a variety of estimates and numerous assumptions made by management with respect to, among other matters, industry performance, the future interest rate environment, general business, economic, regulatory, market and financial conditions and other matters, including the factors described in “Cautionary Note About Forward-Looking Statements,” many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond Bear State’s control. These forecasts also assume that Bear State would continue to operate as a standalone company and do not reflect any impact of the merger. In addition, because these forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing these forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected results. These forecasts cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

These forecasts were not prepared with a view toward public disclosure, soliciting proxies or complying with U.S. Generally Accepted Accounting Principles, which we refer to as GAAP, the published guidelines of the SEC regarding financial projections and forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts.

Neither Bear State’s independent registered public accounting firm nor any other independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these forecasts and, accordingly, neither Bear State’s independent registered public accounting firm nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the prospective financial information.

The forecasts were prepared by Bear State’s management based on certain assumptions they believed to be potentially achievable. In connection with the rendering of its fairness opinion to the Bear State board and performing its related financial analysis, Raymond James included certain additional adjustments and assumptions as described in “The Merger—Opinion of Raymond James & Associates, Inc.”

The following table summarizes Bear State’s unaudited prospective financial information for the years ending December 31, 2017 through 2022 provided to Raymond James and discussed by the Bear State board with Raymond James.

	SUMMARY FINANCIAL PROJECTIONS Year Ending December 31,
	2017	2018	2019	2020	2021	2022
Assets ($000s)	$2,228,913	$2,362,648	$2,504,407	$2,654,671	$2,813,952	$2,982,789
Tangible Common Equity ($000s)	$204,479	$225,775	$247,299	$269,257	$292,325	$316,860
Tangible Book Value Per Share	$5.42	$5.99	$6.56	$7.14	$7.75	$8.40
Net Income ($000s)	$23,890	$25,317	$25,601	$26,143	$27,529	$29,361
EPS	$0.63	$0.67	$0.68	$0.69	$0.73	$0.78

Financing of the Merger

The obligations of Arvest and Acquisition to complete the merger are not contingent upon the receipt of any financing. Arvest has informed Bear State that it expects that funds needed by Arvest in connection with the merger will be derived from a capital injection from one or more shareholders of Arvest Bank Group, Inc., an affiliate of Arvest.

Payment of Merger Consideration and Surrender of Stock Certificates

In connection with the merger, Arvest or its designee will act as the paying agent and, in such capacity, will make payment of the per share merger consideration to Bear State shareholders. At the effective time, Arvest will deposit funds into a segregated non-interest bearing account at Arvest, which we refer to as the exchange fund, necessary for the aggregate per share merger consideration to be paid in respect of Bear State shares and the cash payment to be made in exchange for termination of outstanding warrants, stock options and restricted stock units. The paying agent will send to each holder of Bear State shares that are being converted into the right to receive the per share merger consideration and to each holder of warrants to purchase Bear State common stock a letter of transmittal and instructions advising shareholders how to surrender their (i) stock certificates and uncertificated shares in exchange for the per share merger consideration and (ii) warrants in exchange for the cash termination value of such warrants.

Upon surrender to the paying agent of a certificate (or affidavit of loss in lieu thereof), together with a properly completed letter of transmittal, or receipt of an “agent's message” by the paying agent (or such other evidence, if any, of transfer as the paying agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, each Bear State shareholder (other than with respect to treasury shares and dissenting shares) will be entitled to receive the per share merger consideration for each Bear State share formerly represented by a certificate or for each uncertificated Bear State share. In accordance with the instructions in the letter of transmittal, holders of warrants to purchase shares of Bear State common stock will be entitled to receive the cash termination value of such warrants upon their termination at the effective time of the merger. To the extent reasonably practicable, Arvest will have the option to fund the cash termination value to be paid with respect to the Bear State stock options and restricted stock units by funding the necessary amounts to the payroll processor of the surviving corporation or Arvest or any of their affiliates for payment of such amounts to the applicable holders by such payroll processor.

No interest will be paid or accrued on any amount payable upon surrender of the certificates.

If a Bear State share certificate has been lost, stolen or destroyed, then, before a Bear State shareholder will be entitled to receive the per share merger consideration in respect thereof, such shareholder will need to deliver an affidavit of that fact and, if required by the surviving corporation, post a bond (in such reasonable amount as the surviving corporation may direct) as indemnity against any claim that may be made with respect to such lost certificate.

Each of the paying agent, the payroll processor, the surviving corporation and Arvest will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the merger agreement such amounts to the extent it is required to deduct and withhold with respect to the making of such payment under any provision of tax law. Any amounts so withheld will be remitted to the applicable governmental entity and treated for all purposes of the merger agreement as having been paid to such person.

Interests of Certain Persons in the Merger

In considering the recommendation of the Bear State board with respect to its approval of the merger agreement, shareholders should be aware that certain of Bear State’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Bear State’s shareholders generally. These interests may create potential conflicts of interest. The Bear State board was aware of and considered these interests, among other matters, in reaching its decision to approve, and declare advisable, the merger agreement, the merger and the other transactions contemplated by the merger agreement. The material interests are summarized below.

Treatment of Bear State Equity and Incentive Awards; Bear State Warrants

Cash Payment for Outstanding Stock Options and Restricted Stock Units. In connection with the merger, equity awards held by Bear State’s directors and executive officers will be treated the same as all outstanding equity awards. Pursuant to Bear State’s 2011 Omnibus Incentive Plan, which we refer to as the Incentive Plan, all unvested stock options and restricted stock units will vest in full upon the occurrence of a change in control transaction. In accordance with the terms of the merger agreement, all equity awards outstanding under the Incentive Plan at the effective time of the merger, whether or not vested, will be cancelled and automatically converted into the right to receive a cash amount equal to (i) in the case of options, the aggregate number of shares of Bear State common stock subject to such option multiplied by the difference of $10.28 and the exercise price of such option and (ii) in the case of restricted stock units, $10.28 per unit.

Acceleration of 2017 Performance Awards. In January 2017, the Bear State board approved performance-based incentive awards to certain members of senior management, including Bear State’s executive officers (other than Mr. Fritsche and Ms. Pritchett). The 2017 performance-based incentive awards granted to our executive officers are payable, if at all, upon Bear State achieving a threshold, target or maximum level of core earnings per share (a non-GAAP financial measure that Bear State defines as GAAP net income less non-core items) for the year ended December 31, 2017, with the threshold value of the awards equal to 20% of the executive’s annual base salary, the target value of the awards equal to 30% of the executive’s annual base salary, and the maximum value of the awards equal to 40% of the executive’s annual base salary. The 2017 performance-based incentive awards were granted under the Incentive Plan and are payable 25% in cash and 75% in equity awards (which would settle one-third in shares of unrestricted common stock and two-thirds in restricted stock units that vest ratably over a two-year vesting period). The terms of the 2017 performance-based incentive awards provide that, if a change in control occurs during 2017, the 2017 performance-based incentive awards will become payable 100% in cash based on Bear State’s core earnings per share through the last day of the calendar month ending prior to the change in control, with the performance measures of core earnings per share and cash payouts applicable to the awards prorated through that date.

Outstanding Warrants. Mr. Massey, chairman of the Bear State board, and Mr. Ford, a director of Bear State, each own warrants to purchase 39,381 shares of Bear State common stock. In accordance with the terms of the merger agreement, at the effective time of the merger, these warrants will be cancelled and automatically converted into the right to receive a cash amount equal to the aggregate number of shares of Bear State common stock subject to such warrant multiplied by the difference of $10.28 and the exercise price of such warrants.

Change in Control Severance Agreements with Certain Executive Officers

Bear State is party to change-in-control agreements with certain of its executive officers (including Mses. Billings, Loftin and Merriweather and Messrs. Machen, Fritsche, Lowe, Rawls and Paroubek), which provide that if, within one year following a change in control, the executive is terminated without cause or resigns for good reason (referred to below as a “qualifying termination”), the executive will be entitled to receive the following severance benefits: (i) payment, in cash, of an amount equal to a multiple (two times for Mses. Billings and Loftin and Messrs. Machen and Fritsche and one times for Ms. Merriweather and Messrs. Lowe, Rawls and Paroubek) of the executive’s then current annualized base salary (but in no event less than the executive’s annualized base salary on the effective date of his or her change-in-control agreement) and (ii) accelerated vesting of all unvested equity awards previously granted to the executive. Under the change-in-control agreements, the amount of severance benefits are subject to potential reduction to the extent that the payments would be classified as “excess parachute payments” under Section 280G of the Code. Following termination of employment, each executive officer will be required to sign a release of claims against Bear State prior to receiving severance benefits under the change-in-control agreements.

The following table quantifies the potential payments that these executive officers may receive under their change-in-control agreements, assuming a termination without cause or resignation for good reason following the merger.

Name	Severance Payment ($)(1)
Matt Machen	650,000
Sherri Billings	500,000
Tom Fritsche	700,000
Shelly Loftin	450,000
Paul Lowe	275,000
Chad Rawls	215,000
Yurik Paroubek	190,000
Donna Merriweather	180,250

(1)

Amount equals the total cash severance payable upon a qualifying termination of employment within one-year of the effective time of the merger. The cash severance payment is “double-trigger,” meaning it is contingent upon a qualifying termination of employment following the effective time of the merger. The severance amount will be paid in a lump sum. The amount is equal to a multiple (two times for Mses. Loftin and Billings and Messrs. Machen and Fritsche and one time for Ms. Merriweather and Messrs. Lowe, Rawls and Paroubek) of the executive’s current annualized base salary or, in the case of Mr. Fritsche, his annualized base salary in effect at the effective time of his change-in-control agreement (which was $350,000). At August 31, 2017, the annualized base salary for each of the executives was as follows: Mr. Machen – $325,000; Ms. Billings – $250,000; Mr. Fritsche – $250,000; Ms. Loftin – $225,000; Mr. Lowe – $275,000; Mr. Rawls – $215,000; Mr. Paroubek – $190,000; and Ms. Merriweather – $180,250.

Retention Bonus

Jeri Pritchett, Executive Vice President and Chief Accounting Officer of Bear State, is not a party to a change-in-control agreement with Bear State. In connection with the merger, the Bear State board authorized a retention cash incentive award of $86,000 to Ms. Pritchett that will become payable upon the closing of the merger, subject to her continued service through the closing of the merger.

Indemnification; Directors’ and Officers’ Insurance

For a period of six years after the closing of the merger, Arvest has agreed to indemnify and hold harmless each director, officer and employee of Bear State and Bear State Bank (in each case when acting in such capacity), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the closing of the merger, whether asserted or claimed prior to, at or after the closing date, only and to the fullest extent to which Bear State or Bear State Bank would be required by applicable law or its charter or bylaws to indemnify its directors, officers and employees and in the manner to which it could indemnify its directors, officers and employees, in each case as in effect on the date of the merger agreement. These rights to indemnification in respect of any claim asserted or made during the six-year period after closing of the merger will continue until the final disposition of such claim.

For a period of six years after the closing of the merger, Arvest has also agreed to maintain in effect the current (or comparable substitute) policies of directors’ and officers’ liability insurance maintained by Bear State and Bear State Bank. If the premiums to maintain these insurance policies are more than 150% of the current annual premiums paid by Bear State and Bear State Bank, Arvest will maintain policies of insurance that provide the maximum coverage available at an amount equal to 150% of our current annual premium. As an alternative to the foregoing, Bear State and Bear State Bank, in consultation with Arvest, may obtain, at or prior to the closing date of the merger, a six-year “tail” policy under the existing directors’ and officers’ insurance policies if the tail insurance may be obtained for an amount that does not exceed 150% of our current annual premium.

Employment Following the Merger

Following the consummation of the merger, it is expected that the members of Bear State’s senior management team may continue as employees of Arvest or its affiliates. As of the date of this proxy statement, none of our executive officers has entered into any new agreement or arrangement with Arvest regarding employment. Prior to and following the closing of the merger, however, certain of our executive officers have had, and may continue to have, discussions, or may enter into agreements, with Arvest regarding future employment opportunities.

Merger-Related Executive Compensation for Bear State’s Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC, regarding the compensation that is based on or otherwise relates to the merger for our named executive officers who are receiving compensation relating to the merger, assuming that (i) a change of control of Bear State and a qualifying termination of employment occurred on August 31, 2017 and (ii) the price per share of Bear State common stock is $10.28, the per share merger consideration to be paid by Arvest in the merger. The merger-related compensation payable to our named executive officers is subject to a non-binding advisory vote of the shareholders, as described under “Proposal No. 2—Advisory Vote on Merger-Related Compensation for Bear State’s Named Executive Officers” beginning on page 68.

Golden Parachute Compensation

Name(1)	Cash ($)(2)	Equity ($)(3)	Pension/ NQDC ($)	Perquisites/ benefits ($)	Tax reimbursement ($)	Other ($)	Total ($)
Matt Machen	$736,667	$409,286	–	–	–	–	$1,145,953
Sherri Billings	566,667	130,748	–	–	–	–	697,415
Tom Fritsche	700,000	461,027	–	–	–	–	1,161,027
Shelly Loftin	510,000	156,002	–	–	–	–	666,002
Yurik Paroubek	240,667	146,418	–	–	–	–	387,085

(1)

Effective January 14, 2017, Mark McFatridge resigned as President and Chief Executive Officer and a director of Bear State. In connection with his resignation, Mr. McFatridge and Bear State entered into a separation agreement that replaced his employment agreement dated October 1, 2015.  The terms of his separation agreement are described in Bear State’s Current Report on Form 8-K filed with the SEC on January 19, 2017.  Mr. McFatridge has no agreement or understanding with Arvest or Bear State regarding any compensation based on or that otherwise relates to the merger and, as a result, has been excluded from this table.

(2)

Amount is equal to the sum of (i) the “double-trigger” (i.e., the amount is contingent upon a qualifying termination of employment during the one year period following the effective time of the merger) lump sum cash severance payable pursuant to the executive’s change-in-control agreement equal to a multiple (two times for Messrs. Machen and Fritsche and Mses. Loftin and Billings and one time for Mr. Paroubek) of the executive’s current annualized base salary or, in the case of Mr. Fritsche, his annualized base salary in effect at the effective time of his change-in-control agreement (which was $350,000) as described under “Change in Control Severance Agreements with Certain Executive Officers” above, and (ii) the single-trigger acceleration of the 2017 performance-based incentive awards (except Mr. Fritsche, who was not granted a 2017 performance-based incentive award). The amounts related to the prorated 2017 performance-based incentive awards were calculated based upon maximum bonus opportunity (40% of base salary), multiplied by a fraction, the numerator of which was 8 (corresponding with August, the 8th month of the calendar year) and the denominator of which was 12.

(3)

Represents payment in cancellation of outstanding and unvested stock options and restricted stock units in accordance with the merger agreement as described under “Treatment of Bear State Equity and Incentive Awards; Bear State Warrants” above. The amounts related to (i) stock options are expressed as an aggregate dollar value which represents the difference between $10.28 and the exercise price for each stock option and (ii) restricted stock units are expressed as an aggregate dollar value which represents $10.28 times the number of restricted stock units held by each executive. The aggregate dollar value payable to each executive for cancellation of outstanding stock options is as follows: Mr. Machen – $47,995; Ms. Billings – $61,831; Mr. Fritsche – $0, Ms. Loftin – $27,831 and Mr. Paroubek– $27,386. The aggregate dollar value payable to each executive for cancellation of outstanding restricted stock units is as follows: Mr. Machen – $361,291; Ms. Billings – $68,917; Mr. Fritsche – $461,027, Ms. Loftin – $128,171 and Mr. Paroubek– $119,032.

Accelerated Vesting of Restricted Stock Units for Bear State Directors

In accordance with the Incentive Plan and the terms of the merger agreement, the vesting of all outstanding restricted stock units of Bear State will accelerate at the closing of the merger and be cashed out at a per unit price of $10.28. The following table sets forth the amounts to be received by each of the directors of Bear State (other than Mr. Machen) at the closing of the merger in connection with the acceleration and cashing out of their outstanding restricted stock units, assuming that the merger is consummated during the fourth quarter of 2017.

Name	Number of Restricted Stock Units	Accelerated Payment Amount ($)
Richard N. Massey	1,590	16,345
W. Dabbs Cavin	2,479	25,484
William Changose	0	0
K. Aaron Clark	1,590	16,345
Frank Conner	1,590	16,345
Scott T. Ford	1,590	16,345
G. Brock Gearhart	1,590	16,345
John J. Ghirardelli	734	7,546
O. Fitzgerald Hill	1,590	16,345
Daniel C. Horton	2,479	25,484
Ian R. Vaughan	1,590	16,345

If the merger is not consummated, outstanding restricted stock units will continue to vest in accordance with their terms.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of material U.S. federal income tax consequences of the merger to owners of Bear State common stock who receive cash for their shares of Bear State common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to an owner of shares in light of such owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary only addresses shares of Bear State common stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. This summary does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

●	a bank, insurance company or other financial institution;
●	a tax-exempt organization or governmental organization;

●	a retirement plan or other tax-deferred account;
●	a partnership, an S corporation or other entity treated as a pass-through entity for U.S. federal income tax purposes (or an investor in such an entity);
●	a mutual fund;
●	a real estate investment trust or regulated investment company;
●	a personal holding company;
●	a dealer or broker in stocks and securities or currencies;
●	a trader in securities that elects mark-to-market treatment;
●	a holder of shares subject to the alternative minimum tax provisions of the Code;
●	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
●	a U.S. holder (as described below) that has a functional currency other than the U.S. dollar;
●	a controlled foreign corporation, passive foreign investment company or corporation that accumulates earnings to avoid U.S. federal income tax;
●	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or
●	a U.S. expatriate or a former citizen or long-time resident of the United States.

This summary is based on the Code, the treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the shares. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF BEAR STATE COMMON STOCK. OWNERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY, INCLUDING POSSIBLE CHANGES IN SUCH LAWS OR TREATIES.

For purposes of this discussion, the term “U.S. holder” means an owner of shares of Bear State common stock that is, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;
●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
●

 a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

●	an estate that is subject to U.S. federal income tax on its income regardless of its source.

The term “non-U.S. holder” means an owner of Bear State common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns shares of Bear State common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of Bear State common stock should consult such partner’s tax advisor.

Tax Consequences of the Merger

U.S. Holders

A U.S. holder’s receipt of cash in exchange for shares of Bear State common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash in exchange for shares of Bear State common stock in the merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares. A U.S. holder’s adjusted tax basis in a share generally will be equal to the amount the U.S. holder paid for the share. Gain or loss will be determined separately for each block of shares of Bear State common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the effective time. Long-term capital gain recognized by individuals and other non-corporate persons that are U.S. holders generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses.

U.S. holders that are individuals, estates or trusts that do not fall into a special class of trusts that is exempt from such tax are generally subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year, or (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold. U.S. holders are urged to consult their own tax advisors regarding the applicability of the Medicare Tax to gain recognized on the receipt of cash for shares of Bear State common stock in the merger.

Notwithstanding the foregoing, the merger will not be taxable with respect to Bear State shares held in the Bear State 401(k) plan. Investments in the plan will be taxable upon distribution from the plan.

Non-U.S. Holders

A non-U.S. holder’s receipt of cash for shares of Bear State common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

●	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met;
●

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

●

Bear State has been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held Bear State shares and the non-U.S. holder held (actually or constructively) more than five percent of Bear State shares at any time during the five-year period ending on the date of the merger

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules. With respect to the third bullet point above, the determination of whether Bear State is a USRPHC depends on the fair market value of Bear State’s United States real property interests relative to the fair market value of Bear State’s other trade or business assets and Bear State’s United States and foreign real property interests. We believe that Bear State has not been a USRPHC for U.S. federal income tax purposes at any time during the five-year period ending on the date of the merger.

Warrants, Options and Restricted Stock Units

A holder’s receipt of cash in exchange for Bear State warrants, options and restricted stock units will be a taxable transaction for U.S. federal income tax purposes. This discussion does not address the tax consequences pertaining to Bear State warrants, options or restricted stock units that are converted into the right to receive cash in connection with the merger; therefore, holders are urged to consult their tax advisors as to the particular tax consequences.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at the statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact), or (ii) provides a correct taxpayer identification number (a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish exemption should complete and sign the IRS Form W-9, in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption. Copies of information returns that are filed with the IRS may also be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF BEAR STATE COMMON STOCK. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approvals

As a bank holding company, Bear State is subject to regulation under the BHC Act. Both Bear State Bank and Arvest are Arkansas state-chartered banking corporations and members of the Federal Reserve and are subject to joint regulation by the Arkansas State Bank Department and the Federal Reserve. The merger and the other transactions contemplated by the merger agreement require the approval of (i) the Federal Reserve under the BHC Act and the Bank Merger Act and (ii) the Arkansas State Bank Department under the Arkansas Banking Code.

Federal Reserve Board

Under the BHC Act and the Bank Merger Act, the Federal Reserve is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the Federal Reserve can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. Further, the Federal Reserve must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions.

In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws.

Arkansas State Bank Department

The merger and the other transactions contemplated by the merger agreement are subject to the approval of the Arkansas Bank Commissioner and the Arkansas State Banking Board, after a public hearing following notice as prescribed by the Arkansas Banking Code.

The Arkansas Bank Commissioner shall approve the application if at the hearing both the Arkansas Bank Commissioner and the Arkansas State Banking Board find that:

●	The proposed merger provides adequate capital structure;

●	The terms of the merger agreement are fair;

●	The merger is not contrary to the public interest;

●	The proposed merger adequately provides for dissenters’ rights, if applicable; and

●	The requirements of all applicable state and federal laws have been complied with.

Status of Applications and Notices

Arvest and Bear State anticipate filing all applications necessary to receive the requisite approvals of the Federal Reserve and the Arkansas State Bank Department on or before October 21, 2017.

There can be no assurance that either the Federal Reserve or the Arkansas State Bank Department will approve the merger. If such approvals are received, there can be no assurance as to the date of such approvals, that such approvals will not contain any conditions, restrictions or requirements that constitute a burdensome condition, as such term is defined in the merger agreement.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Litigation Related to the Merger

Following the announcement of the merger, a putative class action complaint challenging the merger was filed in the Circuit Court of Pulaski County, Arkansas. The complaint is captioned Owens v. Massey, et al, Case No. 60CV-17-5022. The complaint names the individual members of the Bear State board, as well as BSF Holdings, as defendants. The complaint generally alleges, among other things, that members of the Bear State board breached their fiduciary duties to Bear State’s shareholders by agreeing to sell Bear State for an inadequate price and agreeing to inappropriate deal protection provisions in the merger agreement that may preclude Bear State from soliciting any potential acquirers and limit the ability of the Bear State board to engage in discussions or negotiations for superior acquisition proposals. The complaint also alleges that Richard Massey and BSF Holdings, in their capacities as shareholders of Bear State, breached fiduciary duties owed by them to the minority shareholders of Bear State. The complaint seeks certification by the court as a shareholders’ class action, approval of the plaintiff as a proper plaintiff class representative, injunctive relief enjoining the companies from consummating the merger unless and until Bear State adopts and implements a procedure or process to obtain a merger agreement providing the best possible terms for shareholders (or, in the event the merger is consummated, rescinding the merger or awarding rescissory damages). The complaint also seeks to recover costs and disbursement from the defendants, including attorneys’ fees and experts’ fees.

The defendants believe these allegations are without merit and intend to defend vigorously against these allegations.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger, including approval of the proposal to adopt the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Bear State or Arvest. Such information can be found elsewhere in this proxy statement and in the public filings Bear State makes with the SEC, as described under the heading “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The merger agreement, a copy of which is attached to this proxy statement as Appendix A, and this summary of its terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Bear State contained in this proxy statement or in Bear State’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Bear State contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Bear State and Arvest were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by Bear State and Arvest in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the confidential disclosure schedules that Bear State provided to Arvest in connection with the merger agreement, which we refer to as the disclosure schedules, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of Bear State and Arvest or any of their respective subsidiaries or affiliates.

Effects of the Merger

The merger agreement provides that, on the terms and subject to the conditions set forth therein and in accordance with the ABCA, at the effective time, Acquisition will merge with and into Bear State, with Bear State surviving the merger as a wholly-owned subsidiary of Arvest. Upon consummation of the merger, the separate corporate existence of Acquisition will terminate. Immediately following the merger, Arvest shall cause Bear State to either dissolve and liquidate or merge with and into Arvest, and the separate corporate existence of Bear State will terminate. Following such dissolution and liquidation or merger of Bear State into Arvest, Arvest will cause Bear State Bank to merge with and into Arvest, with Arvest surviving and the separate corporate existence of Bear State Bank will terminate.

The closing is required to take place on the fifth business day following the date that the conditions set forth in the merger agreement (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place or time as Arvest and Bear State may mutually agree.

The merger will become effective at such time as the articles of merger are duly filed with the Arkansas Secretary of State or at such later time as may be specified in such articles of merger.

Charter; Bylaws

The articles of incorporation of Bear State as in effect immediately prior to the effective time will be the articles of incorporation of the surviving corporation until duly amended or repealed.

The bylaws of Acquisition in effect immediately prior to the effective time will be the bylaws of the surviving corporation until duly amended or repealed.

Directors and Officers

The directors of Acquisition in office immediately prior to the effective time will serve as the directors of the surviving corporation from and after the effective time in accordance with the bylaws of the surviving corporation. The officers of Acquisition in office immediately prior to the effective time will serve as the officers of the surviving corporation from and after the effective time in accordance with the bylaws of the surviving corporation.

Merger Consideration

The merger agreement provides that, at the effective time, each Bear State share issued and outstanding immediately prior to the effective time (other than treasury shares and dissenting shares) will be converted into the right to receive the per share merger consideration. As of the effective time, all such Bear State shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and will thereafter represent only the right to receive the per share merger consideration to be paid in accordance with the merger agreement, without interest.

The merger agreement also provides that, at the effective time, each share of common stock of Acquisition issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation, which will constitute the only shares of capital stock of the surviving corporation.

Treatment of Stock Options and Restricted Stock Units

In accordance with the terms of the merger agreement, all equity awards outstanding under Bear State’s 2011 Omnibus Incentive Plan, which we refer to as the Incentive Plan, at the effective time of the merger, whether or not vested, will be cancelled and automatically converted into the right to receive a cash amount equal to (i) in the case of options, the aggregate number of shares of Bear State common stock subject to such option multiplied by the difference of $10.28 and the exercise price of such option and (ii) in the case of restricted stock units, $10.28 per unit.

Treatment of Warrants

In accordance with the terms of the merger agreement, at the effective time of the merger, all warrants to purchase shares of Bear State common stock will be cancelled and automatically converted into the right to receive a cash amount equal to the aggregate number of shares Bear State common stock subject to such warrant multiplied by the difference of $10.28 and the exercise price of such warrants.

Exchange of Certificates

In connection with the merger, Arvest or its designee will act as the paying agent and, in such capacity, will make payment of the per share merger consideration to Bear State shareholders. At the effective time, Arvest will deposit funds into a segregated non-interest bearing account at Arvest, which we refer to as the exchange fund, necessary for the aggregate per share merger consideration to be paid in respect of Bear State shares and the cash payment to be made in exchange for termination of outstanding warrants, stock options and restricted stock units. The paying agent will send to each holder of Bear State shares that are being converted into the right to receive the per share merger consideration and to each holder of warrants to purchase Bear State common stock a letter of transmittal and instructions advising shareholders how to surrender their (i) stock certificates and uncertificated shares in exchange for the per share merger consideration and (ii) warrants in exchange for the cash termination value of such warrants.

Upon surrender to the paying agent of a certificate (or affidavit of loss in lieu thereof), together with a properly completed letter of transmittal, or receipt of an “agent's message” by the paying agent (or such other evidence, if any, of transfer as the paying agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, each Bear State shareholder (other than with respect to treasury shares and dissenting shares) will be entitled to receive the per share merger consideration for each Bear State share formerly represented by a certificate or for each uncertificated Bear State share. In accordance with the instructions in the letter of transmittal, holders of warrants to purchase shares of Bear State common stock will be entitled to receive the cash termination value of such warrants upon their termination at the effective time of the merger. To the extent reasonably practicable, Arvest will have the option to fund the cash termination value to be paid with respect to the Bear State stock options and restricted stock units by funding the necessary amounts to the payroll processor of the surviving corporation or Arvest or any of their affiliates for payment of such amounts to the applicable holders by such payroll processor.

No Transfers Following the Effective Time

The merger agreement provides that after the effective time, there will be no further registration of transfers of Bear State shares. If, after the effective time, certificates or uncertificated shares are presented to the surviving corporation or the paying agent, they will be cancelled and exchanged for the amount in immediately available funds to which the holder of the certificate is entitled pursuant to, and in accordance with, the procedures set forth in the merger agreement.

Termination of Exchange Fund

Any portion of the exchange fund made available to the paying agent pursuant to the merger agreement that remains unclaimed by the holders of Bear State shares six months after the effective time will be returned to Arvest or one of its affiliates, and any holder who has not exchanged its Bear State shares for the per share merger consideration in accordance with the merger agreement prior to that time must thereafter look only to Arvest for payment of the per share merger consideration. Neither Arvest nor any of its affiliates will be liable to any holder of Bear State shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Lost, Stolen or Destroyed Certificates

If a Bear State share certificate has been lost, stolen or destroyed, then, before a Bear State shareholder will be entitled to receive the per share merger consideration in respect thereof, such shareholder will need to deliver an affidavit of that fact and, if required by the surviving corporation, post a bond (in such reasonable amount as the surviving corporation may direct) as indemnity against any claim that may be made with respect to such lost certificate.

Withholding Rights

Each of the paying agent, the payroll processor, the surviving corporation and Arvest will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the merger agreement such amounts to the extent it is required to deduct and withhold with respect to the making of such payment under any provision of tax law. Any amounts so withheld will be remitted to the applicable governmental entity and treated for all purposes of the merger agreement as having been paid to such person.

Representations and Warranties

The merger agreement contains representations and warranties made by Bear State to Arvest and by Arvest to Bear State and Bear State Bank. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect, as defined below). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would only be deemed untrue, inaccurate or incorrect if certain officers or directors of the party making the representation had actual knowledge of the breach of inaccuracy of the representation or such person should have reasonably known of such breach or inaccuracy. In addition, Bear State’s representations and warranties contained in the merger agreement are subject to specified exceptions and qualifications as set forth in the disclosure schedules.

The merger agreement provides that a “material adverse effect” means any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the assets, business, results of operations, financial condition, or liabilities of a party and its subsidiaries, taken as a whole, or (ii) the ability of a party to consummate the merger on a timely basis, excluding effects to the extent resulting from:

●

changes in laws or interpretations thereof that are generally applicable to the banking or savings industries (except to the extent that the effects of such change disproportionately affect the party as compared to other companies of a similar size in the industry in which such party operates);

●

changes in GAAP or regulatory accounting requirements that are generally applicable to the banking or savings industries (except to the extent that the effects of such change disproportionately affect the party as compared to other companies of a similar size in the industry in which such party operates);

●	expenses incurred in connection with the merger and the merger agreement;

●

changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Arkansas, including changes in prevailing interest rates, credit availability and liquidity, and currency exchange rates (except to the extent that the effects of such change disproportionately affect the party as compared to other companies of a similar size in the industry in which such party operates);

●	changes in the trading price or trading volume of Bear State common stock;

●	changes in the trading price levels or trading volumes in the United States of foreign securities markets affecting other companies in the financial services industry;

●	general changes in the credit markets or general downgrades in the credit markets;

●	actions or omissions of a party taken as required by the merger agreement or with the prior informed written consent of the other party or parties in contemplation of the merger;

●	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

●

the direct effects of negotiating, entering into and compliance with the merger agreement on the operating performance of a party, including the effects on the employees and customers of a party resulting from the public of the merger; or

●

any condition, prohibition, limitation or other requirement imposed by a regulatory authority on the merger that does not constitute a burdensome condition (as such term is defined in the merger agreement)

In the merger agreement, Bear State has made representations and warranties regarding, among other things:

●	capitalization of Bear State, including the number of Bear State shares, warrants, options and restricted stock units outstanding;

●	capitalization and ownership of Bear State Bank;

●	organization, valid existence, good standing and power and authority to conduct its business;

●	FDIC insurance of eligible depository accounts of Bear State Bank;

●

corporate power and authority to execute, deliver and perform Bear State’s and Bear State Bank’s respective obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against Bear State and Bear State Bank;

●

the absence of violations of, or conflicts with, organizational documents, contracts or applicable law as a result of Bear State entering into the merger agreement and consummating the transactions contemplated by the merger agreement;

●	the governmental notices, consents and approvals required in connection with the transactions contemplated by the merger agreement;

●	the proper filing of documents with banking regulators, since January 1, 2013, and the accuracy of the information contained in such documents;

●

the conformity with GAAP of Bear State financial statements filed with the SEC for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014 and as of and for the interim period ending June 30, 2017, and the conformity with GAAP and regulatory accounting of Bear State Bank financial statements for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014 and as of and for the interim period ending June 30, 2017;

●	the absence of undisclosed liabilities;

●	the absence of a material adverse effect since December 31, 2016, and the conduct of Bear State’s and Bear State Bank's respective businesses since December 31, 2016;

●	environmental matters;

●	tax matters;

●	the absence of certain litigation, government investigations and governmental orders;

●	compliance with applicable laws and permits and agreements with regulatory agencies;

●	Bear State Bank’s Community Reinvestment Act Rating;

●	labor matters;

●	employee benefits matters, including matters related to employee benefit plans;

●

certain material contracts to which Bear State or Bear State Bank is a party, the validity, binding nature and effectiveness of such material contracts and the absence of defaults under such contracts;

●	the effectiveness of bank-owned life insurance policies;

●	fees payable to brokers and financial advisors in connection with the merger;

●	insurance coverage;

●	matters relating to Bear State’s owned, leased and used real and personal property;

●	transactions with affiliates;

●	loan portfolio matters;

●	adequacy of its allowance for loan losses;

●	intellectual property;

●	the proper filing, compliance and accuracy of this proxy statement;

●	compliance with anti-money laundering laws and economic sanctions laws and regulations;

●	privacy and information security matters;

●	material derivative instruments;

●	the proper filing of documents with the SEC, since January 1, 2012, and the accuracy of the information contained in such documents;

●

deposits from and loans to high risk customers, including (i) persons predominantly engaged in the business of money order issuance or check cashing and (ii) persons engaged in the manufacture, production, distribution, sale or other dispensation of marijuana; and

●	indebtedness of Bear State.

In the merger agreement, Arvest has made representations and warranties regarding, among other things:

●	Arvest and Acquisition’s organization, valid existence, good standing and power and authority to conduct business;

●

Arvest and Acquisition’s corporate power and authority to execute, deliver and perform their respective obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against Arvest and Acquisition;

●

the absence of violations of, or conflicts with, organizational documents, contracts or applicable law as a result of Arvest and Acquisition entering into the merger agreement and consummating the transactions contemplated by the merger agreement;

●	the governmental notices, consents and approvals required in connection with the transactions contemplated by the merger agreement;

●	the absence of certain litigation, government investigations and governmental orders;

●	the accuracy of the information supplied by Arvest and Acquisition for inclusion in this proxy statement;

●	fees payable to brokers and financial advisors in connection with the merger;

●	regulatory capital and condition of Arvest; and

●	the source of funds to be used to consummate the merger and the other transactions contemplated by the merger agreement.

Conduct of Business Prior to Effective Time

From the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, except as expressly contemplated by the merger agreement or with the prior written consent of Arvest each of Bear State and Bear State Bank must carry on their respective businesses in the ordinary course consistent with past practice, and must use commercially reasonable efforts to:

●	preserve their respective business organizations intact;

●

keep available to itself and Arvest the present services of the employees of Bear State and Bear State Bank (unless such employees are terminated for cause or, with the written consent of Arvest, for failure to adequately perform or other reason); and

●	preserve for itself and Arvest the goodwill of the customers of Bear State and Bear State Bank and other with whom business relationships exist.

In addition, Bear State has agreed that, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, without the prior written consent of Arvest, except as required by applicable law and except as expressly contemplated by the merger agreement or as set forth in the disclosure schedules, Bear State covenants and agrees that neither Bear State nor Bear State Bank will:

●

declare, set aside, make or pay any dividends, except for (a) regular quarterly cash dividends consistent with past practice, (b) dividends by Bear State Bank to Bear State in the ordinary course of business and consistent with past practices to fund operating expenses and (c) a special dividend by Bear State Bank to Bear State to repay Bear State indebtedness;

●

issue any shares of capital stock (other than shares issuable upon exercise of a warrant or option or upon vesting of a RSU or performance incentive award), or issue, grant, modify or authorize any rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

●	increase the shares of capital stock outstanding (other than as a result of the exercise of any options for the purchase of Bear State common stock);

●

amend its articles of incorporation or bylaws, subject any shares of Bear State Bank to any material lien, or, except in the ordinary course of business, waive or release any right or cancel or compromise any debt or claim;

●

increase the rate of compensation of any directors, executive officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any directors, officers or employees;

●

enter into or modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any employee benefit plan, except for contributions made in the ordinary course of business.

●

enter into (a) any material agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or guarantee of any such obligation, (c) any agreement, arrangement or commitment relating to the employment of, or severance of, an officer, employee or consultant or amend any such existing agreement, or (d) settle or compromise any litigation, claim, suit, action or proceeding except settlements involving only monetary remedies with a value not in excess of $100,000 with respect to any individual litigation, claim, suit, action or proceeding or $200,000 in the aggregate;

●

change its method of accounting in effect for the year ended December 31, 2016, except as required by changes in applicable law, GAAP or regulatory accounting requirements, including early implementation thereof, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 2016, except as required by changes in applicable law;

●

purchase or otherwise acquire, or sell or otherwise dispose of, or mortgage or pledge, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

●	make any capital expenditures or commitments for capital expenditures in excess of $25,000 per expenditure or commitment and not exceeding $50,000 in the aggregate;

●	file any applications or make any contract with respect to branching, site location or relocation or closing of a branch;

●	acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

●

engage in any transaction with an affiliate, other than transactions in the ordinary course of business consistent with past practice and which (a) in the case of any loan or deposit are made on terms (including interest rate and, with respect to loans, collateral) substantially similar to those prevailing at the time for comparable transactions by Bear State Bank with non-affiliates, and (b) are in compliance with all other requirements of applicable laws;

●

enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

●	discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

●	enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets;

●	invest in any investment securities other than as provided under Bear State Bank’s investment policy;

●

purchase any loan participation in, or make or commit to make any new loan or letter of credit, make or commit to make any new or additional discretionary advance under any existing line of credit (a) in principal amounts in excess of $1.0 million or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) by more than $1.0 million, or (b) regardless of amount (i) to any officer or director (or any of their related interests as such term is defined in Regulation O) of Bear State or Bear State Bank, or (ii) to any borrower or affiliate of such borrower who has an existing loan carried by Bear State Bank as an internally or examiner classified or watch-list loan; provided, however, that Arvest must act promptly and reasonably to grant (or withhold) its consent on all such credit decisions in a manner and on a timetable that allows Bear State Bank to conduct its business in a manner consistent with past practices;

●

extend or renew any loan, line of credit or letter of credit (or a participation therein) in a principal amount in excess of $1.0 million; provided, however, that Arvest must act promptly and reasonably to grant (or withhold) its consent on all such credit decisions in a manner and on a timetable that allows Bear State Bank to conduct its business in a manner consistent with past practices;

●

purchase any brokered deposits, materially alter its method of establishing interest rates on deposit products, or increase the rates it pays on deposit products except for increases pursuant to changes in rates paid on such deposit products generally in the county in which the Bear State Bank office offering such product is located;

●	fail to mark to market, in a manner consistent with past practices and as required by GAAP, any investment and available for sale securities owned by Bear State and/or Bear State Bank;

●

take any action that would knowingly result in any of the representations and warranties contained in the merger agreement not being true and correct in any material respect at the closing or that could reasonably result in any material delay in the consummation of the transactions contemplated by the merger agreement;

●	enter into any plan of liquidation or dissolution;

●

acquire any bank owned life insurance policies or make any investments in fixed rate debt securities with a remaining term of greater than five (5) years except that mortgage-backed securities otherwise meeting Bear State’s existing investment policy provisions may be purchased as long as the expected duration of the securities does not exceed five (5) years using a current three (3) month CPR or PSA projection for seasoned product or, for new production, the current estimated prepayment speeds as published by an acceptable independent source;

●	knowingly accept an account from certain high risk customers; or

●	agree to take any of the actions prohibited by the restrictions above.

Efforts; Consents of Governmental Entities; Third Party Consents

Arvest and Bear State have agreed, from the date of the merger agreement until the closing, to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions as are necessary or advisable to consummate the merger on or before December 8, 2017, or as promptly as practicable thereafter.

Without limitation of the foregoing, Arvest and Bear State must:

●

give notices to third parties and use commercially reasonable efforts to obtain, as promptly as practicable, all consents and approvals that may be required in connection with execution and performance of the merger agreement; and

●

promptly take such actions as such party deems commercially reasonable and necessary, proper and advisable to obtain the required regulatory approvals, provided that Arvest shall complete and file all applications for regulatory approval within 60 days after the date of the merger agreement.

Arvest will not be required to close the merger if any regulatory approvals contain a burdensome condition. As defined in the merger agreement, a burdensome condition is any prohibition, limitation or other requirement that prohibits or materially limits the ownership or operation by Arvest or any of its subsidiaries of all or any material portion of the business or assets of Bear State or Bear State Bank, or compel Arvest or any of its subsidiaries to dispose of all or any material portion of the business or assets of Bear State, Bear State Bank or Arvest; provided, however, that any regulatory approval that is conditioned upon, or any requirement by any bank regulator that, Arvest or any of its subsidiaries divest or dispose of any of the branches, business, assets or deposits of Bear State, Bear State Bank or Arvest situated in Benton County, Arkansas or Washington County, Arkansas shall not in and of itself constitute a burdensome condition but shall be taken into account in determining whether the aggregate effect of all prohibitions, limitations or other requirements would constitute a burdensome condition. The request of any bank regulator to dispose of a branch or a substantial portion of the business, assets, deposits or liabilities of Bear State, Bear State Bank or Arvest situated, managed or assigned in Boone County, Arkansas shall in and of itself constitute a burdensome condition.

Arvest and Bear State agreed to consult with each other with respect to obtaining all necessary consents and approvals and to keep each other apprised of the status regarding all applications, notices or other approvals required to consummate the merger. Additionally, Bear State has agreed to provide certain information to Arvest that is required for inclusion in applications for regulatory approval.

Bear State Shareholder Meeting

Bear State has agreed to cause a meeting of the Bear State shareholders to be duly called and held on a date mutually agreed to by Bear State and Arvest for the purpose of voting on the adoption of the merger agreement, and to take such actions as may be necessary to commence distribution of proxy materials within 45 days after the date of the merger agreement. Bear State has agreed to use its reasonable best efforts to obtain the requisite shareholder approval unless the Bear State board has made a change in its recommendation in compliance with the provisions described under “—No Solicitation or Negotiation of Takeover Proposals” and “—No Change in Recommendation” below.

The merger agreement provides that unless permitted by and in compliance with the provisions described under “—No Solicitation or Negotiation of Takeover Proposals” and “—No Change in Recommendation” below, the Bear State board must recommend in favor of the merger and may not change its recommendation. The obligation of Bear State to hold the special meeting and to solicit proxies therefor will not be affected by the commencement, proposal, disclosure or communication to Bear State of any acquisition proposal, and Bear State has agreed that it will not submit any acquisition proposal to its shareholders for a vote or enter into any agreement with respect to an acquisition proposal prior to the special meeting.

The merger agreement also provides that Bear State will adjourn or postpone the special meeting if there are insufficient shares of Bear State common stock represented in person or by proxy to constitute a quorum or, even if a quorum is present, if Bear State has not recorded proxies representing a sufficient number of shares necessary to approve the merger agreement.

No Solicitation or Negotiation of Takeover Proposals

Bear State and Bear State Bank agreed to, and to cause their respective representatives to, immediately cease any activities, discussions or negotiations with any person conducted before the date of the merger agreement with respect to an acquisition proposal.

Except as permitted by the terms of the merger agreement described below, Bear State and Bear State Bank may not, and will cause their respective affiliates and agents not to, directly or indirectly (a) solicit, initiate or participate in negotiations with any person (other than Arvest or Acquisition) with respect to an acquisition proposal or (b) provide any information concerning Bear State or Bear State Bank with respect to an acquisition proposal.

Exceptions

Notwithstanding the foregoing, if in response to an unsolicited, bona fide acquisition proposal that constitutes or is reasonably likely to result in a superior proposal, in circumstances not involving a breach of the provisions described under “—No Solicitation or Negotiation of Takeover Proposals”, the Bear State board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary obligations to Bear State’s shareholders, then Bear State may furnish information regarding Bear State and Bear State Bank to, enter into a confidentiality agreement with or enter into discussions with, the person making such acquisition proposal and its representatives; provided that:

●

at least two business days prior to furnishing any such information to, or entering into discussions or negotiations with, such person, Bear State gives Arvest written notice of the identity of such person and of Bear State’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person, and Bear State enters into with such person a confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such person that are not materially less restrictive than those contained in the confidentiality agreement entered into between Arvest and Bear State; and

●	Bear State concurrently furnishes all such information provided to such person to Arvest (to the extent such information has not been previously furnished or made available by Bear State to Arvest).

Notice

Bear State must as promptly as practicable notify Arvest, orally and in writing, of any acquisition proposal, or any inquiry or request for information that Bear State reasonably believes would lead to an acquisition proposal, and must, in any such notice to Arvest, indicate the identity of the person making such acquisition proposal, inquiry, or request for information and the material terms and conditions of any acquisition proposal, inquiry or request for information, and thereafter Bear State will keep Arvest informed in all material respects of the status and details (including, without limitation, material amendments or proposed amendments) of any such acquisitions proposal, inquiry or request.

An “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in:

●

any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Bear State and its subsidiaries or 15% or more of any class of equity or voting securities of Bear State or its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Bear State;

●

any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Bear State or its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Bear State; or

●

a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Bear State or its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Bear State.

A “superior proposal” means a bona fide written acquisition proposal received after the date of the merger agreement that Bear State’s board of directors determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to Bear State and its shareholders from a financial point of view than the transactions contemplated by the merger agreement.

No Change in Recommendation

Subject to certain exceptions described below, the Bear State board and any committee thereof may not withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Arvest or Acquisition, its recommendation that Bear State shareholders adopt the merger agreement, which we refer to as an adverse recommendation change.

Exception for Superior Proposals

At any time prior to the time the requisite shareholder approval is obtained, the Bear State board may make an adverse recommendation change, if:

●	Bear State receives a superior proposal that is not withdrawn;

●	Bear State is not in breach of the provisions described under “—No Solicitation or Negotiation of Takeover Proposals” and “—No Change in Recommendation”;

●

the Bear State board concludes in good faith, after consultation with and receiving advice from its outside counsel, that in light of the superior proposal, that the board’s failure to make an adverse recommendation change would be inconsistent with its fiduciary obligations to Bear State shareholders under applicable law; and

●

prior to making the adverse recommendation change, Bear State shall have provided the material terms and conditions of the superior proposal to Arvest and given Arvest a five-business day period following Arvest’s receipt of notice of the proposed adverse recommendation change to negotiate with Bear State to make such adjustments to the terms and conditions of the merger agreement so that the alternative acquisition proposal would no longer constitute a superior proposal.

Director and Officer Indemnification and Insurance

Arvest has agreed that for six years after the effective time, Arvest will indemnify and hold harmless each of the directors, officers and employees of Bear State and Bear State Bank, each such officer or director referred to as an indemnified person, arising out of matters existing or occurring at or prior to the effective time to the fullest extent to which Bear State or Bear State Bank is or was required by law or their respective articles of incorporation or bylaws to indemnify such persons and in the manner to which it could indemnify such parties under the law or such articles of incorporation of bylaws.

Arvest will:

●

continue to maintain in effect for six years after the effective time Bear State and Bear State Bank’s directors’ and officers’ liability insurance policies, which insurance policies we collectively refer to as the D&O insurance policies, in place as of the date of the merger agreement; or

●

purchase comparable directors’ and officers’ liability insurance policies for such six-year period with coverage, amounts, terms, and conditions that are no less advantageous to the insured as those contained in the D&O insurance policies in effect as of the date of the merger agreement; provided that Arvest will not be required to expend for such policies an annual premium amount in excess of 150% of the current annual amount expended by Bear State and Bear State Bank; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, Arvest must obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time, for a cost not exceeding such amount.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

●	Bear State affording Arvest reasonable access to the properties, personnel, books and records of Bear State and Bear State Bank, subject to certain exceptions;

●	Arvest performing surveys, title searches, environmental audits and property inspections of Bear State and Bear State Bank properties;

●

Bear State and Bear State Bank providing monthly loan activity reports, board meeting materials and minutes and other information about the financial condition, operations, business and prospects of Bear State and Bear State Bank to Arvest, subject to certain exceptions and limitations;

●	Bear State Bank maintaining its practice of charging off or down loans against its allowance for loan and lease losses in accordance with past practice;

●

Arvest’s efforts in marketing and selling any Bear State Bank branches if regulatory approval is conditioned on the sale or disposition of such branch (and such condition is not a burdensome condition);

●	press releases and public statements relating to the merger agreement or the transactions contemplated by the merger agreement;

●	adjustments to Bear State’s accounting policies and practices (consistent with GAAP and applicable law) to conform to the accounting policies and practices of Arvest; and

●	termination of Bear State’s employee benefit plans.

Conditions to Completion of the Merger

The obligations of each of Bear State, Bear State Bank, Arvest and Acquisition to consummate the merger are subject to the satisfaction of the following conditions:

●	the adoption of the merger agreement by the holders of a majority of the outstanding Bear State shares as of the record date at the special meeting in accordance with the ABCA;

●

the receipt of all required regulatory approvals or authorizations, provided that none of the required approvals contains any burdensome condition (as defined in the merger agreement) and provided further that if any approval is conditioned on the sale of any Bear State Bank branch office, Arvest shall have entered into an agreement or agreements for the sale of such branch office(s); and

●	the absence of any statute, rule, regulation, order, injunction or decree prohibiting, restricting or making illegal the consummation of the transactions contemplated by the merger agreement.

The obligations of Bear State and Bear State Bank to consummate the merger are subject to the satisfaction of the following further conditions:

●	the accuracy of the representations and warranties of Arvest set forth in the merger agreement subject to the materiality standards set forth in the merger agreement;

●	Arvest and Acquisition having performed in all material respects all obligations and covenants required to be performed by them under the merger agreement on or prior to the closing; and

●

the receipt by Bear State of a certificate from Arvest, dated as of the closing date and signed on its behalf by Arvest’s President or a Vice President, to the effect that the conditions set forth in the immediately preceding two bullet points above have been satisfied.

The obligations of Arvest and Acquisition to consummate the merger are subject to the satisfaction of the following further conditions:

●	the accuracy of the representations and warranties of Bear State set forth in the merger agreement subject to the materiality standards set forth in the merger agreement;

●	Bear State and Bear State Bank having performed in all material respects all obligations and covenants required to be performed by them under the merger agreement on or prior to the closing;

●

the receipt by Arvest of a certificate from Bear State and Bear State Bank, dated as of the closing date and signed on their respective behalves by Bear State’s and Bear State Bank’s Chairman and President, to the effect that the conditions set forth in the immediately preceding two bullet points above have been satisfied;

●	the receipt of consents or approvals from certain persons who are parties to material agreements with Bear State or Bear State bank;

●	no material adverse effect with respect to Bear State or Bear State Bank having occurred between December 31, 2016 and the closing date;

●	certain officers and directors of Bear State and Bear State Bank shall have entered into restrictive covenant agreements with Arvest;

●	holders of Bear State common stock electing to exercise their appraisal rights shall not exceed five percent of the outstanding shares of Bear State common stock;

●

Bear State’s shareholders’ equity, determined on a consolidated basis in accordance with GAAP, shall not be less than the amount of such shareholders’ equity as of June 30, 2017, excluding from such calculation certain amounts, fees, costs, and expenses paid or incurred in connection with the merger agreement and the transactions contemplated by the merger agreement; and

●

Arvest shall have received all documents expressly required by the terms of the merger agreement to be prepared and received from Bear State and Bear State Bank and their affiliates in form and substance reasonably satisfactory to Arvest.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the closing under the following circumstances:

●	by mutual consent in writing of Arvest and Bear State;

●	by either Arvest or Bear State if:

o

any regulatory approval is denied or is approved with the imposition of a burdensome condition, and the time period for appeals and requests for consideration has run, unless the denial or approval with a burdensome condition is a result of a breach of the merger agreement by the party seeking to terminate the merger agreement;

o	the shareholders of Bear State fail to vote their approval of the merger and the merger agreement at the special meeting of shareholders; or

o

if the merger has not been consummated on or before the close of business on the 270th day following the date of the merger agreement, provided that such outside date may be extended by 90 days by (a) either Arvest or Bear State if a required regulatory approval has not been obtained or (b) Arvest if a regulatory approval is conditioned on the sale of any Bear State Bank (or Arvest) branches, including those located in Washington County, Benton County or Boone County, Arkansas and Arvest requires additional time to enter into one or more agreements to sell such branches, unless the failure of the closing to occur by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement;

●	by Arvest if:

o

Bear State of Bear State Bank breaches any covenant, representation or warranty contained in the merger agreement, which breach, if continuing on the closing date, would cause the failure of any of the closing conditions and such breach is incapable of cure or has not been cured within 30 days following the giving of written notice of such breach; or

o	Bear State breaches its obligations described in “—No Change in Recommendation,” “—Bear State Shareholder Meeting” or “—No Solicitation or Negotiation of Takeover Proposals.”

Termination Fees

Bear State must pay a termination fee of $14,000,000 to Arvest if:

●

Arvest effects a termination of the merger agreement following a breach by Bear State of its obligations described in “—No Change in Recommendation,” “—Bear State Shareholder Meeting” or “—No Solicitation or Negotiation of Takeover Proposals”; or

●	each of the following occurs (referred to collectively as a tail fee termination):

o	Arvest or Bear State effects an outside date termination or shareholder no-vote termination or Arvest effects a breach termination;

o

after the date of the merger agreement and prior to a termination described in the bullet above, an acquisition proposal has been made known to senior management or the board of directors of Bear State or Bear State Bank or the shareholders of Bear State, or any person has publicly announced an acquisition proposal; and

o

within 12 months of the date of termination described in the first bullet above, Bear State or Bear State Bank enters into a definitive agreement with respect to or consummates an acquisition proposal (provided that for the purposes of the foregoing bullets, each reference to “15%” in the definition of acquisition proposal will be deemed to be a reference to “50%”).

If the termination fee is payable under circumstances involving a termination following a breach by Bear State of its obligations described in “—No Change in Recommendation,” “—Bear State Shareholder Meeting” or “—No Solicitation or Negotiation of Takeover Proposals,” the termination fee must be paid within two business days after such termination. If the termination fee is payable under circumstances involving a tail fee termination, the termination fee must be paid upon the earlier of the date Bear State enters into a definitive agreement and the date Bear State consummates the alternative transaction.

Expenses

All costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expense.

Modification or Amendment

The parties have agreed that the merger agreement may be amended or supplemented at any time prior to the effective time by a mutual agreement in writing executed by each of Arvest, Acquisition, Bear State and Bear State Bank; provided that after the requisite shareholder approval has been obtained there can be no amendment to decrease the aggregate amount of merger consideration to be received by the Bear State shareholders or that would negatively alter the income tax treatment of the merger, without further shareholder approval having first been obtained.

Specific Performance

The parties have agreed in the merger agreement that irreparable harm would occur in the event of a violation of any of the covenants or agreements contained in the merger agreement. Accordingly, each of the parties is entitled to injunctive relief to restrain a breach or threatened breach of, or otherwise obtain specific performance of, the other party’s covenants and agreements contained in the merger agreement.

No Third Party Beneficiaries

The merger agreement is not intended to and does not confer upon any person, other than the parties to the merger agreement or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of the merger agreement, other than as described under “—Director and Officer Indemnification and Insurance.”

VOTING AGREEMENT

This section describes the material terms of the voting agreements. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the form voting agreement, a copy of which is attached as Appendix B and is incorporated by reference into this proxy statement. The representations, warranties and covenants made in the voting agreement were made solely to the parties to, and solely for the purposes of, the voting agreement and as of specific dates and were qualified and subject to important limitations agreed to by the parties to the voting agreement in connection with negotiating the terms of the voting agreement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. This section is not intended to provide you with any factual information about Bear State or Arvest. Such information can be found elsewhere in this proxy statement and in the public filings Bear State makes with the SEC, as described in “Where You Can Find More Information.”

Summary

As a condition and inducement to the willingness of Arvest to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement, Arvest entered into a voting agreement with each of Richard Massey, Chairman of the board of Bear State, and BSF Holdings, Bear State’s largest shareholder, in their capacities as shareholders of Bear State. Mr. Massey and BSF Holdings collectively own approximately 42% of the outstanding Bear State shares as of the record date. The voting agreements require each such shareholder to vote or cause to be voted all of the Bear State shares beneficially owned or controlled by such shareholder to adopt the merger agreement at any meeting of the Bear State shareholders, and at any adjournment thereof, at which the merger agreement is submitted for the consideration and vote of the Bear State shareholders. Each such shareholder also agreed that he or it will not vote any of his or its Bear State shares in favor of the approval of any (a) merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving Bear State that would result in any person other than Arvest acquiring control of Bear State or a substantial portion of its assets, (b) acquisition or purchase from Bear State or Bear State Bank by any person or group or more than a 15% interest in the total outstanding voting securities of Bear State or Bear State Bank or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of Bear State or Bear State Bank, or any merger, consolidation, business combination or similar transaction involving Bear State or Bear State Bank pursuant to which the shareholders of Bear State or Bear State Bank immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction, (c) sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of Bear State or Bear State Bank or (d) any liquidation or dissolution of Bear State or Bear State Bank.

In addition, each shareholder who executed the voting agreement agreed that he or it will not, without the prior written consent of Arvest, directly or indirectly, sell, assign, transfer, or otherwise dispose of (except by will, under the laws of intestacy, gifts or with the consent of Arvest) any Bear State shares during the term of the voting agreement.

The voting agreement will terminate upon the earlier to occur of (i) the consummation of the merger or (ii) the termination of the merger agreement in accordance with its terms, unless the merger agreement is terminated by Arvest due to a breach of the covenants, representations, or warranties of Bear State set forth in the merger agreement.

The foregoing description of the voting agreement is only a summary, and shareholders are urged to read the form of voting agreement attached as Appendix B to this document, which is incorporated herein by reference.

RESTRICTIVE COVENANT AGREEMENTS

One of the conditions to the merger is that each of Richard Massey, Matt Machen, Sherri Billings, Tom Fritsche, Donna Merriweather, Yurik Paroubek, Chad Rawls, Paul Lowe and Shelly Loftin enter into restrictive covenant agreements with Arvest at the effective time of the merger. Pursuant to the restrictive covenant agreements, each of the foregoing persons will be prohibited from:

●	disclosing Arvest’s or Bear State’s confidential information for five years;

●

for a period of one year (in the case of Ms. Loftin, Ms. Merriweather, Mr. Lowe, Mr. Paroubek or Mr. Rawls) or two years (in the case of Ms. Billings, Mr. Fritsche, Mr. Machen or Mr. Massey), (a) performing services for any prohibited business (defined below) or (b) owning any interest in any prohibited business (except for the ownership of 5% or less of the outstanding securities of any prohibited business or any ownership interest in a prohibited business that exists as of the date of the restrictive covenant agreement and is disclosed to Arvest);

●

for a period of three years, hiring, soliciting or seeking to hire any employee of Arvest or its affiliates or any individual who was an employee of Bear State or Bear State Bank during the six month period prior to the effective time of the merger, unless such person was involuntarily terminated by Arvest; and

●

for a period of three years, soliciting, diverting or attempting to solicit or divert any customer of Arvest or its affiliates (who was or became a customer of Arvest at the effective time of the merger) for the purpose of causing such customer to reduce or refrain from doing any business with Arvest or its affiliates.

The restrictive covenant agreements define a “prohibited business” as any federally insured depository institution or an affiliate of such insured institution, having an office located, or any employees principally doing business in Garland, Boone, Pulaski, Baxter or Craighead Counties in Arkansas or Greene County in Missouri.

PROPOSAL NO. 1—ADOPTION OF THE MERGER AGREEMENT

As discussed throughout this proxy statement, Bear State is asking its shareholders to approve the proposal to adopt the merger agreement. Under the terms of the merger agreement, Bear State will be acquired by Arvest. Specifically, pursuant to the merger agreement, Acquisition will merge with and into Bear State, with Bear State surviving the merger as a wholly-owned subsidiary of Arvest. Following the merger, Arvest intends to either dissolve and liquidate Bear State or merge Bear State into Arvest, causing the separate corporate existence of Bear State to terminate, after which Arvest intends to merge Bear State Bank with and into Arvest, with Arvest surviving. As a result of the merger, Bear State (as the surviving corporation in the merger) will no longer be a publicly-traded corporation, and you, as a holder of Bear State shares, will be entitled to receive the merger consideration of $10.28 per share in cash, but will no longer have any ownership interest in or interest in the future earnings or growth of Bear State. In addition, following the merger, Bear State shares will be delisted from NASDAQ and deregistered under the Exchange Act and Bear State will no longer file periodic reports with the SEC on account of Bear State shares.

Bear State shareholders should carefully read this proxy statement in its entirety, including its appendices and the information incorporated by reference into this proxy statement, for more detailed information concerning the merger agreement and the merger. In particular, Bear State shareholders are directed to the sections entitled “The Merger” and “The Merger Agreement,” as well as to the merger agreement itself, a copy of which is attached as Appendix A to this proxy statement.

Under the merger agreement, the consummation of the merger is conditioned upon the adoption of the merger agreement by Bear State’s shareholders.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of the Bear State common stock.

Board Recommendation

The Bear State board recommends that you vote “FOR” the proposal to adopt the merger agreement.

PROPOSAL NO. 2—ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR BEAR STATE’S NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, Bear State requests that our shareholders cast an advisory, non-binding vote to approve the compensation that may become payable to our named executive officers in connection with the completion of the merger, as disclosed in the section of this proxy statement captioned “The Merger—Merger-Related Executive Compensation for Bear State’s Named Executive Officers,” beginning on page 46, and the related table and narratives. The Bear State board encourages you to review this information carefully.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to our named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of shareholders to approve the completion of the merger. Bear State requests shareholder approval of the compensation that may become payable to our named executive officers in connection with the completion of the merger, as disclosed in this proxy statement, by adoption of the following resolution:

RESOLVED, that the compensation that may become payable to Bear State’s named executive officers in connection with the completion of the merger, as disclosed in the section captioned “The Merger—Merger-Related Executive Compensation for Bear State’s Named Executive Officers” (beginning on page 46 of this proxy statement) and the related table and narratives, is hereby APPROVED.

Vote Required

Adoption of the advisory (non-binding) resolution to approve certain compensation arrangements for Bear State’s named executive officers in connection with the merger requires the affirmative vote of holders of a majority of the votes cast at the special meeting, whether in person or represented by proxy. The approval of this proposal, however, is not a condition to the completion of the merger. Additionally, this vote is advisory and, therefore, it will not be binding on Bear State, the compensation committee or the Bear State board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty, on directors.

Board Recommendation

The Bear State board recommends that you vote “FOR” adoption of the advisory (non-binding) resolution to approve certain compensation arrangements for Bear State’s named executive officers in connection with the merger.

PROPOSAL NO. 3—ADJOURNMENT

Bear State’s shareholders are being asked to approve a proposal that will give Bear State the authority to adjourn the special meeting if necessary, desirable or appropriate, to solicit additional proxies. If this adjournment proposal is approved, the special meeting could be adjourned by Bear State’s board of directors to a future date. In addition, the Bear State board of directors could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Vote Required

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the special meeting, whether in person or represented by proxy.

Board Recommendation

The Bear State board recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary, desirable or appropriate, to solicit additional proxies.

MARKET PRICE OF BEAR STATE SHARES

Bear State shares are listed for trading on NASDAQ under the symbol “BSF.” The table below shows the high and low sales price of Bear State common stock for the periods indicated, as reported on NASDAQ, as well as the dividends paid during such periods:

	Bear State Common Stock
	High	Low	Dividends
FY 2015
First Quarter	$11.05	$9.75	$—
Second Quarter	$10.02	$8.11	$—
Third Quarter	$9.90	$8.08	$—
Fourth Quarter	$11.39	$8.54	$—

FY 2016
First Quarter	$10.75	$7.61	$—
Second Quarter	$10.90	$8.67	$0.025
Third Quarter	$10.22	$8.81	$0.025
Fourth Quarter	$10.95	$8.65	$0.025

FY 2017
First Quarter	$10.45	$8.80	$0.03
Second Quarter	$9.98	$8.66	$0.03
Third Quarter	$10.32	$8.84	$0.03
Fourth Quarter (through October 4, 2017)	$10.29	$10.25	$—

The closing price of Bear State shares on NASDAQ on August 21, 2017, the last trading day prior to the public announcement of the execution of the merger agreement was $9.20 per Bear State share. If the merger is completed, you will be entitled to receive $10.28 in cash per Bear State share, without interest, less any applicable withholding or transfer taxes (unless you have validly made and not effectively withdrawn a demand for dissenters’ rights). The cash amount per share represents an approximately 12% premium over Bear State’s closing share price on August 21, 2017, and over Bear State’s volume-weighted average trading price for the 30 day trading period ended August 21, 2017.

On October 4, 2017, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for Bear State shares on NASDAQ was $10.27 per Bear State share. You are encouraged to obtain current market quotations for Bear State shares in connection with voting your Bear State shares.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 15, 2017, certain information as to the common stock beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to Bear State to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors and director nominees of Bear State, (iii) the executive officers of Bear State, and (iv) all directors, director nominees and executive officers of Bear State as a group.

	Common Stock Beneficially Owned as of September 15, 2017
Name of Beneficial Owner	Number		%
Bear State Financial Holdings, LLC 900 South Shackleford Rd., Suite 200 Little Rock, Arkansas 72211	15,182,463		40.24%

Carol Hendrix 2610 County Rd. 856 McKinney, Texas	2,543,957	(1)	6.74%

Directors and Nominees:
Richard N. Massey	15,980,261	(2)(3)	42.31	%(4)
J. Matthew Machen	30,520	(5)	*
W. Dabbs Cavin	142,028	(6)	*
William Changose	96,586		*
K. Aaron Clark	1,250		*
Frank Conner	18,722	(7)	*
Scott T. Ford	856,572	(3)	2.27	%(4)
G. Brock Gearhart	1,250		*
John J. Ghirardelli	753		*
O. Fitzgerald Hill	1,333		*
Daniel C. Horton	2,507		*
Ian R. Vaughan	11,923		*

Other named executive officers:
Mark McFatridge	–	(8)	*
Sherri R. Billings	76,451	(9)	*
R. Thomas Fritsche, Jr.	20,846		*
Shelly Loftin	11,875	(10)	*
Yurik Paroubek	14,002	(11)	*
All directors and executive officers of Bear State as a group (20 persons)	17,314,641	(2)(12)	45.72	%(13)

*	Represents less than 1% of the outstanding common stock.

(1)

Based upon information contained in a Schedule 13D filed by Ms. Hendrix on March 6, 2017 with the SEC. Ms. Hendrix has shared voting and dispositive power with respect to 681,064 reported shares and sole voting and dispositive power with respect to 1,862,893 reported shares.

(2)

As managing member of BSF Holdings with sole voting and dispositive power over the shares of common stock owned by BSF Holdings, Mr. Massey is deemed to be the beneficial owner of all shares of common stock owned by BSF Holdings, for purposes of SEC rules.

(3)	Includes 39,381 shares issuable upon exercise of warrants within 60 days of September 15, 2017.

(4)

Based upon 37,729,837 shares of Bear State common stock issued and outstanding as of September 15, 2017 and 39,381 shares of common stock issuable upon exercise of warrants within 60 days of September 15, 2017.

(5)	Includes 11,110 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of September 15, 2017.

(6)	Includes 10,461 shares held by Mr. Cavin’s spouse.

(7)	Includes 430 shares held jointly with Mr. Conner’s child and 17,792 shares held jointly by Mr. Conner and his spouse as co-trustees for a trust for their benefit.
(8)

Mark McFatridge, former director, president and chief executive officer (and a named executive officer), resigned as an officer and director of Bear State in January 2017. As a result, no current information on his holdings of Bear State common stock is available.

(9)

Includes 16,666 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of September 15, 2017, 21,335 shares held jointly with Ms. Billings’ spouse, 7,659 shares held individually by Ms. Billings’ spouse, and 30,791 shares held in Ms. Billings’ account in the Bear State 401(k) Plan.

(10)

Includes 5,555 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of September 15, 2017 and 1,679 shares held in Ms. Loftin’s account in the Bear State 401(k) Plan.

(11)

Includes 5,555 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of September 15, 2017 and 1,713 shares held in Mr. Paroubek’s account in the Bear State 401(k) Plan.

(12)

Includes 39,113 shares allocated to the accounts of executive officers as a group in the Bear State 401(k) Plan, 64,996 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of September 15, 2017, and warrants to purchase 78,762 shares of common stock exercisable within 60 days of September 15, 2017.

(13)

Based upon 37,729,837 shares of Bear State common stock issued and outstanding as of September 15, 2017, 64,996 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days September 15, 2017, and warrants to purchase 78,762 shares of common stock exercisable within 60 days of September 15, 2017.

DISSENTERS’ RIGHTS

Under §§ 4-27-1301 et seq. of the ABCA, holders of Bear Stock common stock will be entitled to dissent from the merger and obtain payment in cash of the appraised fair value of such holders’ shares of Bear State common stock. Set forth below is a summary of the procedures that must be followed by holders of Bear State common stock in order to perfect their dissenters’ rights. This summary should be read in conjunction with the text of §§ 4-27-1301 to 1331 of the ABCA, a copy of which is included as Appendix D to this proxy statement.

In order to receive payment under these provisions, a dissenting shareholder must (i) deliver to Bear State, before the special meeting, written notice of the shareholder’s intent to demand payment for his or her shares if the merger is effectuated, (ii) not vote the shareholder’s shares in favor of the merger and (iii) make a written demand for payment of the fair value of the shares following the merger in accordance with the requirements of § 4-27-1323 of the ABCA. If a shareholder fails to provide notice of dissent to the merger, votes in favor of the merger or fails to make a written demand for payment of fair value in accordance with the requirements of § 4-27-1323 of the ABCA, the shareholder will be bound by the terms of the merger, and the shares of common stock owned by such holder will be converted into the right to receive the merger consideration. While a vote in favor of the merger will waive a shareholder’s dissenters’ rights, a failure to vote against the merger will not constitute a waiver of a shareholder’s dissenters’ rights. A vote against the merger will not be deemed to satisfy any notice requirements under Ark. Code Ann. §§ 4-27-1301 et seq.

If you hold Bear State shares through the Bear State 401(k) plan and want to exercise dissenters’ rights, you must indicate your intention to do so on your voting instruction card. You also must not vote in favor of the merger on your voting instruction card. The independent fiduciary for the Bear State 401(k) plan will direct the trustee to vote your shares held in the plan “AGAINST” approval of the merger and will provide notice of your intent to exercise your dissenters’ rights. You will be responsible for making a written demand for payment of fair value.

The value of dissenting shares will be determined, as of the time immediately before effectuation of the merger but excluding any appreciation or depreciation in anticipation of the merger (unless exclusion would be inequitable), by Bear State (or Arvest as the successor thereto). Not later than 10 days following consummation of the merger, Arvest (as successor to Bear State) will deliver a written dissenters’ notice to all shareholders who timely provided an intent to demand payment and did not vote in favor of the merger that will specify a date by which Arvest must receive a payment demand under Ark. Code Ann. § 4-27-1323.  If the dissenting shareholder demands payment in compliance with Ark. Code Ann. § 4-27-1323, Arvest will pay each dissenting shareholder the amount that Arvest (as successor to Bear State) estimates to be the fair value of the shares. If a dissenting shareholder objects to such valuation, the shareholder may provide Arvest its estimate of the fair value of its shares and demand payment for such amount within 30 days after Arvest makes or offers payment for the dissenting shareholder’s shares. After receipt of such demand, Arvest may either (i) pay the dissenting shareholder the amount demanded by the shareholder or (ii) within 60 days of such receipt, petition a court to determine the fair value of the shares. If Arvest fails to take either of the foregoing actions within 60 days of such receipt, it shall pay the dissenting shareholder the amount demanded by such shareholder.

If a Bear State shareholder complies with the dissenters’ rights requirements, the fair value of the dissenting shareholder’s shares, determined in the manner described above, and which may be more or less than the value of the merger consideration the shareholder would receive in the merger if the shareholder did not dissent, will be paid in cash. This cash payment will be taxable to the dissenting shareholder in the same manner as if the dissenting shareholder had not exercised dissenters’ rights.

DELISTING AND DEREGISTRATION OF BEAR STATE SHARES

If the merger is completed, Bear State common stock will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, we will no longer file periodic reports with the SEC on account of Bear State common stock.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is timely consummated, there will be no annual meeting of shareholders in 2018. However, if the merger is not timely completed or if we are otherwise required to do so under applicable law, we will hold a 2018 annual meeting of shareholders.

Any proposal which a shareholder wishes to have included in Bear State’s proxy materials relating to the 2018 annual meeting of shareholders of Bear State must be received at the principal executive offices of Bear State, 900 South Shackleford Rd., Suite 401, Little Rock, Arkansas 72211, Attention: Corporate Secretary, no later than December 13, 2017. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposal be sent by certified mail, return receipt requested. If we change our 2018 annual meeting date to a date more than 30 days from the one-year anniversary date of the 2017 annual meeting of shareholders, then the deadline referred to in this paragraph will be changed to a reasonable time before we print and mail proxy materials. If we change the date of our 2018 annual meeting of shareholders in a manner that alters the submission deadline under Rule 14a-8, we will so state under Part II—Item 5 of the first quarterly report on Form 10-Q filed with the SEC after the date change or will notify Bear State’s shareholders by another reasonable method.

Article II, Section 16 of Bear State’s Bylaws sets forth the process by which shareholder proposals which are not submitted for inclusion in Bear State’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting. Article II, Section 16 provides that only business properly brought before an annual meeting of shareholders shall be conducted at such meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, such proposed business must constitute a proper matter for shareholder actions, and the shareholder must have given timely notice thereof in writing to the Corporate Secretary of Bear State. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of Bear State, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, if an annual meeting of shareholders is called for a date that is not within 25 days before or after the anniversary date of the preceding annual meeting, then, in order to be timely, a shareholder’s notice must be received by Bear State no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the annual meeting was mailed or public announcement of such date was made. To be timely for purposes of the 2018 annual meeting of shareholders, assuming the date of such annual meeting is within 25 days before or after the one-year anniversary of the 2017 annual meeting of shareholders, the notice must be received by Bear State’s Corporate Secretary neither before January 17, 2018, nor after February 16, 2018.

WHERE YOU CAN FIND MORE INFORMATION

Bear State files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Bear State files at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Bear State’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review Bear State's SEC filings on its website at www.bearstatefinancial.com. Information included on Bear State’s website is not a part of, and is not incorporated in, this proxy statement.

The SEC allows Bear State to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that Bear State has previously filed with the SEC, as well as the appendices to this proxy statement. These documents contain important information about Bear State and its financial condition.

The following documents listed below that Bear State has previously filed with the SEC are incorporated by reference:

●	Annual Report on Form 10-K, for the fiscal year ended December 31, 2016, filed with the SEC on March 10, 2017;

●	Quarterly Reports on Form 10-Q, for the quarters ended March 31, 2017 and June 30, 2017, filed with the SEC on May 5, 2017 and August 3, 2017, respectively; and

●

Current Reports on Form 8-K, filed with the SEC on January 18, 2017, January 19, 2017 (not including the current report on Form 8-K as of this date furnishing information under Item 2.02 and Exhibit 99.1 thereto), January 24, 2017, February 21, 2017, April 19, 2017, May 18, 2017, July 26, 2017, and August 25, 2017.

All documents that Bear State files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements, will also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of Bear State’s Current Reports on Form 8-K, and any other information which is furnished but not filed with the SEC, is not incorporated herein by reference.

You may obtain any of the documents incorporated by reference from the SEC’s public reference room or the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from Bear State without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Shareholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from Bear State at the following address:

Bear State Financial, Inc.

900 South Shackleford Rd., Suite 401

Little Rock, Arkansas 72211
Attn: Corporate Secretary

If you would like to request documents, please do so by November 1, 2017 to receive them before the special meeting. If you request any incorporated documents, Bear State undertakes to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the appendices attached hereto or the information incorporated by reference herein, to vote your Bear State shares at the special meeting of Bear State shareholders. Bear State has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated October 5, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

OTHER MATTERS

As of the date of this proxy statement, the Bear State board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

YOUR VOTE IS IMPORTANT! WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

among

ARVEST BANK,

ARVEST ACQUISITION SUB, INC.,

BEAR STATE FINANCIAL, INC.,

and

BEAR STATE BANK

Dated as of August 22, 2017

AGREEMENT AND PLAN OF REORGANIZATION

A-i

5.4	Consents and Approvals	27
5.5	Arvest Information	27
5.6	Brokers and Finders	27
5.7	Regulatory Capital and Condition	28
5.8	Financing	28
ARTICLE VI COVENANTS RELATING TO THE CONDUCT OF BUSINESS		28
6.1	Commercially Reasonable Efforts	28
6.2	Consents	28
6.3	Investigation and Confidentiality	29
6.4	Business of Bear State and the Bank	29
6.5	Branch Dispositions	32
ARTICLE VII ADDITIONAL COVENANTS		32
7.1	Regulatory Applications and Information	32
7.2	Shareholder Approval	33
7.3	Approval of Bank Merger Agreement	33
7.4	No Solicitation	33
7.5	Indemnification; Insurance	34
7.6	Press Releases	35
7.7	Current Information	36
7.8	Disclosure Supplements	36
7.9	Conforming Accounting Adjustments	36
7.10	Employee Plan Termination	36
7.11	Failure to Fulfill Conditions	36
ARTICLE VIII CONDITIONS PRECEDENT		36
8.1	Conditions Precedent – All Parties	36
8.2	Conditions Precedent – Bear State and the Bank	37
8.3	Conditions Precedent – Arvest and Acquisition	37
ARTICLE IX TERMINATION, WAIVER AND AMENDMENT		39
9.1	Termination	39
9.2	Effect of Termination	39
9.3	Survival of Representations, Warranties and Covenants	40
9.4	Waiver	40
9.5	Amendment or Supplement	40
ARTICLE X MISCELLANEOUS		41
10.1	Expenses	41
10.2	Entire Agreement	41
10.3	Assignment; Successors; Third-Party Beneficiaries	41
10.4	Specific Performance; Remedies Not Exclusive	41
10.5	Attorneys’ Fees	41
10.6	Notices	41
10.7	Severability	42
10.8	Counterparts; Electronic Transmission	42
10.9	Alternative Structure	42
10.10	Governing Law	42
10.11	Jurisdiction	43
10.12	Waiver of Jury Trial	43
10.13	Further Assurances	43

Exhibit A     Form of Bank Merger Agreement

Exhibit B     Form of Articles of Merger

Exhibit C     Form of Restrictive Covenant Agreement

Exhibit D     Form of Shareholder Voting Agreement

Exhibit E     Agreement to Restrict Use of Name

A-2

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of August 22, 2017, by and among Arvest Bank, an Arkansas banking corporation (“Arvest”), Arvest Acquisition Sub, Inc., an Arkansas corporation and a wholly-owned subsidiary of Arvest (“Acquisition”), Bear State Financial, Inc., an Arkansas corporation (“Bear State”), and Bear State Bank, an Arkansas banking corporation and a wholly-owned subsidiary of Bear State (the “Bank”).

R E C I T A L S:

WHEREAS, the Boards of Directors of Arvest, Acquisition, Bear State and the Bank have approved, and deem it advisable and in the best interests of their respective shareholders to consummate the business combination transaction provided for herein in which Acquisition would merge with and into Bear State (the “Merger”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Arvest’s willingness to enter into this Agreement, certain shareholders of Bear State are concurrently entering into a Shareholder Voting Agreement (as defined below) with Arvest pursuant to which each such shareholder will agree to vote his, her or its shares of Bear State Common Stock (as defined below) in favor of this Agreement and the transactions contemplated hereby; and

WHEREAS, immediately following the Merger, Arvest intends to cause (a) Bear State to liquidate and distribute all of the remaining assets of Bear State to Arvest or to merge into Arvest pursuant to Section 2.8, and (b) the Bank to merge (the “Bank Merger”) with and into Arvest, which actions shall happen sequentially in the order specified herein; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1     Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“ABCA” shall mean the Arkansas Business Corporation Act, as amended.

“ABGI” shall mean the Arvest Bank Group, Inc., an Arkansas corporation.

“Acquisition” shall have the meaning set forth in the Preamble.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Bear State and its Subsidiaries or 15% or more of any class of equity or voting securities of Bear State or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Bear State, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Bear State or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Bear State, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Bear State or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Bear State.

“Advisors” shall mean attorneys, accountants, investment bankers, financial consultants and other advisors and agents.

“Affiliates” shall have the meaning set forth in Section 4.17.

“Agreement” shall mean this Agreement and Plan of Reorganization, as amended, supplemented or otherwise modified.

“Allowance” shall mean the allowance for loan and lease losses of the Bank.

“Articles of Merger” shall mean Articles of Merger substantially in the form attached hereto as Exhibit B.

“Arvest” shall have the meaning set forth in the Preamble.

“Arvest Disclosure Schedule” shall mean the written disclosure schedule prepared by Arvest in conjunction with the execution and delivery of this Agreement (which disclosure schedule shall specifically reference the representation and warranty to which it relates in Article V of this Agreement).

“ASBD” shall mean the Arkansas State Bank Department.

“Audit” shall have the meaning set forth in Section 4.9(a).

“Bank” shall have the meaning set forth in the Preamble; provided, references to the Bank shall be deemed to include any direct or indirect Subsidiary of the Bank, unless the context otherwise requires.

“Bank Common Stock” shall mean the common stock, par value $0.01 per share, of the Bank.

“Bank Financial Statements” shall mean the following Consolidated Reports of Condition and Income of the Bank: (i) the Consolidated Report of Income for the period January 1, 2014 through December 31, 2014, together with the related schedules thereto, (ii) the Consolidated Report of Condition, dated December 31, 2014, together with the related schedules thereto, (iii) the Consolidated Report of Income for the period January 1, 2015 through December 31, 2015, together with the related schedules thereto, (iv) the Consolidated Report of Condition, dated December 31, 2015, together with the related schedules thereto, (v) the Consolidated Report of Income for the period January 1, 2016 through December 31, 2016, together with the related schedules thereto, (vi) the Consolidated Report of Condition dated December 31, 2016, together with the related schedules thereto, (vii) the Consolidated Report of Income for the six-month period beginning January 1, 2017 through June 30, 2017, together with the related schedules thereto, and (viii) the Consolidated Report of Condition, dated June 30, 2017, together with the related schedules thereto.

“Bank Merger” shall have the meaning given in the recitals to this Agreement.

“Bank Merger Agreement” shall mean the Bank Merger Agreement by and between Arvest and the Bank, substantially in the form attached hereto as Exhibit A.

“Bank Regulator” shall mean any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or other Governmental Entity having supervisory or regulatory authority with respect to Bear State or the Bank.

“Bear State” shall have the meaning set forth in the Preamble to this Agreement.

“Bear State Audited Financial Statements” shall mean (i) the audited consolidated statements of financial condition of Bear State as of December 31, 2014, 2015 and 2016 (including the related notes thereto and schedules, if any); (ii) the related audited consolidated statements of income, stockholders equity, and cash flows (including the related notes thereto) of Bear State for each of the years ended December 31, 2014, 2015 and 2016; and (iii) the Independent Auditor’s Reports thereon.

“Bear State Certificates” shall have the meaning set forth in Section 3.3(a).

“Bear State Common Stock” shall mean the common stock, par value $0.01 per share, of Bear State.

“Bear State Disclosure Schedule” shall mean the written disclosure schedule prepared by Bear State in conjunction with the execution and delivery of this Agreement (which disclosure schedule shall specifically reference the representation and warranty to which it relates in Article IV of this Agreement).

“Bear State Financial Statements” shall mean, collectively, the Bear State Audited Financial Statements and the Bear State Interim Financial Statements.

“Bear State Interim Financial Statements” shall mean (i) the unaudited condensed consolidated statement of financial condition of Bear State as of June 30, 2017 (including the related notes thereto), and (ii) the related unaudited condensed consolidated statements of income and stockholder’s equity for the three months ended, and consolidated statements of cash flows for the six months ended, June 30, 2017 (including the related notes thereto).

“Bear State Recommendation” shall have the meaning set forth in Section 7.2(b).

“Bear State Shareholder(s)” shall mean those shareholder(s) of Bear State who own Bear State Common Stock as of the Effective Time.

“Bear State Shareholders Meeting” shall have the meaning given in Section 4.20.

“Burdensome Condition” means any prohibition, limitation or other requirement that would prohibit or materially limit the ownership or operation by Arvest or any of its Subsidiaries of all or any material portion of the business or assets of Bear State or the Bank, or compel Arvest or any of its Subsidiaries to dispose of all or any material portion of the business or assets of Bear State, the Bank (or of Arvest in lieu thereof); provided, however, that any regulatory approval that is conditioned upon, or any requirement by any Bank Regulator that, Arvest or any of its Subsidiaries divest or dispose of any of the branches, business, assets or deposits of Bear State, the Bank (or of Arvest in lieu thereof) situated in Benton County, Arkansas or Washington County, Arkansas shall not in and of itself constitute a Burdensome Condition but shall be taken into account in determining whether the aggregate effect of all prohibitions, limitations or other requirements would constitute a Burdensome Condition. Notwithstanding, the request of any Bank Regulator to dispose of a branch or a substantial portion of the business, assets, deposits or liabilities of Bear State, the Bank (or of Arvest in lieu thereof) situated, managed or assigned in Boone County, Arkansas shall in and of itself constitute a Burdensome Condition.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in Bentonville, Arkansas are authorized or required by Law to close.

“Capital Expenditure” means an expenditure made, directly or indirectly, by Bear State or the Bank for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a balance sheet of Bear State or the Bank or that have a useful life of more than one year.

“Change in the Bear State Recommendation” shall have the meaning set forth in Section 7.2(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall mean the date of the Closing.

“Closing Financial Certificate” shall have the meaning set forth in Section 2.7(a)(iii).

“COBRA” shall have the meaning set forth in Section 4.12(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement by and between ABGI and Bear State executed by the parties on June 26, 2017.

“Dissenting Shares” shall have the meaning set forth in Section 3.1(d).

“Effective Time” shall have the meaning set forth in Section 2.1.

“Employee Plans” shall have the meaning set forth in Section 4.12(b).

“Environmental Claim” shall mean any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any materials of environmental concern.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of materials of environmental concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

“Financial Statements” shall mean the Bear State Financial Statements and the Bank Financial Statements, individually or collectively, as the context requires.

“Financing” shall have the meaning set forth in Section 5.8.

“FRB” shall mean, as applicable, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank having jurisdiction and acting pursuant to delegated authority.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state, local or other court, administrative agency or commission or other governmental authority or instrumentality, including, without limitation, any Bank Regulator.

“Indemnified Parties” shall have the meaning set forth in Section 7.5(a).

“Indemnifying Party” shall have the meaning set forth in Section 7.5(a).

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications thereof, technology rights and licenses, computer software and programs (including, without limitation, any and all object code, source code, firmware, program and/or programming tools), trade secrets, franchises, know-how, inventions and other Intellectual Property rights.

“Knowledge of Arvest” or “Knowledge” when used in the context of Arvest, shall mean information that is actually known, or reasonably should have been known, to Kevin Sabin, J. Robert Kelly and Karla Payne.

“Knowledge of Bear State” or “Knowledge” when used in the context of Bear State or the Bank, shall mean information that is actually known, or reasonably should have been known, to Richard Massey, Matt Machen, Sherri Billings, Donna Merriweather, Yurik Paroubek, Tom Fritsche, Chad Rawls, Paul Lowe or Shelly Loftin.

“Law” shall mean any federal or state constitution, statute, regulation, rule, judgment, order, injunction, decree, arbitration award, agency requirement or common law applicable to a Person, and in the case of rules and regulations of the Securities and Exchange Commission, any staff guidance interpreting such rules and regulations.

“Material Adverse Effect” shall mean, with respect to any party hereto, any event, occurrence, fact, condition, effect or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the assets, business, results of operations, financial condition, or liabilities (whether accrued, contingent or otherwise) of such party and its Subsidiaries, taken as a whole, or (b) the ability of such party to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Effect: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Arkansas, including changes in prevailing interest rates, credit availability and liquidity, and currency exchange rates; (v) changes in the trading price or trading volume of Bear State Common Stock; (vi) changes in the trading price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (vii) general changes in the credit markets or general downgrades in the credit markets; (viii) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; (ix) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (x) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of a party, including the effects on the employees and customers of a party resulting from the public announcement of the Merger; and (xi) any condition, prohibition, limitation or other requirement imposed by a Bank Regulator on the transactions contemplated hereby that does not constitute a Burdensome Condition; provided, that with respect to clauses (i), (ii) and (iv), such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions of a similar size in the industry in which such party operates.

“Material Contract” has the meaning set forth in Section 4.13.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall mean the aggregate Per Share Merger Consideration payable to a holder of Bear State Common Stock pursuant to the terms of this Agreement.

“Option Holder” shall have the meaning set forth in Section 4.1(b).

“OREO” shall mean other real estate owned.

“Paying Agent” shall have the meaning set forth in Section 3.3(a).

“Per Share Merger Consideration” shall mean $10.28.

“Permits” shall have the meaning set forth in Section 4.11(a).

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, “group” (as that term is defined under the Securities Exchange Act of 1934) or other entity.

“Plan of Liquidation” shall mean that certain Plan of Complete Liquidation and Dissolution of Bear State which shall be approved by Arvest immediately following the Merger.

“Premium Cap” shall have the meaning set forth in Section 7.5(c).

“Proxy Materials” shall have the meaning given in Section 4.20.

“RAP” shall have the meaning given in Section 4.6(b).

“Restrictive Covenant Agreement” shall mean the agreement in substantially the form attached hereto as Exhibit C to be executed at the Closing by and between Arvest and each of those Persons set forth on Schedule 1.1 of the Arvest Disclosure Schedule.

“Rights” shall mean warrants, options, RSUs, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

“RSU” means each restricted stock unit, whether or not granted under a plan, which may be settled for shares of Bear State Common Stock or cash payable by Bear State.

“RSU Holder” means the holder of an RSU.

“Shareholder Voting Agreement” shall mean the Shareholder Voting Agreement to be executed by Richard N. Massey and Bear State Financial Holdings LLC, shareholders of Bear State in conjunction with the execution and delivery of this Agreement, each in substantially the form attached hereto as Exhibit D.

“Subsidiary(ies)” shall mean a corporation or other entity the voting securities of which are owned or otherwise controlled, directly or indirectly, by another entity in an amount sufficient to elect at least a majority of the Board of Directors or other governing body of such entity. No entity that is or was acquired as a result of foreclosure or similar proceedings or in respect of a debt previously contracted will be treated as a Subsidiary.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal received after the date hereof that Bear State’s Board of Directors determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to Bear State and its shareholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by Arvest in response to such proposal pursuant to Section 7.4(c) or otherwise).

“Surviving Corporation” shall have the meaning set forth in Section 2.3.

“Tax Return” means any report, return declaration, claim for refund, information return or other information required to be supplied to a taxing authority with respect to Taxes, including, without limitation and where permitted or required, combined or consolidated returns for any group of entities that includes Bear State or the Bank, and including any schedule or attachment thereto and any amendment thereof.

“Taxes” means all federal, state, local or foreign taxes, fees and other charges, however denominated, including, without limitation, income, sales and use, excise, franchise, real and personal property, gross receipts, alternative minimum, intangible, license, transfer or payroll tax or charge imposed by any taxing authority, including, without limitation, any interest, penalties or additions to tax in respect of the foregoing and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Termination Fee” shall have the meaning given in Section 9.2(b).

“Transaction Documents” shall mean this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party hereto pursuant to this Agreement or any of the foregoing, including, without limitation, the Bank Merger Agreement, the Restrictive Covenant Agreements and the Shareholder Voting Agreements.

“UST” means the United States Department of the Treasury.

“Warrant” means each of the warrants to purchase Bear State Common Stock issued to the Warrant Holders.

“Warrant Holder” shall have the meaning set forth in Section 4.1(c).

1.2      Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

1.3       Other Definitional Provisions.

(a)     Unless expressly provided otherwise, all references in this Agreement to Articles, Sections, subsections and other subdivisions refer to corresponding Articles, Sections, subsections and other subdivisions of this Agreement. Exhibits referred to herein are attached hereto and by this reference made a part hereof.

(b)     Titles appearing at the beginning of any of such subdivisions are for convenience only, shall not constitute part of any such subdivision and shall be disregarded in construing the language contained in such subdivisions.

(c)     The words “this Agreement,” “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)     The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e)     The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter.

(f)     The terms “dollars” and “$” shall mean United States Dollars.

(g)     Unless otherwise expressly provided herein, references to any law, statute, code, ordinance, rule, regulation or treaty or to any contract, lease, agreement, covenant, indenture, note, security, instrument, arrangement, commitment or any other binding written understanding that is defined or referred to herein means such document as from time to time amended, modified or supplemented, including (if applicable) by waiver or consent or by succession of comparable successor laws, statutes, codes, ordinances, rules, regulations or treaties and any reference in this Agreement to any such law, statute, code, ordinance or treaty shall be deemed to include any rules and regulations promulgated thereunder.

ARTICLE II
THE MERGER

2.1     Effective Time of Merger. Upon the terms and subject to the conditions of this Agreement, Articles of Merger shall be duly prepared, executed by Bear State and thereafter delivered to the Arkansas Secretary of State for filing, as provided in the ABCA, on or prior to the Closing Date. The Merger shall become effective upon the filing of the Articles of Merger with the Arkansas Secretary of State or at such time thereafter as is provided in the Articles of Merger (the “Effective Time”).

2.2     Closing. On the terms and subject to the conditions of this Agreement, and provided that this Agreement has not been terminated in accordance with its terms, the closing (the “Closing”) of the Merger shall take place within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article VIII (other than the delivery of certificates and other instruments and documents to be delivered at the Closing) at such time and place as Arvest and Bear State may mutually agree, or at such other date, time and place upon which the parties hereto shall mutually agree.

2.3     Effects of the Merger. At the Effective Time, Acquisition shall be merged with and into Bear State, and the separate existence of Acquisition shall cease. The Merger will have the effects set forth in the ABCA. As used in this Agreement, “Surviving Corporation” shall mean Bear State, at and after the Effective Time, as the surviving corporation in the Merger.

2.4     Articles of Incorporation and Bylaws. The Articles of Incorporation of Bear State as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, unless and until amended as provided by Law and such Articles of Incorporation. The Bylaws of Acquisition as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, unless and until amended or repealed as provided by applicable Law.

2.5     Directors and Officers. The directors of Acquisition in office as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time. The officers of Acquisition in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time.

2.6     Registered Office/Agent. The registered office/agent of Acquisition immediately prior to the Effective Time shall be the registered office/agent of the Surviving Corporation at the Effective Time.

2.7     Deliveries at Closing.

(a)     At the Closing, Bear State and the Bank shall deliver to Arvest:

(i)     counterpart signature pages to each of the Transaction Documents (other than this Agreement and the Shareholder Voting Agreements) to which Bear State, the Bank or any of their Affiliates are to be a party that are to be executed at Closing;

(ii)     a certificate executed by the Chairman or President of Bear State and a certificate executed by the Chairman or President of the Bank, in each case, certifying as to the matters described in Section 8.3(c);

(iii)     a certificate (the “Closing Financial Certificate”) signed by the Chairman or President of the Bank and Bear State, certifying as to (A) the number of issued and outstanding shares of Bear State Common Stock determined immediately prior to the Closing, (B) the names and addresses of all Option Holders, the number of options held by each such Option Holder, and the amount to which each such Option Holder is entitled to pursuant to Section 3.2(a), (C) the names and addresses of all Warrant Holders, the number of shares underlying Warrants held by each such Warrant Holder, and the amount to which each such Warrant Holder is entitled pursuant to Section 3.2(b), (D) the names and addresses of all RSU Holders, the number of RSUs held by each such RSU Holder, and the amount to which each such RSU Holder is entitled pursuant to Section 3.2(c), and (E) the aggregate amount of all fees incurred up to the Effective Time for services rendered to either Bear State or the Bank by their respective Advisors in connection with the transactions contemplated by this Agreement;

(iv)     certified copies of the Articles of Incorporation and Bylaws of each of Bear State and the Bank, in each case, together with all amendments thereto;

(v)     good standing certificates, dated no more than ten (10) Business Days prior to the Closing Date, issued by the Arkansas Secretary of State and ASBD, as applicable, certifying as to the existence and good standing of Bear State and the Bank in the State of Arkansas;

(vi)     certified copies of the resolutions of (A) the Board of Directors of Bear State approving this Agreement and the Merger, and (B) the Board of Directors of the Bank approving the Bank Merger Agreement and the Bank Merger;

(vii)     certified copies of the resolutions of the (A) shareholders of Bear State approving this Agreement and the Merger, and (B) the sole shareholder of the Bank approving the Bank Merger Agreement and the Bank Merger;

(viii)     all other certificates, schedules, or other items required to be delivered to Arvest by Bear State or the Bank or any of their Affiliates pursuant to this Agreement or any other Transaction Document and not theretofore delivered; and

(ix)     the agreement in favor of Arvest executed by Richard Massey and Bear State Financial Holdings LLC regarding the name change or liquidation of certain entities and covenant not to use the name Bear State in connection with a bank or other financial institution, substantially in the form attached hereto as Exhibit E.

(b)     At the Closing, Arvest shall deliver or cause to be delivered to Bear State and the Bank (as applicable):

(i)     counterpart signature pages to each of the Transaction Documents (other than this Agreement and the Shareholder Voting Agreements) to which Arvest or any of its Affiliates are to be party that are to be executed at Closing;

(ii)     a certificate executed by the President or a Vice President of Arvest certifying as to the matters described in Section 8.2(c);

(iii)     good standing certificates, dated no more than ten (10) Business Days prior to the Closing Date, issued by the Arkansas Secretary of State and ASBD, as applicable, certifying as to the existence and good standing of Arvest and Acquisition in the State of Arkansas;

(iv)     certified copies of the resolutions of the Boards of Directors of Arvest and Acquisition authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

(v)     a certified copy of the resolutions of the sole shareholder of Acquisition approving this Agreement and the Merger;

(vi)     all other certificates, schedules, or other items required to be delivered by Arvest or Acquisition to Bear State, the Bank or any of their respective Affiliates pursuant to this Agreement or any other Transaction Document and not theretofore delivered; and

(vii)     the agreement described in 2.7(a)(ix) executed by Arvest.

2.8     Dissolution or Merger of Bear State. Immediately following the Effective Time, Arvest shall cause Bear State to be dissolved and liquidated in accordance with the Plan of Liquidation and articles of dissolution shall be filed with the Arkansas Secretary of State; alternatively, Arvest may at its option cause Bear State to be merged into Arvest in accordance with a Plan of Merger and Articles of Merger shall be filed with the Secretary of State.

2.9     Bank Merger. Immediately following the dissolution and liquidation of Bear State and subject to obtaining all required regulatory and shareholder approvals, Arvest will cause the Bank to be merged with and into Arvest, with the full-service banking offices of the Bank becoming branch offices of Arvest. The Bank Merger will be in accordance with the terms of the Bank Merger Agreement.

ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK; SURRENDER OF CERTIFICATES

3.1     Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Bear State Common Stock:

(a)     Cancellation of Treasury Stock. All shares of Bear State Common Stock that are owned by Bear State as treasury stock shall be cancelled or retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)     Conversion of Bear State Common Stock. Each share of Bear State Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(a) and Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration. All such shares of Bear State Common Stock converted in accordance with this Section 3.1(b) shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Per Share Merger Consideration into which such Bear State Common Stock has been converted.

(c)     Acquisition Capital Stock. Each share of Acquisition common stock issued and outstanding immediately prior to the Effective Time shall be converted automatically and without any action on the part of the holder thereof into an equal number of shares of the Surviving Corporation, which shares shall constitute all of the outstanding common stock of the Surviving Corporation.

(d)     Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Bear State Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who have properly perfected their right of appraisal within the meaning of Section 4-27-1301 et seq. of the ABCA and have not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration specified in Section 3.1(b) hereof, but instead, the holders thereof shall be entitled only to such rights as are granted by Section 4-27-1302 of the ABCA. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the aggregate Per Share Merger Consideration to which such holder would be entitled pursuant to Section 3.1(b) hereof. Bear State shall give Acquisition prompt notice upon receipt by Bear State of any such written demands for payment of the fair value of shares of Bear State Common Stock and of withdrawals of such demands and any other instruments provided pursuant to Section 4-27-1302 of the ABCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

3.2     Cancellation of Options, Warrants and RSUs.

(a)     Options. As soon as practicable following the date of this Agreement, the Board of Directors of Bear State shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding options to acquire Bear State Common Stock, whether vested or unvested, as necessary to provide that, at the Effective Time, each such option outstanding immediately prior to the Effective Time shall be cancelled, and the Option Holder (as set forth on Schedule 4.1(b) of the Bear State Disclosure Schedule) shall then become entitled in full satisfaction of such cancellation to receive, following the Effective Time, a single lump sum cash payment in the amount set forth on the Closing Financial Certificate delivered pursuant to Section 2.7(a)(iii). Prior to the Effective Time, Bear State shall ensure that following the Effective Time no Option Holder or any participant in any Bear State stock plan or Employee Plans shall have any right thereunder to acquire capital stock of Bear State, the Bank, or the Surviving Corporation.

(b)     Warrants. As soon as practicable following the date of this Agreement, the Board of Directors of Bear State shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding Warrants as necessary to provide that, at the Effective Time, each such Warrant outstanding immediately prior to the Effective Time shall be cancelled, and the Warrant Holder (as set forth on Schedule 4.1(b) of the Bear State Disclosure Schedule) shall then become entitled in full satisfaction of such cancellation to receive, following the Effective Time, a single lump sum cash payment in the amount set forth on the Closing Financial Certificate delivered pursuant to Section 2.7(a)(iii). Prior to the Effective Time, Bear State shall ensure that following the Effective Time no Warrant Holder shall have any right thereunder to acquire capital stock of Bear State, the Bank, or the Surviving Corporation.

(c)     RSUs.     As soon as practicable following the date of this Agreement, the Board of Directors of Bear State shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding RSUs as necessary to provide that, at the Effective Time, each such RSU outstanding immediately prior to the Effective Time shall be cancelled, and the RSU Holder (as set forth on Schedule 4.1(a) of the Bear State Disclosure Schedule) shall then become entitled in full satisfaction of such cancellation to receive, following the Effective Time, a single lump sum cash payment in the amount set forth on the Closing Financial Certificate delivered pursuant to Section 2.7(a)(iii). Prior to the Effective Time, Bear State shall ensure that following the Effective Time no RSU Holder shall have any right thereunder to acquire capital stock of Bear State, the Bank, or the Surviving Corporation.

3.3     Exchange of Certificates and Payment.

(a)     Paying Agent. As of the Effective Time, Arvest shall cause Acquisition to deposit, in a segregated non-interest bearing account at Arvest (who, when acting in such capacity, is referred to herein as the “Paying Agent”), for the benefit of the holders of certificates which immediately prior to the Effective Time evidenced shares of Bear State Common Stock (collectively, the “Bear State Certificates”), for exchange in accordance with this Article III, an aggregate amount of cash equal to the Per Share Merger Consideration to be paid pursuant to Section 3.1(b) in exchange for such shares of Bear State Common Stock and the aggregate amount of cash payable to the Option Holders, the Warrant Holders and the RSU Holders pursuant to Section 3.2.

(b)     Exchange Procedures.

(i)     At least ten (10) Business Days prior to the anticipated Closing Date, the Paying Agent shall mail or deliver to each holder of record of shares of Bear State Common Stock and each Warrant Holder (i) a letter of transmittal (which shall, with respect to each holder of Bear State Common Stock, specify that delivery shall be effected only upon delivery of the Bear State Certificates to the Paying Agent, and which shall be in such form and have such other provisions as Arvest and Bear State may reasonably specify) and (ii) if applicable, instructions for use in effecting the surrender of the Bear State Certificates in exchange for the Per Share Merger Consideration. With respect to each holder of Bear State Common Stock, upon surrender of a Bear State Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Bear State Certificate shall be entitled to receive in exchange therefor (x) the Per Share Merger Consideration, multiplied by (y) the number of shares of Bear State Common Stock represented by the certificate so surrendered pursuant to the provisions of this Article III, and the Bear State Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3, each Bear State Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration with respect to the shares of Bear State Common Stock represented by such Bear State Certificate. With respect to each Warrant Holder, upon cancellation of such Warrants pursuant to Section 3.2(b) and delivery of the letter of transmittal, duly executed, and such other documents as the Paying Agent may reasonably require, the Warrant Holder shall be entitled to receive an amount equal to the amount set forth for such Warrant Holder on the Closing Financial Certificate. With respect to each Option Holder and RSU Holder, upon cancellation of such options or RSUs pursuant to Section 3.2(a) or Section 3.2(c), respectively, and delivery of such documents as the Paying Agent may reasonably require, the Option Holder or RSU Holder, as applicable, shall be entitled to receive an amount equal to the amount set forth for such Option Holder or RSU Holder on the Closing Financial Certificate.

(ii)     Notwithstanding the payment procedures described in Section 3.3(b)(i) above, in the event that a holder of Bear State Certificates surrenders such Bear State Certificates and a properly executed letter of transmittal to the Paying Agent at least three (3) Business Days prior to the Closing Date and such Bear State Certificates entitle the holder to receive not less than $1,000,000 pursuant to the provisions of this Section 3.3(b), then, immediately following the Closing, Arvest shall cause the Paying Agent to deliver to such holder of such Bear State Certificates an amount equal to the Per Share Merger Consideration payable to such shareholder pursuant to Section 3.1(b) by, at the option of such holder, (A) delivery of a bank cashier’s check payable to such holder, (B) a direct deposit into such holder’s account at the Bank or (C) by wire transfer of immediately available funds to an account designated by such holder.

(c)     No Further Ownership Rights in Bear State Common Stock. The Merger Consideration paid upon surrender of shares of Bear State Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Bear State Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Bear State Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Bear State Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d)     Lost or Stolen Certificate. In the event that any Bear State Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue and pay the Per Share Merger Consideration to such shareholder in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, together with such other documents required under Section 3.3(b); provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the payment of cash, require the owner of such lost, stolen or destroyed certificate to submit to the Paying Agent a bond in a form and substance satisfactory to the Paying Agent, or an indemnification agreement in a form acceptable to Arvest, whereby such shareholder agrees to indemnify Arvest and the Surviving Corporation against any claim that may be made against Arvest, the Surviving Corporation or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed, in lieu of such certificates.

(e)     Termination of Fund; Limit of Liability. Any portion of the cash funds deposited in a segregated account pursuant to Section 3.3(a) that remains undistributed to the shareholders, Option Holders, Warrant Holders, or RSU Holders of Bear State for six (6) months after the Effective Time shall be distributed from the segregated account to Arvest, and any shareholders, Option Holders, Warrant Holders or RSU Holders of Bear State who have not theretofore complied with this Article III shall thereafter look only to Arvest for payment of their claim for the Per Share Merger Consideration or other consideration paid pursuant to this Agreement. None of Arvest, Acquisition, Bear State or the Surviving Corporation shall be liable to any holder of shares of Bear State Common Stock or options, Warrants or RSUs for any portion of such cash funds that are delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)     Withholding. The letter of transmittal described in Section 3.3(b) above will include a Substitute Form W-9 pursuant to which each Bear State Shareholder and Warrant Holder may certify that such Person is not subject to backup withholding. Subject to such Person making such certification and delivering the Substitute Form W-9 with such Person’s letter of transmittal, the Person shall not be subject to any withholding with respect to the Per Share Merger Consideration or any other consideration paid or payable pursuant to this Agreement. However, if the Person is unable or fails to provide the Substitute Form W-9, Arvest shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Bear State Common Stock, Dissenting Shares, or Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state or local tax Law. To the extent that amounts are so withheld by Arvest, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Bear State Common Stock, Dissenting Shares, or Warrants in respect of which such deduction and withholding was made by Arvest. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Surviving Corporation, Arvest and their respective agents shall be entitled to deduct and withhold from the amount set forth for each Option Holder and RSU Holder on the Closing Financial Certificate such amounts as the Paying Agent, the Surviving Corporation, Arvest and their respective agents reasonably and in good faith determine are required to be deducted and withheld with respect to each option and RSU, including, but not limited to, social security, medicare, federal or state income tax, or any other taxes required to be withheld pursuant to federal, state, local or foreign tax Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BEAR STATE

Except as may be disclosed to Arvest and Acquisition in the Bear State Disclosure Schedule, Bear State represents and warrants to Arvest, as of the date hereof and as of the Closing Date (except those representations and warranties that are made as of a specific date need only be true as of such date) as follows:

4.1     Capital Structure of Bear State and the Bank; Ownership of Bank Common Stock.

(a)     The authorized capital stock of Bear State consists of 100,000,000 shares of Bear State Common Stock and 5,000,000 shares of preferred stock. As of the date hereof, there are (i) 37,713,171 shares of Bear State Common Stock issued and outstanding and (ii) 482,360 shares of Bear State Common Stock held as treasury shares and there are no shares of preferred stock outstanding. The outstanding shares of Bear State Common Stock represent all of the outstanding capital stock of Bear State. All outstanding shares of Bear State Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and none of the outstanding shares of Bear State Common Stock has been issued in violation of the preemptive or subscription rights of any Person. Except as described on Schedule 4.1(a) of the Bear State Disclosure Schedule, there are no Rights authorized, issued or outstanding with respect to the Bear State Common Stock or any other Bear State securities, and no authorization therefor has been given.

(b)     Schedule 4.1(b) of the Bear State Disclosure Schedule lists the name of each Person having an existing award of any outstanding and unexercised options (each, an “Option Holder”) and includes with respect to each Person: (i) the number of options granted; (ii) the breakdown of the number of such options which are vested and unvested as of the date hereof; (iii) the exercise price; (iv) identification of the plan, agreement or other document under which the options were issued to the Person or by which they are governed; and (v) the number of options of the Person that are qualified and non-qualified pursuant to the Code.

(c)     Schedule 4.1(c) of the Bear State Disclosure Schedule lists the name of each Person holding a Warrant (each, a “Warrant Holder”) and includes with respect to each Person: (i) the number of shares of Bear State Common Stock underlying such Warrant and (ii) the exercise price of such Warrant.

(d)     The authorized capital stock of the Bank consists of 1,000,000 shares of Bank Common Stock. As of the date hereof, there are (i) 1,000 shares of Bank Common Stock issued and outstanding and (ii) no shares of Bank Common Stock held as treasury shares. All outstanding shares of Bank Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and none of the outstanding shares of Bank Common Stock have been issued in violation of the preemptive or subscription rights of any Person. There are no Rights authorized, issued or outstanding with respect to the Bank Common Stock or any other Bank securities (and no authorization therefor has been given). As of the Closing, all of the outstanding Bank Common Stock will be owned, beneficially and of record, by Bear State, free and clear of all liens, claims and encumbrances of every kind and character.

4.2     Organization, Standing and Authority of Bear State and the Bank.

(a)     Bear State is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas. Bear State has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Bear State is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is otherwise duly authorized, qualified and licensed under all applicable Laws and orders of Governmental Entities to conduct business as a bank holding company as presently conducted and to own all of the outstanding shares of Bank Common Stock. True and complete copies of the articles of incorporation and bylaws of Bear State as in effect as of the date hereof are included as Schedule 4.2(a) of the Bear State Disclosure Schedule.

(b)     The Bank is a state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas. The Bank has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Bank is duly authorized, qualified and licensed under all applicable Laws and orders of Governmental Entities to conduct a banking business and to own and operate the assets purported to be owned by the Bank. True and complete copies of the articles of incorporation and bylaws of the Bank as in effect as of the date hereof are included as Schedule 4.2(b) of the Bear State Disclosure Schedule.

(c)     All eligible accounts of depositors in the Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due by the Bank, and the Bank has filed all reports required by the FDIA.

4.3     Subsidiaries. The only Subsidiary of Bear State is the Bank. The Bank has no Subsidiaries. Except as disclosed on Schedule 4.3 of the Bear State Disclosure Schedule, neither Bear State nor the Bank own any direct or indirect equity interest in any other entity.

4.4     Authorized and Effective Agreement; Consents and Approvals.

(a)     Each of Bear State and the Bank has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which each is or will be a party and (subject to receipt of all necessary governmental approvals and the expiration of all applicable waiting periods) to perform all of its obligations under this Agreement and each of the other Transaction Documents. The execution and delivery of this Agreement and each of the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Bear State and the Bank, other than the receipt of the shareholder approval contemplated by Section 7.2. This Agreement and each of the other Transaction Documents executed at this time to which Bear State and the Bank are parties have been duly and validly executed and delivered by Bear State and the Bank and constitute legal, valid and binding obligations of Bear State and the Bank which are enforceable against Bear State and the Bank in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b)     Except as set forth on Schedule 4.4(b) of the Bear State Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents by Bear State and the Bank, nor the consummation of the transactions contemplated hereby or thereby in accordance with the terms hereof nor compliance by Bear State and the Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation or bylaws of Bear State or the Bank, (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bear State or the Bank or any of their respective properties or assets, (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Bear State or the Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bear State or the Bank is a party, or by which any of their respective properties or assets may be bound or affected, or (iv) violate, conflict with, result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under any agreement to which Bear State or the Bank or, to the Knowledge of Bear State, any shareholder of Bear State is a party or to which any Bear State Common Stock is subject; except with respect to items (iii) and (iv), only to the extent such would not reasonably be expected to have a Material Adverse Effect.

(c)     Except for (i) consents and approvals of or filings or registrations with or notices to the FRB and the ASBD, (ii) the approval of this Agreement and the Merger by the requisite vote of shareholders of Bear State, (iii) the filing of the Articles of Merger with the Arkansas Secretary of State pursuant to the ABCA, and (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any federal or state securities (or related) Laws or the listing requirements of any applicable securities exchange, no consents or approvals of or filings or registrations with or notices to any Governmental Entity are required on behalf of Bear State or the Bank in connection with (A) the execution and delivery of this Agreement or any other Transaction Document by Bear State or the Bank, or (B) the consummation by Bear State and the Bank of the transactions contemplated hereby or thereby.

4.5     Regulatory Reports and Agreements. Since January 1, 2013, Bear State and the Bank have duly filed with the appropriate Bank Regulators, in correct form, all reports required to be filed under applicable Laws, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable Laws, and Bear State and the Bank have previously delivered or made available to Arvest accurate and complete copies of all such reports. Schedule 4.5 of the Bear State Disclosure Schedule contains a list of all such reports. In connection with the most recent examinations of Bear State and the Bank by the appropriate Bank Regulators, neither Bear State nor the Bank was required to correct or change any action, procedure or proceeding which, to the Knowledge of Bear State, has not been now corrected or changed. Neither Bear State nor the Bank is a party to or subject to any commitment, letter (other than letters addressed to regulated banking institutions generally or examination reports), written agreement, memorandum of understanding, order or other regulatory enforcement action or proceeding with or by any Bank Regulator, including, without limitation, the FRB, the FDIC or the ASBD, and neither Bear State nor the Bank has received any notification from any such Bank Regulator that Bear State or the Bank may be requested to enter into, or otherwise become subject to, any such commitment, letter, written agreement, memorandum of understanding, order or other regulatory enforcement action or proceeding.

4.6     Financial Statements.

(a)     The Bear State Financial Statements are attached to Schedule 4.6(a) of the Bear State Disclosure Schedule. The Bear State Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly present, in all material respects, the consolidated financial position of Bear State and its Subsidiaries as at the respective dates thereof and the consolidated statements of income, stockholders’ equity and cash flows for the periods indicated, except that the unaudited interim condensed consolidated financial statements are subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect and omit certain footnote disclosure. The books and records of Bear State are being maintained in material compliance with all applicable regulatory and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Bear State. Except to the extent reflected, disclosed or provided for in the Bear State Financial Statements or described on Schedule 4.6(a) of the Bear State Disclosure Schedule, Bear State has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than those liabilities (i) reflected on the balance sheet dated June 30, 2017 included in the Bear State Financial Statements and not previously paid or discharged, (ii) incurred after June 30, 2017 arising in the ordinary course of Bear State business which were properly incurred consistent with past practice, or (iii) contemplated by this Agreement.

(b)     The Bank Financial Statements are attached to Schedule 4.6(b) of the Bear State Disclosure Schedule. The Bank Financial Statements fairly present in all material respects the consolidated financial condition and results of operations of the Bank as of the dates and for the periods set forth therein. Except as otherwise stated therein (or in the proviso to this sentence), the Bank Financial Statements have been prepared in accordance with GAAP; provided that the Bank Financial Statements (i) omit footnote disclosures required by GAAP, (ii) are subject to any variations required by regulatory accounting principles as mandated by the Federal Financial Institutions Examination Council (“RAP”), and (iii) covering interim periods have been prepared in accordance with past practice and are subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect. The books and records of the Bank are being maintained in material compliance with applicable regulatory and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Bank. Except to the extent reflected, disclosed or provided for in the Bank Financial Statements or described in Schedule 4.6(b) of the Bear State Disclosure Schedule, the Bank has no liabilities of any nature, whether absolute, accrued, contingent or otherwise, other than those liabilities (x) reflected on the balance sheet included in the Consolidated Report of Condition dated June 30, 2017, together with the related schedules thereto, and not previously paid or discharged, (y) incurred after June 30, 2017 arising in the ordinary course of business which were properly incurred consistent with past practice, or (z) contemplated by this Agreement.

4.7     Absence of Certain Changes or Events.

(a)     Since December 31, 2016, Bear State and the Bank have conducted their respective businesses in the ordinary and usual course.

(b)     Except as described in Schedule 4.7(b) of the Bear State Disclosure Schedule, since December 31, 2016, neither Bear State nor the Bank has:

(i)     suffered any Material Adverse Effect, or experienced an event or circumstance that individually or in the aggregate would be reasonably likely to have a Material Adverse Effect, in its financial condition, results of operations or business;

(ii)     issued any notes, bonds or other debt securities, or otherwise borrowed any amount or incurred or become subject to any liabilities (absolute or contingent), except, with respect to the Bank, only (A) deposits taken, federal funds purchased, and securities sold under agreements to repurchase, (B) current liabilities incurred in the ordinary course of business and consistent with past practices, and (C) liabilities under contracts entered into in the ordinary course of business and consistent with past practice;

(iii)     declared any dividend or made any payment or distribution of cash or other property to its shareholders or purchased or redeemed any shares of its capital stock or granted any option for the purchase of its capital stock;

(iv)     mortgaged, pledged or had subjected to any lien, security interest, charge or any other encumbrance, any of its assets, tangible or intangible, except pledges to secure government deposits, pledges to the Federal Home Loan Bank of Dallas to secure borrowings, and in connection with repurchase or reverse repurchase agreements;

(v)     discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities reflected in the balance sheets as of December 31, 2016, included in the Financial Statements and current liabilities incurred since the date thereof in the ordinary course of business consistent with past practices;

(vi)     issued any shares of Bear State Common Stock or any shares of the capital stock of the Bank (other than as a result of the exercise of any options for the purchase of Bear State Common Stock or upon the vesting of any restricted stock units or performance incentive awards);

(vii)     issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or Rights relating to the issuance thereto;

(viii)     acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (A) through settlement of indebtedness, foreclosure or the exercise of creditors’ remedies, (B) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person) or (C) shares of the Federal Home Loan Bank or the Federal Reserve Bank;

(ix)     sold, assigned or transferred any material items of real or personal property, patents, trademarks, trade names, copyrights, trade secrets or other tangible or intangible assets, or disclosed any proprietary confidential information to any Person other than for fair consideration in the ordinary course of business and consistent with past practices;

(x)     suffered any material loss not provisioned for in the Bank’s Allowance and reflected in its Consolidated Report of Condition for June 30, 2017 or waived any right of material value, whether or not in the ordinary course of business or consistent with past practices;

(xi)     incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business consistent with past practices;

(xii)     made any Capital Expenditures or commitments therefor in excess of $25,000 per expenditure or commitment and not exceeding $50,000 in the aggregate (such amounts to be determined collectively for Bear State and the Bank);

(xiii)     made any loans or advances to, guarantees for the benefit of, or investments in, any Person, other than in the ordinary course of business and consistent with past practices;

(xiv)     made any change in any method of accounting or accounting practice, except as required by GAAP or RAP, including early implementation thereof;

(xv)     granted any increase in the compensation payable or to become payable to any director, officer or employee (other than normal periodic increases made by the Bank pursuant to the Bank’s established compensation policies);

(xvi)     suffered any material theft, damage, destruction or casualty loss, whether or not covered by insurance;

(xvii)     entered into nor received any notice or advice that it may become subject or a party to any order, agreement, consent, memorandum of understanding or other regulatory enforcement action or proceeding by a Bank Regulator, or become a party to any commitment letter or similar undertaking to a Bank Regulator; and neither Bear State nor the Bank has failed to resolve any violation of Law, or material criticism or exception, by a Bank Regulator with respect to any report or statement relating to any examination of Bear State or the Bank; or

(xviii)     agreed, whether in writing or otherwise, to take any action described in this Section 4.7(b).

4.8     Environmental Matters.

(a)     Bear State and the Bank are, and since January 1, 2012 have been, in compliance in all material respects with all applicable Environmental Laws. Neither Bear State nor the Bank has received any communication alleging that Bear State and/or the Bank is not in such compliance or that either of them is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath such property, and, to the Knowledge of Bear State, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b)     To the Knowledge of Bear State, none of the properties owned, leased or operated by Bear State or the Bank has been or is in violation of or liable under any Environmental Law.

(c)     There are no past or present actions, activities, circumstances, conditions, events or incidents involving Bear State or the Bank’s property or, to the Knowledge of Bear State, the collateral securing loans made by the Bank, or otherwise, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any material liability arising under any Environmental Law against Bear State or the Bank or against any Person whose liability for any Environmental Claim Bear State or the Bank has or may have retained or assumed either contractually or by operation of law.

(d)     Bear State has provided to Arvest copies of all environmental audits, reports or assessments that either Bear State or the Bank has with respect to any and all real property owned or currently occupied by Bear State or the Bank.

4.9     Tax Matters.

(a)     Except as disclosed on Schedule 4.9 of the Bear State Disclosure Schedule, each of Bear State and the Bank has timely filed all Tax Returns required to be filed by it through the date hereof, and all such Tax Returns are true, complete and accurate in all material respects. Bear State and the Bank have timely paid and discharged all Taxes shown to be due on such returns and have timely paid all other Taxes as are due or accruable through the Closing Date, except (i) such as are being contested in good faith by appropriate proceedings and with respect to which Bear State and the Bank are maintaining reserves adequate for their payment, or (ii) Taxes which are accruable through the Closing Date and which are properly shown on the books of Bear State and the Bank, as applicable, as a liability (or for which an adequate reserve has been established) immediately prior to the Closing. The liability for Taxes set forth on each Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. As of the date hereof, neither the Internal Revenue Service nor any other Governmental Entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the Knowledge of Bear State, threatening to assert against Bear State or the Bank, any deficiency or claim for additional Taxes. Each of Bear State and the Bank has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions under any state or local Laws of withholding with respect to employee wages) and has, within the time and manner prescribed by Law, withheld and paid to the proper Governmental Entity all amounts required to be withheld and paid under all applicable Laws. Except as disclosed on Schedule 4.9 of the Bear State Disclosure Schedule, no federal, state, local or foreign audit or other administrative proceeding or court proceeding (each, an “Audit”) currently exists or has been initiated and remains open with regard to any Taxes or Tax Returns of Bear State or the Bank, and neither Bear State nor the Bank has received any notice that such an Audit is pending or threatened with respect to Bear State or the Bank or any Tax Return required to be filed by or with respect to Bear State or the Bank. Neither Bear State nor the Bank has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as disclosed on Schedule 4.9 of the Bear State Disclosure Schedule, neither Bear State nor the Bank (A) is a party to, bound by or has any obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement; or (B) has made any payments, or is a party to any agreement that under any circumstance could obligate it to make payments based upon the consummation of the transactions contemplated hereby, constituting a change of the nature described in Section 280G of the Code, that are or will not be deductible because of Section 280G of the Code. There are no liens for Taxes on any assets (excluding property acquired through foreclosure or in lieu thereof by the Bank) of Bear State or the Bank other than liens for Taxes which are not yet due and payable. Except as disclosed on Schedule 4.9 of the Bear State Disclosure Schedule, no claim has ever been made by an authority in a jurisdiction where Bear State or the Bank does not file Tax Returns that Bear State or the Bank is or may be subject to taxation in that jurisdiction. Neither Bear State nor the Bank (Y) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group, the common parent of which is Bear State) or (Z) has any liability for the Taxes of any Person (other than Bear State or the Bank) under Treas. Reg. Section 1.1502-6, as a transferee or successor, by contract or otherwise.

(b)     Except as disclosed on Schedule 4.9 of the Bear State Disclosure Schedule, neither Bear State nor the Bank will be required to include any item of income in or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code.

(c)     Neither Bear State nor the Bank has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code.

4.10     Legal Proceedings. Schedule 4.10 of the Bear State Disclosure Schedule lists all existing or, to the Knowledge of Bear State, threatened, legal, administrative, arbitration or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving Bear State or the Bank, or their respective officers, directors, employees or agents. None of the proceedings, claims, actions, controversies or governmental investigations disclosed on Schedule 4.10 of the Bear State Disclosure Schedule would, or would reasonably be expected to (a) have a Material Adverse Effect; (b) impair the ability of Bear State or the Bank, as applicable, to conduct business as now conducted; (c) result in any substantial liability of Bear State or the Bank that is not adequately covered by insurance; or (d) restrain or otherwise impair the performance of any other action by Bear State or the Bank under this Agreement or any other Transaction Document. To the Knowledge of Bear State, there are no circumstances, conditions, events or arrangements, contractual or otherwise, that may hereafter give rise to any proceedings, claims, actions, controversies or governmental investigations involving Bear State or the Bank.

4.11     Compliance with Laws .

(a)     Each of Bear State and the Bank has all permits, licenses, certificates of authority, orders and approvals (the “Permits”) of, and has made all filings, applications and registrations with, Governmental Entities that are necessary in order to permit it to carry on its business as it is presently being conducted and the absence of which would reasonably be expected to have a Material Adverse Effect; all such Permits are in full force and effect; and, to the Knowledge of Bear State, no suspension or cancellation of any of the same is threatened. Schedule 4.11(a) of the Bear State Disclosure Schedule lists each material Permit together with the name of the Governmental Entity issuing such Permit.

(b)     Neither Bear State nor the Bank is in violation of its governing documents, or in violation, in any material respect, of any applicable federal, state or local Law or ordinance or any order, rule or regulation of any Governmental Entity (other than (i) Environmental Laws, except as provided in Section 4.8 and (ii) Laws pertaining to labor, employment and employee benefits matters, except as provided in Section 4.12), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity; and neither Bear State nor the Bank has received any notice or communication from any Governmental Entity asserting that either Bear State or the Bank is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, neither Bear State nor the Bank has been advised in writing of any regulatory concerns regarding an alleged failure of Bear State or the Bank to comply with (x) consumer lending, deposit and savings and related operations Laws, including the Equal Credit Opportunity Act and Regulation B, the Truth in Lending Act and Regulation Z, applicable regulations promulgated by the Consumer Financial Protection Bureau (including those dealing with unfair, deceptive, or abusive acts or practices), the Fair Debt Collection Practices Act, the Servicemembers Civil Relief Act and other investor and mortgage insurance company requirements relating to the originating, sale and servicing of mortgage and consumer loans; (y) extensions of credit to and transactions with officers, directors and affiliates, including Regulation O and Federal Reserve Act Sections 23A and 23B; and (z) the Community Reinvestment Act. Schedule 4.11(b) of the Bear State Disclosure Schedule contains a copy of the records for 2016 and 2017 required by 12 C.F.R. § 215.8 of Regulation O. The most recent regulatory rating given to the Bank as to compliance with the Community Reinvestment Act was “Satisfactory” or better, and subsequently, the Bank has not received any complaints as to Community Reinvestment Act compliance.

(c)     Neither Bear State nor the Bank is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment, and neither Bear State nor the Bank has received any written communication from a Governmental Entity requesting that it enter into any of the foregoing.

(d)     Each of Bear State and the Bank has satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with its appropriate Bank Regulators.

4.12     Labor Matters; Employee Matters and ERISA.

(a)     Schedule 4.12(a) of the Bear State Disclosure Schedule sets forth a true and complete list of the names, titles, hire dates, locations, classifications, and annual salaries or wage rates of all employees and officers of Bear State and the Bank as of August 4, 2017. Except as described on Schedule 4.12(a), to the Knowledge of Bear State, none of such individuals has indicated to Bear State or the Bank that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date. Each of Bear State and the Bank are in compliance in all material respects with applicable foreign, federal, state and local codes, Laws, ordinances, regulations, reporting or licensing requirements, rules, or statutes applicable to such Person respecting labor and employment, including those related to employment practices, terms and conditions of employment, wages, hours collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans. All Persons providing services to Bear State and the Bank have been properly classified as either employees or independent contractors in accordance with applicable Law (including the Code) and the terms of all applicable Employee Plans and have been treated accordingly under applicable Law and such Employee Plans.

(b)     Schedule 4.12(b) of the Bear State Disclosure Schedule lists all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, bonus or group insurance contract or any other incentive, welfare or employee benefit plan, as defined in Section 3(3) of ERISA, or agreement, sponsored, maintained or contributed to by Bear State or the Bank for the benefit of the current or former directors, officers, employees or independent contractors of Bear State or the Bank (the “Employee Plans”). Bear State has made available to Arvest correct and complete copies of: (i) each Employee Plan, including all amendments thereto (or, in the case of any Employee Plan that is unwritten, a complete and accurate description thereof); (ii) the most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Employee Plan (if any such report was required) and summary annual reports; (iii) the most recent summary plan description for each Employee Plan for which a summary plan description is required; (iv) the current Internal Revenue Service determination, opinion, notification and advisory letters; (v) all material correspondence to or from any Governmental Entity relating to any Employee Plan within the last three (3) years; (vi) the current forms and related notices required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), (vii) each trust agreement and insurance or group annuity contract relating to any Employee Plan; (viii) each group health plan’s current privacy notice, privacy policies and procedures, and business associate agreements for the plan’s vendors; and (ix) each employee handbook or other policy delivered or made available to any of Bear State’s or the Bank’s employees or other service providers. Except as described in Schedule 4.12(b) of the Bear State Disclosure Schedule, neither Bear State nor the Bank has any present or future obligation or liability under any of the Employee Plans except for claims incurred in day to day operations in connection with the Employee Plans. No present or former employee of Bear State or the Bank has been charged with breaching or to the Knowledge of Bear State has breached a fiduciary duty under any of the Employee Plans. Neither Bear State nor the Bank maintains, contributes to or participates in any plan that provides health, major medical, disability or life insurance benefits to former employees of Bear State or the Bank and, except as described in Schedule 4.12(b) of the Bear State Disclosure Schedule, no former employee of either Bear State or the Bank is eligible for benefits under any medical plan sponsored by Bear State or the Bank under COBRA.

(c)     Schedule 4.12(c) of the Bear State Disclosure Schedule describes each: (i) agreement with any current or former shareholder, director, executive officer or other key employee of Bear State or the Bank (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Bear State or the Bank of the nature of any of the transactions contemplated by this Agreement, (B) providing any terms of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of any director, executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from Bear State or the Bank that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding Bear State or the Bank, including, without limitation, any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Bank employee plans, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby.

(d)     None of Bear State, the Bank, any Employee Plan or, to the Knowledge of Bear State, any fiduciary of such plan has incurred any liability to the Department of Labor or the Internal Revenue Service with respect to the coverage of any employees of Bear State or the Bank under any Employee Plan that has not been satisfied in full.

(e)     Full payment has been made (or proper accruals have been established to the extent required by GAAP) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established to the extent required by GAAP) of all contributions which are due and payable after the date hereof and prior to the Closing Date, under the terms of each of the Employee Plans or ERISA.

(f)     Each of the Employee Plans has been established and maintained in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental Laws. With respect to each Employee Plan, any related trust is exempt from federal income Tax under Section 501(a) of the Code and no event has occurred that reasonably could result in the loss of such Tax exemption or to liability for any Tax under Section 511 of the Code. Each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code either: (i) has received a favorable determination letter from the Internal Revenue Service, (ii) is the subject of a pending determination request made to the Internal Revenue Service, or (iii) is subject to an opinion letter with respect to a preapproved document which is in force and upon which such plan may rely and nothing has occurred that could reasonably be expected to cause the loss of such qualification. No condition or circumstance exists giving rise to a material likelihood that any such Employee Plan would not be treated as qualified by the Internal Revenue Service.

(g)     Except as set forth on Schedule 4.12(g) of the Bear State Disclosure Schedule, neither Bear State nor the Bank has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code. The “frozen” “multiemployer plan” maintained by Bank is not in either “critical and declining status,” “critical status” or “endangered status,” as such terms are defined in ERISA. Neither Bear State, the Bank, nor any officer or director of Bear State or the Bank is subject to any material liability or penalty under Section 4975 through 4980B of the Internal Revenue Code or Title I of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any Employee Plan which could subject Bear State or the Bank to material liability.

(h)     There are no labor disputes between Bear State and the Bank and any of their respective employees which in the aggregate might have a Material Adverse Effect. Neither Bear State nor the Bank is the subject of any pending organization effort or representation election by or with respect to a labor union.

(i)     Except as disclosed on Schedule 4.12(i), to the Knowledge of Bear State, all employees of Bear State or the Bank are bondable, have never been convicted of or charged with a financial crime. Schedule 4.12(i) lists all employees who have been terminated within the last five (5) years due to the failure to be bonded or having been formally charged with, or convicted of, a financial crime.

4.13     Certain Contracts.

(a)     Schedule 4.13(a) of the Bear State Disclosure Schedule sets forth a list of all of the following agreements, arrangements or commitments to which either Bear State or the Bank is a party, is bound or affected by, receives or is obligated to pay, benefits under (each a “Material Contract”): (i) any agreement, arrangement or commitment relating to the borrowing of money by Bear State or the Bank (other than in the case of deposits, federal funds purchased, securities sold under agreements to repurchase, and Federal Home Loan Bank advances in the ordinary course of business) or the guarantee by Bear State or the Bank of any obligation; (ii) any agreement, arrangement or commitment relating to the services of a current provider of bank consulting services involving annual expenditures in excess of $25,000 or the employment, election or retention in office of any present or former director, officer or employee of Bear State or the Bank, other than any agreement, arrangement or commitment terminable at will and without the payment of any penalty by Bear State or the Bank, and other than the Employee Plans; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any current or former director, officer or employee of Bear State or the Bank upon execution of this Agreement or any other Transaction Document or upon or following consummation of the transactions contemplated hereby or thereby (either alone or in connection with the occurrence of any additional acts or events), and other than the Employee Plans; (iv) any agreement, arrangement or understanding pursuant to which either Bear State or the Bank is obligated to indemnify any director, officer, employee or agent of Bear State or the Bank; (v) any agreement, arrangement or understanding to which either Bear State or the Bank is a party or by which either of the same is bound which limits the freedom of Bear State or the Bank to compete in any line of business or with any Person; (vi) any supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by an applicable Governmental Entity; (vii) any lease of real or personal property requiring payments of annual rental in excess of $25,000, whether as lessor or lessee; or (viii) any other agreement, arrangement or understanding which requires minimum annual aggregate payments of more than $25,000 in the future and which is not terminable at the election of Bear State or the Bank without payment of any penalty or similar termination fee on not more than thirty (30) calendar days’ prior written notice. Bear State has previously delivered or made available to Arvest a copy of each such agreement, arrangement or understanding or, if oral, has described such agreement, arrangement or understanding in a writing previously delivered to Arvest.

(b)     Schedule 4.13(b) of the Bear State Disclosure Schedule lists and quantitatively describes all bank owned life insurance policies owned by Bear State as of June 30, 2017. The policies are in full force and effect and all premiums have been prepaid in full. Bear State possesses all incidents of ownership and all beneficiary rights in the policies without obligation to any insured or other person. To Bear State’s Knowledge, the Annual BOLI Risk Assessment and Management Memorandum as of September 30, 2016, dated October 12, 2016, previously delivered to Arvest and also attached on Schedule 4.13(b) contains true and accurate information.

(c)     Neither Bear State nor the Bank is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.14     Brokers and Finders. Except as may be described on Schedule 4.14 of the Bear State Disclosure Schedule, neither Bear State nor the Bank (or any of their directors, officers, employees or agents) has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Bear State or the Bank in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

4.15     Insurance. Each of Bear State and the Bank is insured and, during each of the past three (3) calendar years, has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable Laws and agreements to which Bear State or the Bank is party. Schedule 4.15 of the Bear State Disclosure Schedule identifies all insurance policies maintained by either Bear State or the Bank as of the date hereof and any claims pending thereunder. All of the policies and bonds maintained by Bear State and the Bank are in full force and effect and shall continue in full force and effect through the Closing Date, and all claims thereunder have been filed in a due and timely manner, and no such claim has been denied. Neither Bear State nor the Bank has been notified that its fidelity or insurance coverage will not be renewed by the carrier(s) on substantially the same terms as its existing coverage.

4.16     Properties. All real and personal property owned by Bear State and the Bank or presently used by them in their businesses, other than OREO, have been well maintained and are in good operating condition and repair (ordinary wear and tear excepted) sufficient to carry on the business of Bear State and the Bank in the ordinary course of business consistent with their past practices. All OREO currently owned by the Bank has been generally maintained in reasonably good condition and repair (ordinary wear and tear excepted) in the ordinary course of business consistent with past practices. Either Bear State or the Bank, as applicable, has good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure Laws or of lessors respecting any leased property) to all of the material properties and assets, real and personal, reflected on the Financial Statements or acquired after the date thereof, other than properties sold by Bear State or the Bank in the ordinary course of business, except (a) liens for current taxes not yet due or payable, (b) pledges to secure deposits and other liens incurred in the ordinary course of the Bank’s banking business, and (c) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. All real and personal property which is material to the business of Bear State and the Bank and leased or licensed by either Bear State or the Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms, and such leases will not terminate or lapse prior to the Closing. Schedule 4.16 of the Bear State Disclosure Schedule sets forth separate descriptions (by address) of all real property owned and all real property leased by Bear State or the Bank, each as lessee, and used in the conduct of their business as of the date of this Agreement, other than OREO.

4.17     Transactions with Affiliates. Except as may be described in Schedule 4.17 of the Bear State Disclosure Schedule, there are no existing or pending transactions, nor are there any agreements or understandings, with any directors, officers or employees of Bear State or the Bank or any person or entity affiliated with Bear State or the Bank (collectively, “Affiliates”), relating to, arising from or affecting Bear State or the Bank, including, without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of Bear State or the Bank except for (a) current salary and business expense advances consistent with past practices, (b) loans that have been entered into in the ordinary course of business on terms no more favorable to such Person than if the loan had been entered into on an arms’ length basis pursuant to normal commercial terms and conditions and in compliance with applicable Law, and (c) such Person’s deposit accounts at the Bank.

4.18     Loans and Allowance.

(a)      Each loan on the books and records of Bear State and the Bank, including, without limitation, unfunded portions of outstanding lines of credit and loan commitments: (i) was made and has been serviced in all material respects in accordance with the Bank’s lending standards in the ordinary course of business; (ii) is evidenced by appropriate and sufficient documentation; (iii) constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditor’s rights and to general equity principles; and (iv) is not subject to any known defense, offsets or counterclaims that might be asserted against Bear State or the Bank. The credit files of Bear State and the Bank contain all material information known to Bear State or the Bank that is reasonably required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of Bear State or the Bank. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold or guaranteed by any Governmental Entity, including the Small Business Administration and the USDA Farm Service Agency, each of such loans was made in compliance and conformity in all material respects with all relevant Laws and procedures such that such Governmental Entity’s guarantee of such loan is, to the Knowledge of Bear State, effective during the term of such loan. All extensions of credit made to any insider of the Bank (within the meaning of such terms in Regulation O of the Board of Governors of the Federal Reserve System) have been made by the Bank in an arms’ length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

(b)     The loans comprising the loan portfolio of the Bank have been made in the normal course of business and are documented in material compliance with all applicable federal and state Laws. Schedule 4.18(b) contains a true, correct and complete listing as of June 30, 2017, by account, of: (i) all loans in excess of $100,000 of the Bank which have been accelerated during the past twelve (12) months, other than foreclosures; (ii) all loan commitments or lines of credit of the Bank in excess of $100,000 which have been terminated by Bank during the past twelve (12) months by reason of default or adverse developments in the condition of the borrower; (iii) all loans, lines of credit and loan commitments in excess of $100,000 as to which the Bank has given written notice of its intention to terminate in the past twelve (12) months, other than foreclosures; (iv) all loans in excess of $100,000 (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that have been classified internally or by an examiner as other than “pass,” (D) for which a reasonable doubt exists, in the reasonable judgment of Bank that the timely future collectability of principal and/or interest is impaired, (E) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms or (F) where a specific reserve allocation exists in connection therewith (items (i) – (iv) above collectively referred to as “Nonperforming Assets”); (v) all loans or debts payable or owing to Bank by any executive officer or director or principal shareholder of Bank or any Subsidiary or any other Person deemed an “executive officer” or a “related interest” of any of the foregoing, as such terms are defined in Regulation O of the Federal Reserve Board; (vi) all loans sold during the past thirty-six (36) months; (vii) all loans previously sold which have been put back or threatened to be put back by any purchaser or other person, including any government sponsored enterprise; and (viii) all OREO.

4.19     Intellectual Property. Schedule 4.19 of the Bear State Disclosure Schedule lists all material Intellectual Property of Bear State and the Bank. Either Bear State or the Bank, as applicable, owns all right, title and interest in, to and under (or has a valid, written and enforceable license in), free and clear of any lien, claim or encumbrance of any kind, and, except as set forth on Schedule 4.19 of the Bear State Disclosure Schedule has the valid and enforceable right to use and fully and completely assign, transfer and convey, all material Intellectual Property currently used or planned to be used in such party’s business or otherwise reasonably necessary to carry on such party’s business. The activities, products and services of Bear State and the Bank have not and do not infringe upon, misappropriate, dilute (in the case of trademarks) and/or otherwise violate, or constitute the unauthorized use of, the Intellectual Property of any other Person. There are no written or, to the Knowledge of Bear State, oral allegations, threats or claims, and there are no lawsuits pending or, to the Knowledge of Bear State, threatened, in any case, alleging that any of Bear State or the Bank’s activities, products or services infringe upon, misappropriate, dilute (in the case of trademarks), and/or otherwise violate or constitute the unauthorized use of any other Person’s Intellectual Property.

4.20     Bear State Information. None of the information supplied or to be supplied by or on behalf of Bear State or the Bank for inclusion or incorporation by reference in the proxy statement to be used in soliciting the approval of Bear State shareholders at a special meeting of Bear State shareholders to be called to consider and vote upon the Merger (the “Bear State Shareholders Meeting”) (such proxy statement, as amended or supplemented, is hereinafter referred to as the “Proxy Materials”), will, at the date it is first mailed to the shareholders of Bear State, at the time of the Bear State Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included or incorporated by reference in the Proxy Materials to the extent based upon information supplied to Bear State by or on behalf of Arvest of Acquisition.

4.21     Anti-Money Laundering. Bear State has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that could reasonably be expected to cause Bear State or the Bank to be deemed to be operating in violation in any respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the UST’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation or any license, order or regulation issued with respect to economic sanctions programs by the UST’s Office of Foreign Assets Control. The Board of Directors of each of Bear State and the Bank have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that comply with Section 326 of the USA PATRIOT Act, that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Section 352 of the USA PATRIOT Act.

4.22     Information Security.

(a) Since January 1, 2014, except as set forth on Schedule 4.22(a) of the Bear State Disclosure Schedules, there has been no unauthorized disclosure of, or access to, any nonpublic personal information of a customer or customer data in the possession of Bear State or the Bank that could result in substantial harm or inconvenience to such customer, and Bear State has no Knowledge of any suspected breaches of its customers or customer data. Bear State has no Knowledge of, nor has Bear State been advised of or has any reason to believe that any facts or circumstances exist that would cause Bear State or the Bank to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including in Title V of the Gramm-Leach-Bliley Act of 1999, as well as the provisions of the information security program adopted by Bear State and the Bank pursuant to Appendix F to 12 C.F.R. Part 225 and Appendix D-2 to 12 C.F.R. Part 208.

(b)     Except as disclosed on Schedule 4.22(b) of the Bear State Disclosure Schedule, since January 1, 2016, Bear State has not outsourced any services to or purchased any goods from any foreign based third party service providers, and none have been utilized that would give such foreign providers access to customers and customer data.

4.23     Risk Management Instruments. Schedule 4.23 of the Bear State Disclosure Schedule sets forth all derivative instruments of the Bank including swaps, caps, floors and option agreements, whether entered into for the Bank’s own account or for the account of the Bank’s customers. All such derivative instruments were entered into: (a) in the ordinary course of business and consistent with past practice and safe and sound banking practices; (b) in accordance with all applicable Law; and (c) with counterparties reasonably believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of the Bank and is enforceable against the Bank and, to the Knowledge of Bear State, the other parties thereto in accordance with its terms, except as enforcement may be limited by applicable Law, including any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and general principles of equity. Neither the Bank nor, to Bear State’s Knowledge, any other party thereto is in breach of its obligations under any such agreement or arrangement.

4.24     SEC Filings.

(a)     Since January 1, 2012, Bear State has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (“SEC”). All such forms, reports and documents (including those that Bear State may file subsequent to the date hereof) are referred to herein as the “Bear State SEC Reports.” At the time of filing, the Bear State SEC Reports (i) complied in all material respects as to form with the applicable requirements under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Bear State SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 2012, each of the principal executive officers of Bear State and the principal financial officer of Bear State (or each former principal executive officer of Bear State and each former principal financial officer of Bear State, as applicable) has made all certifications required by Section 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC promulgated thereunder with respect to the Bear State SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)     No subsidiary of Bear State is a registered investment advisor, a licensed broker dealer or a bank dealer or is required to be such under any federal or state securities laws.

(c)     None of Bear State’s other Subsidiaries is required to file any forms, reports or other documents with the SEC or any state securities regulatory authorities except for such filings which the failure to file is not reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on Bear State or any Subsidiary of Bear State.

(d)     Except as set forth on Schedule 4.24, neither Bear State nor any of its Subsidiaries is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act of 1933.

4.25     Risky Customers. Except as disclosed on Schedule 4.25 of the Bear State Disclosure Schedule, the Bank has no customers (a) predominately engaged in the business of money order issuance, check cashing or whose predominate source of revenue is derived from credit card transactions related to telephone orders, mail orders or internet orders to the Knowledge of Bear State; (b) who are engaged in or who have applied for or have been issued a license to engage in the business of growing, processing or dispensing marijuana or who derive a significant portion of their revenues or income from any marijuana business to the Knowledge of Bear State; (c) who may be deemed “high risk” customers under the Bank Secrecy Act or Anti-Money Laundering Act; (d) who are designated as “specially designated nationals” or “blocked persons” on the most current list published by the Office of Foreign Assets Control of the U.S. Department of Treasury at its official website; or (e) who are “politically exposed persons” as defined by the Financial Action Task Force.

4.26     Bear State Indebtedness. The line of credit and term notes payable of Bear State may be paid off in full upon thirty (30) days without the payment of any prepayment or other penalty/fees. Schedule 4.26 is an accurate list of all lines of credit and term notes payable indebtedness of Bear State.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ARVEST

Arvest hereby represents and warrants to Bear State and the Bank, on behalf of itself and Acquisition, as of the date of this Agreement and as of the Closing Date (except those representations and warranties that are made as of a specific date need be true only as of such date) as follows:

5.1     Organization, Standing and Authority.

(a)     Arvest is a state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas. Arvest has the full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the ability of Arvest to consummate the transactions contemplated hereby.

(b)     Acquisition is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas. Acquisition has full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. True and complete copies of the articles of incorporation and bylaws of Acquisition as in effect as of the date hereof are included as Schedule 5.1(b) of the Arvest Disclosure Schedule.

5.2     Authorized and Effective Agreement; Consents and Approvals.

(a)     Each of Arvest and Acquisition has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement and each of the other Transaction Documents to which it is a party. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Arvest and Acquisition. This Agreement has been duly and validly executed and delivered by each of Arvest and Acquisition (and each other Transaction Document to which such Person is a party will be duly and validly executed and delivered at Closing) and constitutes (or will constitute) legal, valid and binding obligations of each of Arvest and Acquisition which are enforceable against Arvest and Acquisition in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

(b)     None of the execution and delivery of this Agreement or the other Transaction Documents by Arvest or Acquisition, the consummation by Arvest or Acquisition of the transactions by Arvest or Acquisition contemplated hereby or thereby in accordance with the terms hereof or thereof, or compliance by Arvest or Acquisition with any of terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation or bylaws of Arvest or Acquisition, (ii) assuming that the consents and approvals set forth herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Arvest or Acquisition or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Arvest or Acquisition under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Arvest or Acquisition is a party, or by which any of its properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate would not reasonably be expected to materially prevent or delay the consummation of the transactions contemplated hereby.

(c)     Except for (i) consents and approvals of or filings or registrations with or notices to the FRB and the ASBD, (ii) the filing of the Articles of Merger with the Arkansas Secretary of State pursuant to the ABCA, and (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any federal and state securities (or related) Laws, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of Arvest or Acquisition in connection with (A) the execution and delivery of this Agreement or any other Transaction Document by Arvest or Acquisition, or (B) the completion by Arvest or Acquisition of the transactions contemplated hereby or thereby.

5.3     Legal Proceedings. There are no existing or, to the Knowledge of Arvest, threatened, legal, administrative, arbitral or other proceedings, claims, actions, controversies or governmental investigations of any nature against or involving Arvest or Acquisition which, if adversely determined, could reasonably be expected to (a) have a Material Adverse Effect on Arvest or Acquisition; (b) impair the ability of Arvest or Acquisition, as applicable, to conduct business as now conducted; (c) result in any substantial liability of Arvest or Acquisition that is not adequately covered by insurance; or (d) restrain or otherwise impair the performance of any other action by Arvest or Acquisition under this Agreement or any other Transaction Document. To the Knowledge of Arvest, there are no circumstances, conditions, events or arrangements, contractual or otherwise, that may hereafter give rise to any proceedings, claims, actions, controversies or governmental investigations involving Arvest or Acquisition.

5.4     Consents and Approvals. Except for approvals as disclosed in Schedule 5.4 of the Arvest Disclosure Schedule, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other third party is required on the part of Arvest or Acquisition in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Arvest or Acquisition of the transactions contemplated hereby or thereby.

5.5     Arvest Information. None of the information supplied or to be supplied by or on behalf of Arvest or Acquisition for inclusion or incorporation by reference in the Proxy Materials will, at the date it is first mailed to the shareholders of Bear State, at the time of the Bear State Shareholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.5 will not apply to statements or omissions included or incorporated by reference in the Proxy Materials to the extent based upon information supplied to Arvest or Acquisition by or on behalf of Bear State.

5.6     Brokers and Finders. None of Arvest or Acquisition, nor any of their respective Affiliates, directors, officers, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Arvest or Acquisition in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby.

5.7     Regulatory Capital and Condition. As of the date hereof, (a) Arvest is, on both an actual and pro forma basis (after giving effect to the Financing and the transactions contemplated by this Agreement), “well capitalized” within the meaning of such term in 12 C.F.R. § 208.43, and (b) ABGI is, on both an actual and pro forma basis (after giving effect to the Financing and the transactions contemplated by this Agreement), “well capitalized” within the meaning of such term in 12 C.F.R. § 225.2(r), and Arvest has no reason to believe that it will be unable to obtain the required regulatory approval for the transactions contemplated by this Agreement. There is no pending or, to the Knowledge of Arvest, threatened legal or governmental proceeding(s) against Arvest or any of its Subsidiaries that would affect Arvest’s ability to obtain the necessary regulatory approval or satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated hereby.

5.8     Financing. Schedule 5.8 of the Arvest Disclosure Schedule delivered by Arvest to Bear State prior to the execution of this Agreement contains a complete description of the financing (the “Financing”) to be obtained by Arvest to complete the transaction contemplated by this Agreement, which Financing includes equity financing to be provided by one or more shareholders of Arvest’s parent corporation, ABGI. Prior to the date of this Agreement, ABGI has received commitments from one or more shareholders of ABGI, or Affiliates or family members of such shareholders, for 100% of the equity financing.

ARTICLE VI
COVENANTS RELATING TO THE CONDUCT OF BUSINESS

6.1     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party to this Agreement shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable Laws so as to permit consummation of the transactions contemplated by this Agreement or by any other Transaction Document (including, without limitation, satisfaction of the conditions to Closing specified in Article VIII of this Agreement) on or before December 8, 2017 or, in the event that requisite regulatory and other approvals have not yet been obtained, as promptly as practicable thereafter, and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party or parties hereto to that end.

6.2     Consents.

(a)     Arvest, Acquisition, Bear State and the Bank, as applicable, shall each give any notices to third parties and will proceed diligently and in good faith, and will use commercially reasonable efforts to obtain, as promptly as practicable, all consents and approvals that may be required in connection with the execution or performance of this Agreement and any other Transaction Document. Each of Arvest, Bear State and the Bank shall promptly take such actions as such party may deem commercially reasonable and necessary, proper or advisable in connection with any other notices to, filings with and authorizations, consents and approvals of Governmental Entities and third parties that it is required to give, make or obtain. Each of such parties agrees to consult with the other with respect to obtaining all necessary consents and approvals of third parties, including the FRB and the ASBD, necessary to consummate the transactions contemplated hereby and by any other Transaction Document and to keep the other apprised of the status regarding such applications, notices or other approvals required to consummate the transactions contemplated hereby.

(b)     Without limiting the generality of Section 6.2(a) above, Arvest shall promptly, within approximately forty-five (45) calendar days, but in no event later than sixty (60) calendar days following the date of this Agreement, file or cause to be filed applications and/or notifications for all regulatory approvals required to be obtained by Arvest and its Affiliates in connection with this Agreement and the transactions contemplated hereby. Arvest shall promptly furnish Bear State with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Arvest and its Affiliates shall use commercialy reasonable efforts to obtain all such regulatory approvals.

(c)     Notwithstanding anything to the contrary contained in Section 6.2(a) or Section 6.2(b) above or elsewhere in this Agreement, Arvest shall in no event be required to consent to a Burdensome Condition.

6.3     Investigation and Confidentiality.

(a)     Arvest Investigation. Bear State and the Bank shall permit Arvest and its employees and other representatives reasonable access to the properties and personnel, and shall disclose and make available to Arvest all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Bear State and the Bank including, without limitation, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any Governmental Entities, accountants’ work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which Arvest may have a reasonable interest; provided, that (i) Arvest and its employees and other representatives shall not request, nor shall Arvest and its respective employees and other representatives be provided, any confidential supervisory information of Bear State or the Bank, as such term is defined in 12 C.F.R. § 261.2, and (ii) such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations, shall not violate any Law or agreement or constitute the waiver of any privilege. Within a reasonable time following a request from Arvest, Bear State and the Bank will use their reasonable best efforts to make each of their officers, employees and agents and authorized representatives available to confer with Arvest and its representatives.

(b)     Property Investigations. Arvest, or its consultants or advisors, may perform at its cost such surveys, title searches, environmental audits and property inspections as Arvest deems desirable with respect to all real property owned or leased by Bear State or the Bank, provided, such surveys, title searches, environmental audits and property inspections do not interfere with the business operations of Bear State or the Bank in any material respect.

(c)     Confidentiality. Prior to the Execution of this Agreement and prior to the consummation of the transactions contemplated hereby, Bear State and its Subsidiaries and their respective affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide Arvest with information that may be deemed by Bear State to be non-public, proprietary and/or confidential, including but not limited to trade secrets of Bear State or the Bank. Arvest agrees that it will, and will cause its representatives to, hold any such information obtained pursuant to this Article VI in accordance with the terms of the Confidentiality Agreement.

6.4     Business of Bear State and the Bank.

(a)     During the period from the date of this Agreement and continuing until the Closing, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Arvest, each of Bear State and the Bank shall carry on their respective businesses in the ordinary course consistent with past practice (including, without limitation, the amount and types of loans originated as of the date hereof in the case of the Bank). Each of Bear State and the Bank shall use all commercially reasonable efforts to (i) preserve their respective business organizations intact, (ii) keep available to itself and Arvest the present services of the employees of Bear State and the Bank (unless such employees are terminated for cause or, with the written consent of Arvest, for failure to adequately perform or other reason), and (iii) preserve for itself and Arvest the goodwill of the customers of Bear State and the Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of Arvest between the date hereof and the Closing, neither Bear State nor the Bank shall (to the extent applicable):

(i)     declare, set aside, make or pay dividends or other distributions (whether in cash, stock or property or any combination thereof) in respect of the Bear State Common Stock except for (A) regular quarterly cash dividends by Bear State consistent with past practice at a rate not in excess of $0.03 per share of Bear State Common Stock, (B) dividends by the Bank to Bear State in the ordinary course of business and consistent with past practice to fund operating expenses of Bear State (including scheduled repayments of principal and interest of Bear State indebtedness) and dividends of Bear State permitted by Section 6.4(a)(i)(A), and (C) a special dividend by the Bank to Bear State for the purpose of repaying indebtedness of Bear State at or prior to Closing;

(ii)     issue any shares of its capital stock (other than shares issuable upon exercise of an option or Warrant or upon vesting of a restricted stock unit or performance incentive award outstanding on the date hereof), or issue, grant, modify or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

(iii)     increase the shares of capital stock outstanding (other than as a result of the exercise of any options for the purchase of Bear State Common Stock);

(iv)     amend its articles of incorporation or bylaws; impose, or suffer the imposition, on any share of stock held by Bear State in the Bank of any material lien, charge or encumbrance or permit any such lien to exist except as disclosed on Schedule 6.4(a)(iv) of the Bear State Disclosure Schedule; or, except in the ordinary course of business, waive or release any right or cancel or compromise any debt or claim;

(v)     increase the rate of compensation of any of its directors, executive officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except as is required under applicable Law or any agreement or commitment entered into prior to the date hereof and as described on Schedule 6.4(a)(v) of the Bear State Disclosure Schedule;

(vi)     enter into or, except as may be required by Law, by this Agreement or the other Transaction Documents, or by the terms of any Employee Plan, or as disclosed on Schedule 6.4(a)(vi) of the Bear State Disclosure Schedule, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to the Employee Plans except contributions made in the ordinary course of business consistent with past practice;

(vii)     enter into (A) any material agreement, arrangement or commitment not made in the ordinary course of business, (B) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or guarantee of any such obligation, (C) any agreement, arrangement or commitment relating to the employment of, or severance of, an officer, employee or consultant or amend any such existing agreement, or (D) settle or compromise any litigation, claim, suit, action or proceeding except settlements involving only monetary remedies with a value not in excess of $100,000 with respect to any individual litigation, claim, suit, action or proceeding or $200,000 in the aggregate;

(viii)     except as set forth on Schedule 6.4(a)(viii) of the Bear State Disclosure Schedule, change its method of accounting in effect for the year ended December 31, 2016, except as required by changes in Laws, GAAP or RAP, including early implementation thereof, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 2016, except as required by changes in Laws;

(ix)     purchase or otherwise acquire, or sell or otherwise dispose of, or mortgage or pledge, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

(x)     make any Capital Expenditures or commitments thereto in excess of $25,000 per expenditure or commitment and not exceeding $50,000 in the aggregate (such amounts to be determined collectively for Bear State and the Bank);

(xi)     file any applications or make any contract with respect to branching, site location or relocation or closing of a branch;

(xii)     acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(xiii)     engage in any transaction with an Affiliate, other than transactions in the ordinary course of business consistent with past practice and which (A) in the case of any loan or deposit are made on terms (including interest rate and, with respect to loans, collateral) substantially similar to those prevailing at the time for comparable transactions by the Bank with non-Affiliates, and (B) are in compliance with all other requirements of applicable Laws;

(xiv)     enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xv)     except as set forth on Schedule 6.4(a)(xv) of the Bear State Disclosure Schedule, discharge or satisfy any material lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

(xvi)     enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets;

(xvii)     invest in any investment securities other than as provided under the investment policy approved by the Bank’s Board of Directors attached as Schedule 6.4(a)(xvii) of the Bear State Disclosure Schedule;

(xviii)     purchase any loan participation in, or make or commit to make any new loan or letter of credit, make or commit to make any new or additional discretionary advance under any existing line of credit (A) in principal amounts in excess of $1.0 million or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) by more than $1.0 million, or (B) regardless of amount (1) to any officer or director (or any of their related interests as such term is defined in Regulation O) of Bear State or the Bank, or (2) to any borrower or Affiliate of such borrower who has an existing loan carried by the Bank as an internally or examiner classified or watch-list loan; provided, however, that Arvest shall in all events act promptly and reasonably to grant (or withhold) its consent on all such credit decisions in a manner and on a timetable that allows the Bank to conduct its business in a manner consistent with past practices;

(xix)     extend or renew any loan, line of credit or letter of credit (or a participation therein) in a principal amount in excess of $1.0 million; provided, however, that Arvest shall in all events act promptly and reasonably to grant (or withhold) its consent on all such credit decisions in a manner and on a timetable that allows the Bank to conduct its business in a manner consistent with past practices;

(xx)     purchase any brokered deposits, materially alter its method of establishing interest rates on deposit products, or increase the rates it pays on deposit products except for increases pursuant to changes in rates paid on such deposit products generally in the county in which the Bank office offering such product is located;

(xxi)     fail to mark to market, in a manner consistent with past practices and as required by GAAP, any investment and available for sale securities owned by Bear State and/or the Bank;

(xxii)     take any action that would knowingly result in any of the representations and warranties contained in this Agreement not being true and correct in any material respect at the Closing or that could reasonably result in any material delay in the consummation of the transactions contemplated hereby;

(xxiii)     enter into any plan of liquidation or dissolution;

(xxiv)     acquire any bank owned life insurance policies or make any investments in fixed rate debt securities with a remaining term of greater than five (5) years except that mortgage-backed securities otherwise meeting Bear State’s existing investment policy provisions may be purchased as long as the expected duration of the securities does not exceed five (5) years using a current three (3) month CPR or PSA projection for seasoned product or, for new production, the current estimated prepayment speeds as published by an acceptable independent source;

(xxv)     knowingly accept an account from any customers described in Section 4.25; or

(xxvi)     agree to do any of the foregoing.

(b)     From and after the execution of this Agreement, the Bank will provide to Arvest a copy of the Bank’s monthly loan activity report, which report shall be provided within seven (7) Business Days following the end of the month to which the monthly loan activity report relates.

(c)     From and after the execution of this Agreement, promptly following each meeting of the Board of Directors of Bear State and the Bank (and all committees thereof) through the last day prior to the Closing Date, Bear State and the Bank shall cause to be provided to Arvest a copy of all written materials provided to the Board of Directors or any committee thereof in connection with such meetings and copies of minutes of such meetings or written reports of action taken therein, provided neither Bear State nor the Bank shall be (i) required to provide any written materials concerning negotiation of this Agreement or the transactions contemplated hereby or (ii) provide any confidential supervisory information of Bear State or the Bank as such term is defined in 12 C.F.R. § 261.2.

(d)     Bear State shall cause the Bank to maintain its practice of charging off or down loans against its Allowance in accordance with past practice.

(e)     Bear State shall, or shall cause the Bank to, use commercially reasonable efforts to maintain their respective existing policies of insurance (including coverage levels) unless otherwise consented to in writing by Arvest.

6.5     Branch Disposition. If in connection with the transactions contemplated hereby, a Bank Regulator shall require Arvest to divest or dispose of any branch banking offices of the Bank as a condition to the grant of any regulatory approval which would not be a Burdensome Condition, Arvest shall, acting in good faith, promptly following Arvest’s receipt of notice of such condition (a) actively market such branch banking offices for sale on commercially reasonable terms and (b) use commercially reasonably efforts to cause such branch banking offices to be sold on commercially reasonable terms in an expeditious manner.

ARTICLE VII
ADDITIONAL COVENANTS

7.1     Regulatory Applications and Information. Bear State shall, promptly following receipt of a written request from Arvest, furnish to Arvest all information concerning Bear State that is required for inclusion in any application, statement or document to be made or filed by Arvest with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Arvest shall not request nor shall Bear State or the Bank provide any confidential supervisory information of Bear State or the Bank, as such term is defined in 12 C.F.R. § 261.2, to Arvest. Bear State shall have the right to review in advance and, to the extent practicable consult with Arvest, with respect to all written information submitted to any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement; provided, that Arvest shall not be required to provide Bear State with any confidential portions of any such filing.

7.2     Shareholder Approval.

(a)     Bear State shall, promptly after the execution of this Agreement, commence to take such actions as may be necessary to obtain adoption and approval of this Agreement and the transactions contemplated hereby by the shareholders of Bear State, including, without limitation, distributing the Proxy Materials to the holders of Bear State Common Stock within forty-five (45) calendar days of the date of this Agreement and duly calling, giving notice of, establishing a record date for, convening and holding the Bear State Shareholders Meeting to be held on the date mutually selected by the parties hereto for the purpose of (i) considering and voting upon the approval of this Agreement and the Merger, and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. Arvest shall promptly furnish to Bear State any information which Bear State may reasonably request in connection with the preparation of the Proxy Materials. Upon completion of preparation by Bear State of the Proxy Materials, Bear State will promptly furnish to Arvest a copy thereof which Bear State proposes to send to its shareholders and shall (i) provide Arvest with a reasonable opportunity to review and comment thereon prior to delivery to its shareholders, and (ii) include in the Proxy Materials all comments from Arvest to the extent reasonably acceptable to Bear State.

(b)     (i) The Board of Directors of Bear State shall recommend that Bear State’s shareholders vote in favor of and adopt and approve this Agreement and the Merger (the “Bear State Recommendation”) at the Bear State Shareholders Meeting; (ii) the Proxy Materials shall include a statement to the effect that the Board of Directors of Bear State has made the Bear State Recommendation; (iii) except as otherwise permitted in this Agreement, neither the Board of Directors of Bear State nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Arvest or Acquisition, the Bear State Recommendation (any of the foregoing, a “Change in the Bear State Recommendation”); and (iv) Bear State shall use its reasonable best efforts to obtain such approvals of the Bear State shareholders. Bear State agrees that its obligations pursuant to Section 7.2(a) and this Section 7.2(b) shall not be affected by the commencement, proposal, disclosure or communication to Bear State of any Acquisition Proposal.

(c)     Bear State shall adjourn or postpone the Bear State Shareholders Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Bear State Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Bear State shall also adjourn or postpone the Bear State Shareholders Meeting, if, on the date of the Bear State Shareholders Meeting, Bear State has not recorded proxies representing a sufficient number of shares necessary to obtain the approval of the Bear State shareholders. Notwithstanding anything to the contrary herein, the Bear State Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of Bear State at the Bear State Shareholders Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Bear State of such obligation.

7.3     Approval of Bank Merger Agreement. Promptly after the execution of this Agreement, Bear State (a) shall cause the Board of Directors of the Bank to take all actions as may be necessary by such Board of Directors to approve the Bank Merger Agreement and the Bank Merger, (b) shall, as the sole shareholder of the Bank thereupon approve the Bank Merger Agreement and the Bank Merger, it being contemplated that any such approvals shall condition the closing of the Bank Merger upon the prior closing of the Merger and liquidation (or merger) of Bear State into Arvest, and (c) promptly following all such approvals, cause the Bank Merger Agreement to be executed and delivered by the Bank.

7.4     No Solicitation.

(a)     Until the earlier of the Closing Date or the date of termination of this Agreement, neither Bear State nor the Bank, nor any of their respective Affiliates or agents, will directly or indirectly solicit, initiate or participate in negotiations with any Person other than Arvest or Acquisition with respect to an Acquisition Proposal, nor shall Bear State or the Bank, or any of their respective Affiliates or agents provide any information concerning Bear State or the Bank with respect to an Acquisition Proposal; provided, this Section 7.4(a) shall not prohibit Bear State or its Board of Directors from furnishing information regarding Bear State or the Bank to, entering into a confidentiality agreement with or entering into discussions with, any Person in response to an Acquisition Proposal that constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal that is submitted by such Person (and not withdrawn), if (i) none of Bear State, the Bank nor any of their respective Affiliates or agents shall have violated any of the restrictions set forth in this Section 7.4, (ii) the Board of Directors of Bear State concludes in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations to Bear State’s shareholders under applicable Law, (iii)(A) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Bear State gives Arvest written notice of the identity of such Person and of Bear State’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and (B) Bear State receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such Person by or on behalf of Bear State, which confidentiality agreement shall contain provisions not materially less restrictive than those contained in the Confidentiality Agreement, and (iv) contemporaneously with furnishing any such information to such Person, Bear State furnishes such information to Arvest (but only to the extent such information has not been previously furnished or made available to Arvest). Bear State and the Bank will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.4(a) by any officer or director of Bear State or the Bank or any investment banker, attorney or other advisor or representative of Bear State or the Bank shall be deemed to be a breach by Bear State of this Section 7.4(a).

(b)     In addition to the obligations of Bear State and the Bank set forth in Section 7.4(a), Bear State as promptly as practicable shall advise Arvest orally and in writing of any inquiry or request for information received by Bear State or the Bank which Bear State reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Bear State will keep Arvest informed in all material respects of the status and details (including, without limitation, material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(c)     Nothing in this Agreement shall prevent the Board of Directors of Bear State from, prior to a favorable vote of the Bear State Shareholders, withholding, withdrawing, amending or modifying its recommendation in favor of adopting and approving this Agreement and the Merger or from not including its recommendation in favor of adopting and approving this Agreement and the Merger in the Proxy Materials if (i) a Superior Proposal (as determined by the Board of Directors of Bear State in good faith) is made to Bear State and not withdrawn; (ii) neither Bear State nor any of its representatives shall have violated any of the restrictions set forth in Section 7.2 and Section 7.4; and (iii) the Board of Directors of Bear State concludes in good faith, after consultation with and receiving advice from its outside counsel, that, in light of such Superior Proposal, that the Board’s failure to withhold, withdraw, amend or modify such recommendation would be inconsistent with its fiduciary obligations to Bear State’s shareholders under applicable Law; provided, however, that prior to any withholding, withdrawal, amendment or modification of the Bear State Board’s recommendation, Bear State shall have given Arvest at least five (5) Business Days’ notice thereof and the opportunity to meet with Bear State and its financial advisors and counsel to negotiate with Arvest in good faith (to the extent Arvest desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the judgment of the Board of Directors of Bear State) a Superior Proposal. Nothing contained in this Section 7.4(c) shall limit Bear State’s obligation to hold and convene the Bear State Shareholders Meeting (regardless of whether the recommendation of the Board of Directors of Bear State shall have been withheld, withdrawn, amended or modified). In addition to the foregoing, Bear State shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger or enter into any acquisition agreement with respect to any Acquisition Proposal other than the Merger prior to the Bear State Shareholders Meeting.

(d)     Nothing contained in this Section 7.4 shall prohibit Bear State or the Board of Directors of Bear State from complying with Bear State’s obligations required under Rule 14d-5 or Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934.

7.5     Indemnification; Insurance.

(a)     From and after the Closing Date through the sixth anniversary of the Effective Time, Arvest (the “Indemnifying Party”) agrees to indemnify and hold harmless each director, officer and employee of Bear State or the Bank (in each case when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing Date, only and to the fullest extent to which Bear State or the Bank is or was required by Law or their respective articles of incorporation or bylaws to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the Law or the articles of incorporation or bylaws of Bear State and the Bank, in each case as in effect on the date hereof, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b)     Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party thereof, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction); (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent; and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a Bank Regulator or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws.

(c)     Promptly following the execution and delivery of this Agreement, Bear State shall obtain and provide to Arvest such information as Arvest shall reasonably request regarding an extension of the reporting period under Bear State’s or the Bank’s existing directors’ and officers’ liability coverage for acts and omissions occurring prior to the Closing Date, including the cost associated with purchasing extended coverage for a six-year period under substantially the current terms of Bear State’s or the Bank’s existing directors’ and officers’ liability insurance. For a period of six (6) years after the Closing Date, Arvest shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Bear State or the Bank (provided, that Arvest may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Closing Date; provided, however, that Arvest shall not be obligated to expend, in the aggregate, an annual amount more than 150% of the current annual amount expended by Bear State and the Bank, determined collectively (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Arvest shall cause to be maintained policies of insurance which, in Arvest’s good faith determination, provide the maximum coverage available at an amount equal to the Premium Cap. In lieu of the foregoing, Bear State or the Bank, in consultation with, but only upon the consent of Arvest, may obtain at or prior to the Closing Date a six-year “tail” policy under Bear State’s or the Bank’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed the Premium Cap.

(d)     The provisions of this Section 7.5 shall survive consummation of the Merger and are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.6     Press Releases. Arvest and Bear State shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall limit or prohibit either party, following notification to the other party, from making any disclosure which it determines in good faith is required by Law or by the rules or listing standards of any applicable securities exchange.

7.7     Current Information.

(a)     During the period from the date of this Agreement to the Closing, Bear State and the Bank shall, upon the request of Arvest, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Arvest regarding its financial condition, operations, business and prospects and matters relating to the completion of the transactions contemplated by this Agreement. Concurrently with the filing thereof, Bear State will deliver to Arvest copies of the regular and periodic reports filed by Bear State and the Bank with their Bank Regulators. As soon as reasonably available, but in no event more than fifteen (15) days after the end of each calendar quarter ending after the date of this Agreement, Bear State will deliver to Arvest an unaudited condensed consolidated statement of financial condition and an unaudited condensed consolidated statement of income for such quarter and the same quarter in the preceding year prepared in accordance with GAAP (excluding footnotes and other presentation items).

(b)     Notwithstanding anything in this Agreement to the contrary (including Section 6.4(c) and this Section 7.7), neither Bear State nor the Bank shall be required to provide Arvest with any documents or access to any proceedings or meetings that disclose or involve the discussion of confidential information relating to negotiation of this Agreement or the transactions contemplated hereby or any other matter that Bear State’s or the Bank’s board of directors has been advised by counsel that such provision of documents or access to Arvest may violate a confidentiality obligation or fiduciary duty or any Law, or may result in a waiver of Bear State’s or the Bank’s attorney-client privilege.

7.8     Disclosure Supplements. From time to time prior to the Effective Time, Bear State and Arvest shall promptly supplement or amend any materials previously disclosed and delivered to the other party pursuant to this Agreement with respect to any matter arising after the date hereof which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in writing to such party or which is necessary to correct any information in such prior disclosure which has been rendered inaccurate thereby; provided, no such supplement or amendment shall be deemed to have modified the representations, warranties and covenants for the purpose of determining whether the conditions set forth in Article VIII hereof have been satisfied.

7.9     Conforming Accounting Adjustments. Bear State shall, if requested in writing by Arvest, consistent with GAAP, applicable banking and securities Law, and the rules or listing standards of any applicable securities exchange, immediately before Closing, make such accounting entries as Arvest may reasonably request in order to conform the accounting records of Bear State to the accounting policies and practices of Arvest. No such adjustment by Bear State or the Bank shall of itself constitute or be deemed to be a breach, violation or failure by Bear State or the Bank to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or constitute grounds for termination of this Agreement by Arvest or be an acknowledgment by Bear State of any adverse circumstances for purposes of determining whether the conditions to Arvest’s obligations under this Agreement have been satisfied.

7.10     Employee Plan Termination. Promptly following receipt of a written request from Arvest, Bear State and the Bank shall take all action necessary on the Business Day immediately preceding the Closing Date, (a) to terminate the 401(k) Plan sponsored by Bear State and/or the Bank causing each participant’s accounts thereunder to be fully vested; and (b) to terminate any other employee benefit plan as requested by Arvest.

7.11     Failure to Fulfill Conditions. Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the transactions contemplated hereby by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the transactions contemplated hereby.

ARTICLE VIII
CONDITIONS PRECEDENT

8.1     Conditions Precedent – All Parties. The respective obligations of all of the parties hereto to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by all of the parties to this Agreement:

(a)     All corporate action necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the required approval of this Agreement and the Merger by Bear State’s shareholders at the Bear State Shareholders Meeting, shall have been duly and validly taken by all of the parties hereto;

(b)     All necessary regulatory approvals, consents, authorizations and other approvals required for the transactions contemplated hereby, by the Bank Merger Agreement or by any other Transaction Document shall have been obtained and all statutory waiting periods in respect thereof shall have expired, and no such approval shall impose any term, condition or restriction upon Arvest or any of its Subsidiaries that is a Burdensome Condition (unless waived by Arvest) and if a disposition of any bank branch office(s) (or business, assets, deposits or liabilities) of the Bank (or of Arvest in lieu thereof) is required by a Bank Regulator, subject to Arvest’s satisfaction of its obligations under Section 6.5 hereof, one or more agreements are in place for Arvest to sell such branch(es); and

(c)     None of the parties hereto shall be subject to any statute, rule, regulation, order, injunction or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement, the Bank Merger Agreement or any other Transaction Document.

8.2     Conditions Precedent – Bear State and the Bank. The obligations of each of Bear State and the Bank to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by Bear State and the Bank pursuant to Section 9.4:

(a)     Except for those representations that address matters only as of a particular date (which need only be true and correct as of such date), each of the representations and warranties of Arvest contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date except as would not have a Material Adverse Effect, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty and any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in such representation or warranty; provided, however, that the representations and warranties contained in Sections 5.1, 5.2, 5.3 and 5.6 shall be true and correct in all respects.

(b)     Each of Arvest and Acquisition shall have performed, in all material respects, its obligations and covenants required to be performed by such Person on or prior to the Closing;

(c)     Arvest shall have delivered to Bear State a certificate, dated the date of the Closing and signed by the President or a Vice President of Arvest to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied; and

(d)     There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement or any other Transaction Document.

8.3     Conditions Precedent – Arvest and Acquisition. The obligation of Arvest and Acquisition to effect the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to satisfaction of the following conditions at or prior to the Closing, unless waived by Arvest and Acquisition pursuant to Section 9.4 hereof:

(a)     Except for those representations that address matters only as of a particular date (which need only be true and correct as of such date), each of the representations and warranties of Bear State contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date; provided, however, that for purposes of this Section 8.3(a), no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact, circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect with respect to Bear State or the Bank, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty and any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in such representation or warranty. Notwithstanding the foregoing, the representations and warranties contained in Sections 4.1 (except to the extent de minimis), 4.2(a), 4.2(b), 4.4 and 4.14 shall be true and correct in all respects, and (ii) Sections 4.6, 4.9, 4.10, and 4.13 shall be true and correct in all material respects.

(b)     Each of Bear State and the Bank shall have performed, in all material respects, its obligations and covenants required to be performed by such Person on or prior to the Closing;

(c)     Bear State shall have delivered to Arvest a certificate, dated the date of the Closing and signed by the Chairman or President of Bear State, and a certificate, dated the date of the Closing and signed by the Chairman or President of the Bank, in each case, to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied;

(d)     The consent, approval or waiver of each Person (in addition to the regulatory approvals referred to in Section 8.1(b) hereof) whose consent, approval or waiver shall be required in connection with the transactions contemplated by this Agreement under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Bear State or the Bank is a party or is otherwise bound, including those Bear State or the Bank consents and approvals from each of the Persons listed on Schedule 8.3 of the Bear State Disclosure Schedule, the lack of which would have or reasonably be expected to have a Material Adverse Effect, shall have been obtained;

(e)     There shall not have occurred between December 31, 2016 and the Closing Date, a Material Adverse Effect with respect to Bear State or Bank;

(f)     Each of those Persons set forth on Schedule 1.1 of the Arvest Disclosure Schedule shall have executed and delivered to Arvest a Restrictive Covenant Agreement;

(g)     There shall not be pending any proceeding initiated by any Governmental Entity to seek an order, injunction or decree which prevents consummation of the transactions contemplated by this Agreement or any other Transaction Document;

(h)     Holders of not more than five percent (5%) of the outstanding shares of Bear State Common Stock, determined as of the date hereof, shall not have elected to exercise dissenters’ rights under Section 4-27-1301 et seq. of the ABCA;

(i)     As of the end of the calendar month immediately preceding the Closing Date, Bear State’s shareholders’ equity determined on a consolidated basis in accordance with GAAP shall not be less than that amount reflected on the balance sheet dated June 30, 2017, provided, however, for purposes of this Section 8.3(i), the calculation of shareholders’ equity shall exclude any out-of-pocket costs, expenses, accruals or payments arising solely from this Agreement or the transactions contemplated herein, including for the avoidance of doubt, but not limited to, (a) any severance or other compensation payable upon consummation of the transactions contemplated herein, (b) any compensation as set forth on Schedule 6.4(a)(v) of the Bear State Disclosure Schedule, (c) any amounts payable in connection with the accelerated vesting, exercise, settlement and/or termination of any Rights, Options and Warrants, (d) any amounts payable to third parties in connection with the termination of those agreements of Bear State or the Bank that Arvest desires to terminate, whether such termination occurs before or after the Closing Date, (e) any fees of DD&F Consulting, Inc., Raymond James & Associates, Inc., and legal counsel of Bear State or the Bank related to this Agreement or the transactions contemplated hereby or payable upon consummation of such transactions, and (f) any amounts payable in connection with any shareholder litigation arising out of this Agreement or the transactions contemplated hereby, including attorneys’ fees related thereto, to the extent not covered by insurance; and

(j)     Arvest shall have received all documents expressly required by the terms of this Agreement to be prepared and received from Bear State or the Bank or any of their respective Affiliates at or prior to Closing, including, without limitation, each of the Transaction Documents, all in form and substance reasonably satisfactory to Arvest.

ARTICLE IX
TERMINATION, WAIVER AND AMENDMENT

9.1     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual consent in writing of Arvest and Bear State;

(b)     by Arvest in writing if either Bear State or the Bank has, or by Bear State in writing if either Arvest or Acquisition has, (i) breached any covenant or undertaking contained herein, or (ii) breached any representation or warranty contained herein or such representation or warranty ceases to be true and correct, in each case, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches or failure of such representations to be true and correct, would constitute, if occurring or continuing on the Closing Date, the failure of one or more conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.3(a) or Section 8.3(b), as the case may be, provided, in each case, such breach or failure of such representation or warranty to be true and correct is incapable of cure or has not been cured within thirty (30) days following the giving of written notice of such breach or failure of such representation or warranty to be true and correct to the breaching party;

(c)     by Arvest or Bear State in writing, if any of the applications for prior approval referred to in Section 6.2 hereof are denied or are approved in a manner which does not satisfy the requirements of Section 8.1(b) hereof, and the time period for appeals and requests for reconsideration has run, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Closing;

(d)     by Arvest or Bear State if the shareholders of Bear State fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Bear State Shareholders Meeting where such matters were presented to such shareholders for approval and voted upon;

(e)     by Arvest in the event that the Board of Directors of Bear State has (i) failed to make the Bear State Recommendation or otherwise effects a Change in the Bear State Recommendation, (ii) breached its obligations under Section 7.2 by failing to call, give notice of, establish a record date for, convene, and/or hold the Bear State Shareholders Meeting in accordance with Section 7.2, or (iii) breached its obligations under Section 7.4 in any respect adverse to Arvest;

(f)     by Arvest or Bear State in writing, if the Closing has not occurred by the close of business on the 270th day following the date of this Agreement; provided, that such date may be extended by 90 days by (i) either Arvest or Bear State by written notice to the other party if a reason the Closing shall not have occurred is because of failure to obtain a regulatory approval, or (ii) Arvest if a Bank Regulator requires Arvest to divest or dispose of any branch banking offices (or business, assets, deposits or liabilities) of the Bank (or of Arvest in lieu thereof), including those located in Washington County, Benton County or Boone County, Arkansas as part of the regulatory approval received from such Bank Regulator, in order to permit Arvest sufficient time to enter into one or more agreement(s) to sell such branch(es) on or before such date; provided, that this right to terminate shall not be available to any party whose failure to perform one or more obligations under this Agreement has been the direct and principal cause of, or directly and principally resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such date.

9.2     Effect of Termination.

(a)     If this Agreement is terminated pursuant to Section 9.1 hereof, this Agreement shall become void and have no effect, except that (i) this Section 9.2 and Article X in its entirety shall survive any such termination; (ii) such termination shall not affect the obligations of any of the parties under the Confidentiality Agreement; and (iii) such termination shall not relieve any party from liability for any grossly negligent or willful breach of any covenant, undertaking, representation or warranty under this Agreement or actual fraud by such party.

(b)     Bear State shall pay to Arvest a termination fee in the amount of $14,000,000 (the “Termination Fee”), if this Agreement is terminated:

(i)     by Arvest pursuant to Section 9.1(e);

(ii)     by Arvest pursuant to Section 9.1(b) or Section 9.1(f) or by either Arvest or Bear State pursuant to Section 9.1(d), in any such case only if:

(A)     after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Bear State or the Bank, the Board of Directors of Bear State or the Bank, directly to the shareholders of Bear State generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Bear State or the Bank; and

(B)     prior to the date that is twelve (12) months after the date of such termination, Bear State or the Bank enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), provided, that, solely for the purposes of this Section 9.2(b)(ii), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references in such definition to 15% shall be changed to 50%.

(c)     Any payment required by Section 9.2(b) shall be paid:

(i)     within two (2) Business Days after termination, if paid pursuant to Section 9.2(b)(i); and

(ii)     on the earlier of the date Bear State enters into the definitive agreement described in Section 9.2(b)(ii)(B) and the date Bear State consummates the transaction described in Section 9.2(b)(ii)(B), if paid pursuant to Section 9.2(b)(ii).

(d)     Bear State and the Bank acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, Arvest would not have entered into this Agreement, and that such amounts do not constitute a penalty. The parties agree that the Termination Fee shall be the sole and exclusive remedy of Arvest (including any remedy for specific performance) for any losses or damages incurred by Arvest arising from the termination of this Agreement pursuant to any section giving rise to Bear State’s obligation to pay such amount, as agreed-upon liquidated damages. If either Bear State or the Bank fails to promptly pay Arvest the amounts due under this Section 9.2 within the time period specified herein, Bear State and the Bank shall pay all costs and expenses (including reasonable attorneys’ fees) incurred by Arvest in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest from the date due at the prime rate of interest, as adjusted from time to time, reported in the “Money Rates” section of The Wall Street Journal.

9.3     Survival of Representations, Warranties and Covenants. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants and agreements that, by their terms, are to be performed, in whole or in part, after the Effective Time. Notwithstanding the foregoing, the covenants contained in Section 7.5 (Indemnification; Insurance) shall survive for the period of six years, the covenants contained in Section 6.3(b) (Confidentiality) and Article X shall survive indefinitely, and the covenants set forth in the Restrictive Covenant Agreements shall survive until the expiration of the applicable periods specified therein.

9.4     Waiver. Each party hereto by written instrument may at any time extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (a) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other party or, to the extent permitted by Law, satisfaction of any of the conditions precedent to its obligations contained herein, or (c) the performance by the other party of any of its obligations set forth herein.

9.5     Amendment or Supplement. This Agreement may be amended or supplemented at any time prior to the Effective Time by a mutual agreement in writing executed by all of the parties hereto with respect to any of the terms contained herein; provided, however, that the aggregate Merger Consideration to be received by the shareholders of Bear State pursuant to this Agreement shall not be decreased, or the income tax treatment negatively altered, by any such amendment subsequent to the occurrence of the Bear State Shareholders’ approval without the further approval by such Bear State Shareholders.

ARTICLE X
MISCELLANEOUS

10.1     Expenses. Arvest shall bear and pay all costs and expenses incurred by Arvest and Acquisition in connection with the transactions contemplated by this Agreement. Bear State shall bear and pay all costs and expenses incurred by Bear State or the Bank in connection with the transactions contemplated by this Agreement, including, in each case, fees and expenses of financial consultants, accountants and counsel.

10.2     Entire Agreement. This Agreement (including the Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral.

10.3     Assignment; Successors; Third-Party Beneficiaries. None of the parties hereto may assign any of its rights or obligations under this Agreement to any other Person without the prior written consent of the other party or parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. It is the express intent of the parties hereto that the Indemnified Parties be third-party beneficiaries of Section 7.5 hereof, and the obligations of Arvest thereunder may be enforced by each of them. Except as expressly provided in the foregoing sentence, nothing in this Agreement is intended to confer upon any Person, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities.

10.4     Specific Performance; Remedies Not Exclusive. Each party hereto acknowledges that the other party would be irreparably harmed and that there would be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. Accordingly, it is agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained in this Agreement. All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement (including the Exhibits hereto) or applicable Law.

10.5     Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or as a result of any other dispute in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, including, without limitation, any administrative costs of an arbitration in addition to any other relief to which it may be entitled.

10.6     Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, or sent by facsimile or other electronic transmission, with confirmed receipt, addressed as follows:

If to Arvest or Acquisition:

Arvest Bank

c/o Arvest Bank Group, Inc.

110 NW 2nd Street, Suite 300

Bentonville, Arkansas 72712

Fax:       (479) 273-7477

Attn:     Richard D. Chapman

With required copies to:

McAfee & Taft A Professional Corporation

10th Floor, Two Leadership Square

211 North Robinson

Oklahoma City, Oklahoma 73102

Fax:       (405) 228-7447

Attn:      C. Bruce Crum

and

Hilburn, Calhoon, Harper, Pruniski & Calhoun, Ltd.

One Riverfront Place, Suite 800

P.O. Box 5551

North Little Rock, AR 72119

Fax:      (501) 372-2029

Attn:     Ken F. Calhoon

If to Bear State or the Bank:

Bear State Financial, Inc.

900 South Shackleford Road, Suite 401

Little Rock, Arkansas 72211

Fax: 501-907-5351

Email:     Richard.massey@westrockcap.com

Attn:      Richard N. Massey

With a required copy to:

Kutak Rock LLP

124 W. Capitol Ave., Suite 2000

Little Rock, Arkansas 72201

Fax:        501-975-3001

Email:     david.mcdaniel@kutakrock.com

Attn:      David McDaniel

10.7     Severability. In the event any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as to not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of any such provision in any other jurisdiction.

10.8     Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

10.9     Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Arvest may elect at any time prior to the Effective Time, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of Bear State and the Bank set forth herein, including but not limited to the substitution of ABGI or its subsidiary for Arvest as the party effecting the transaction hereunder, provided that, (a) the consideration to be paid to the holders of Bear State Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and such modification does not negatively alter the income taxation of any amounts to be received by the holders of Bear State Common Stock, and (b) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to Arvest’s obligations set forth in Sections 8.1 and 8.3 hereof.

10.10     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Arkansas applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

10.11     Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN THE WESTERN DISTRICT OF ARKANSAS OR THE COURTS OF THE STATE OF ARKANSAS LOCATED IN THE CITY OF BENTONVILLE AND COUNTY OF BENTON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.12     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13     Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ARVEST BANK

By:	/s/ J. Robert Kelly
	Name:	J. Robert Kelly
	Title:	Executive Vice President

ARVEST ACQUISITION SUB, INC.

By:	/s/ J. Robert Kelly
	Name:	J. Robert Kelly
	Title:	Executive Vice President

BEAR STATE FINANCIAL, INC.

By:	/s/ Richard N. Massey
	Name:	Richard N. Massey
	Title:	Chairman

BEAR STATE BANK

By:	/s/ Richard N. Massey
	Name:	Richard N. Massey
	Title:	Chairman

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

EXHIBIT A

BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT (the “Merger Agreement”) is made and entered into as of the ____ day of ______________, 2017, by and between Arvest Bank, Fayettville, Arkansas, an Arkansas banking corporation (“Arvest”), and Bear State Bank, an Arkansas banking corporation (the “Bank”).

W I T N E S S E T H:

WHEREAS, Arvest is a banking corporation duly organized and existing under the laws of the State of Arkansas, having an authorized capital stock consisting of [_____] shares of common stock, par value $[_____] per share, [_____] of which shares are currently issued and outstanding; and

WHEREAS, the Bank is a banking corporation duly organized and existing under the laws of the State of Arkansas, having an authorized capital stock consisting of One Million (1,000,000) shares of common stock, par value $0.01 per share (the “Bank Common Stock”), 1,000 of which shares of Bank Common Stock are issued and outstanding and owned, beneficially and of record, by Bear State Financial, Inc., an Arkansas corporation (“Bear State”); and

WHEREAS, Bear State and the Bank have entered into an Agreement and Plan of Reorganization (the “Acquisition Agreement”) with Arvest, and Arvest’s wholly-owned subsidiary, Arvest Acquisition Sub, Inc. (“Acquisition”), providing for the acquisition by merger (the “Merger”) of all of the outstanding shares of common stock of Bear State; and

WHEREAS, the Acquisition Agreement provides that immediately following the Bank Merger Effective Time and subject to the prior liquidation of Bear State (the “Liquidation”), as described in the Acquisition Agreement, the Bank will be merged with and into Arvest pursuant to the terms of this Merger Agreement and in accordance with the laws of the State of Arkansas.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:

1.        The Merger and Related Matters.

1.1     The Merger. At the Bank Merger Effective Time, as defined in Section 1.2 hereof, the Bank shall be merged with and into Arvest (the “Bank Merger”), and Arvest shall be (and is hereinafter sometimes referred to as) the “Resulting Bank,” which shall have the name “Arvest Bank.”

1.2     Effective Time. The Bank Merger shall become effective at such time as the parties hereto shall determine, subject to the obtaining of all required shareholder and regulatory approvals and the expiration of any waiting periods (the “Bank Merger Effective Time”); provided, in no event shall the Bank Merger become effective until after the effectiveness of the Merger and the Liquidation.

1.3     Effect of Bank Merger. At the Bank Merger Effective Time, all rights, franchises and interests of Arvest and the Bank, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Bank by virtue of the Bank Merger without any deed or other transfer. The Resulting Bank, upon the Bank Merger and without any order or any other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, guardian of estates, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Arvest and the Bank, respectively, immediately prior to the Bank Merger. The Resulting Bank shall be liable for all liabilities of Arvest and the Bank; all debts, liabilities, obligations and contracts of Arvest and the Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Arvest or the Bank, as the case may be, shall be those of the Resulting Bank and shall not be released or impaired by the Bank Merger; and all rights of creditors and other obligees and all liens on property of either Arvest or the Bank shall be preserved unimpaired.

Exhibit A to the

Agreement and Plan of Reorganization

1.4     Additional Actions. If, at any time after the Bank Merger Effective Time, Arvest shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable (a) to vest, perfect or confirm of record or otherwise in Arvest its right, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by Arvest as a result of, or in connection with, the Bank Merger, or (b) to otherwise carry out the purposes of this Merger Agreement, the Bank and its officers and directors shall be deemed to have granted to Arvest an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Arvest and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of Arvest are fully authorized in the name of the Bank or otherwise to take any and all such actions.

2.        Cancellation of Shares. All of the Bank Common Stock issued and outstanding immediately prior to the Bank Merger Effective Time shall by virtue of the Bank Merger, and without any further action on the part of the holders thereof, cease to be outstanding, and shall be automatically cancelled and shall cease to exist, and no consideration shall be paid or delivered with respect thereto.

3.        Articles of Incorporation; Bylaws.

3.1     Articles of Incorporation. The Articles of Incorporation of Arvest, as in effect immediately prior to the Bank Merger Effective Time, shall be the Articles of Incorporation of the Resulting Bank, unless and until amended as provided by law and such Articles of Incorporation.

3.2     Bylaws. The Bylaws of Arvest, as in effect immediately prior to the Bank Merger Effective Time, shall continue to be the Bylaws of the Resulting Bank until altered, amended or repealed as provided by law, or the Articles of Incorporation of the Resulting Bank and said Bylaws.

4.        Directors and Officers.

4.1     Directors. The names of the directors of the Resulting Bank are set forth on Appendix I hereto.

4.2     Officers. The names of each of the officers of the Resulting Bank are set forth on Appendix II hereto.

4.3     Tenure of Directors and Officers. The directors and the officers of the Resulting Bank shall hold office until the next annual meetings of shareholders and directors, respectively, subject to the provisions of the laws of the State of Arkansas and subject to the Articles of Incorporation and Bylaws of the Resulting Bank.

5.        Offices of Resulting Bank. At the Bank Merger Effective Time, the main banking office of the Resulting Bank will be located at [_____]. Full-service branch offices of the Resulting Bank will be located at the addresses specified in Appendix III hereto.

6.        Capitalization of Resulting Bank.

6.1     Capital Stock. At the Bank Merger Effective Time, the authorized capital stock of the Resulting Bank shall consist of [_____] shares of common stock, par value $[_____] per share, [_____] shares of which will be issued and outstanding.

6.2     Surplus and Undivided Profits. The amount of capital stock of the Resulting Bank shall be the amount of capital stock of Arvest immediately prior to the Bank Merger Effective Time. At the Bank Merger Effective Time, the Resulting Bank shall have a surplus and undivided profits equal to the combined surplus and undivided profits of Arvest and the Bank immediately prior to the Bank Merger Effective Time, adjusted for all applicable accounting adjustments incident to the Bank Merger.

Exhibit A to the

Agreement and Plan of Reorganization

7.        Representations and Warranties of Arvest.

7.1     Corporate Organization. Arvest is duly organized, validly existing and in good standing under the laws of the State of Arkansas, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Arvest is duly authorized, qualified and licensed under all applicable laws, regulations and orders of public authorities to conduct its banking business as presently conducted and to own and operate the assets purported to be owned by Arvest.

7.2     Capitalization. The authorized capital stock of Arvest consists of [_____] shares of common stock, par value $[_____] per share, [_____] shares of which are issued and outstanding. All shares of Arvest common stock have been duly and validly authorized and issued, are fully paid and, except as provided by Ark. Code Ann. § 23-48-312, are non-assessable. There are no outstanding options, warrants or rights to subscribe for or purchase from Arvest any of its capital stock or any securities convertible into or exchangeable for any of Arvest’s capital stock, and no authorization therefore has been given.

7.3     Authorization of Merger Agreement. Arvest has full right and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Merger Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of Arvest and by its sole shareholder, and no other corporate act or proceeding on the part of Arvest is necessary to authorize the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated hereby.

8.        Representations and Warranties of Bank.

8.1     Corporate Organization. The Bank is duly organized, validly existing and in good standing under the laws of the State of Arkansas, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Bank is duly authorized, qualified and licensed under all applicable laws, regulations and orders of public authorities to conduct its banking business as presently conducted and to own and operate the assets purported to be owned by it.

8.2     Capitalization. The authorized capital stock of the Bank consists of One Million (1,000,000) shares of common stock, par value $0.01 per share, 1,000 shares of which are issued and outstanding. All shares of Bank Common Stock have been duly and validly authorized and issued, are fully paid and, except as provided by Ark. Code Ann. § 23-48-312, are non-assessable. There are no outstanding options, warrants or rights to subscribe for or purchase from the Bank any of its capital stock or any securities convertible into or exchangeable for any of the Bank’s capital stock, and no authorization therefore has been given.

8.3     Authorization of Merger Agreement. The Bank has full right and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Merger Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of the Bank and by its sole shareholder, and no other corporate act or proceeding on the part of the Bank is necessary to authorize the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated hereby.

9.        Conditions Precedent. The respective obligations of each party to effect the Bank Merger shall be expressly conditioned upon and subject to (i) the closing of the Merger and effectiveness of the Liquidation as contemplated by the Acquisition Agreement, (ii) the receipt of all necessary regulatory approvals required for the transactions contemplated hereby and by the Acquisition Agreement, and (iii) the expiration of any statutory waiting periods with respect to the Bank Merger and, if applicable, the Merger.

10.       Termination. At any time prior to the Bank Merger Effective Time, whether before or after approval of the Bank Merger by the sole shareholders of Arvest and the Bank, this Agreement (a) may be terminated by mutual agreement of Arvest and the Bank, and (b) shall be terminated forthwith in the event that the Acquisition Agreement shall be terminated as provided therein. In the event of the termination of this Merger Agreement, this Merger Agreement shall become void, and there shall be no liability on the part of Arvest or the Bank, except as otherwise provided in the Acquisition Agreement.

Exhibit A to the

Agreement and Plan of Reorganization

11.        Waiver and Abandonment; Amendment. Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the sole shareholders of Arvest or the Bank, by the party which is entitled to the benefits thereof; and this Merger Agreement may be modified or amended at any time, whether before or after action thereon by the sole shareholders of Arvest or the Bank, by the parties hereto.

12.        Notices. Any notice or communication required or permitted to be made in accordance with Section 10.6 of the Acquisition Agreement.

13.        Binding Effect. This Merger Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their respective successors and permitted assigns.

14.        Further Assurances. Each of the parties hereto agrees to execute and deliver such further agreements, assurances, instruments and documents at any time reasonably requested by another party as is necessary or desirable to consummate the transactions contemplated by this Merger Agreement.

15.        Construction. This Merger Agreement shall be construed and interpreted in accordance with the laws of the State of Arkansas applicable to contracts made and performed entirely therein except to the extent federal law may be applicable.

16.        Counterparts; Electronic Transmission. This Merger Agreement may be executed in any number of counterparts, which, taken together, shall constitute one and the same instrument. A facsimile or other electronic transmission of a signed counterpart of this Merger Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

17.        Entire Agreement. This Merger Agreement and the Acquisition Agreement, together with the exhibits thereto, set forth the entire understanding of the parties hereto and supersede all prior agreements and understandings, whether oral or written.

IN WITNESS WHEREOF, Arvest and the Bank have caused this Merger Agreement to be executed by their duly authorized officers as of the date first above written.

ARVEST BANK	BEAR STATE BANK

By:	By:
Name:	Name:
Title:	Title:

Exhibit A to the

Agreement and Plan of Reorganization

EXHIBIT B

ARTICLES OF MERGER

MERGING ARVEST ACQUISITION SUB, INC.

INTO BEAR STATE FINANCIAL, INC.

The undersigned President of Bear State Financial, Inc., an Arkansas corporation, and the President of Arvest Acquisition Sub, Inc., an Arkansas corporation, do hereby state on oath that the following information relating to the merger of Arvest Acquisition Sub, Inc. with and into Bear State Financial, Inc., an Arkansas corporation, is true, correct and complete to the best of our knowledge and belief:

1.     The name and form of organization of each constituent organization and the jurisdiction of its governing statute are as follows:

Surviving Organization
Bear State Financial, Inc.	Arkansas Corporation

Merging Organization
Arvest Acquisition Sub, Inc.	Arkansas Corporation

2.     The surviving organization is Bear State Financial, Inc. and the jurisdiction of its governing statute is Arkansas.

3.     The Plan of Merger (“Plan of Merger”), attached hereto and incorporated herein as Exhibit A, has been unanimously approved by the Board of Directors of Arvest Acquisition Sub, Inc., which approval is sufficient under applicable provisions of Arkansas law.

4.     The Plan of Merger has been approved by the Board of Directors and shareholders of Bear State Financial, Inc. as required under applicable provisions of Arkansas law.

5.     On the date of the approval of the Plan of Merger, Bear State Financial, Inc. had capital stock outstanding and entitled to vote as follows:

Class	Number of Shares

Common	[_____]

6.     The Plan of Merger was approved by the shareholders of Bear State Financial, Inc. by the following vote:

Class	For	Against	Abstain	Broker Non-Vote

Common

7.     The merger shall be effective upon the filing of these Articles of Merger.

Exhibit B to the

Agreement and Plan of Reorganization

IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger effective as of the ___ day of _____________, 2017.

BEAR STATE FINANCIAL, INC.

By:
Name:
Title:

ARVEST ACQUISITION SUB, INC.

By:
Name:
Title:

Exhibit B to the
Agreement and Plan of Reorganization

Exhibit A

PLAN OF MERGER

FOR THE MERGER OF ARVEST ACQUISITION SUB, INC.

WITH AND INTO BEAR STATE FINANCIAL, INC.

THIS PLAN OF MERGER is made and entered into by and between Bear State Financial, Inc., an Arkansas corporation (the “Surviving Corporation”), and Arvest Acquisition Sub, Inc., an Arkansas corporation (the “Merged Corporation”) (collectively, the “Merging Corporations”).

1.         Parties.    Arvest Acquisition Sub, Inc. will merge with and into Bear State Financial, Inc., as the Surviving Corporation.

2.         Terms and Conditions of Merger.

2.1.     The merger shall be effective upon the filing of Articles of Merger with the Arkansas Secretary of State (referred to as the “Effective Time”).

2.2.     At the Effective Time, the separate existence of the Merged Corporation shall cease, and the merger shall be effected as provided in Arkansas Code Annotated § 4-27-1110, as amended.

2.3.     The rights, duties and obligations of the shareholders of the Merged Corporation shall be governed by the terms and conditions of a certain Agreement and Plan of Reorganization entered into by and between the Merging Corporations, dated ________, 2017 (the “Agreement”).

3.         Manner and Basis of Converting Shares.

3.1.     All shares of Bear State Financial, Inc. common stock issued and outstanding immediately prior to the Effective Time shall be converted into cash pursuant to the Agreement, and its shareholders shall be paid as provided in the Agreement.

3.2.     All shares of Arvest Acquisition Sub, Inc. shall be converted automatically and without any action on the part of the holder thereof into an equal number of shares of the Surviving Corporation, which shares shall constitute all of the outstanding common stock of the Surviving Corporation.

This Plan of Merger is entered into effective as of _____________, 2017.

BEAR STATE FINANCIAL, INC.

By:
Name:
Title:

ARVEST ACQUISITION SUB, INC.

By:
Name:
Title:

EXHIBIT C

RESTRICTIVE COVENANT AGREEMENT1

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”), is made and entered into as of this ____ day of ___________, 2017 2 by and between Arvest Bank, an Arkansas banking corporation (“Arvest”), and the undersigned (the “Key Individual”) with reference to the following:

WHEREAS, the Key Individual owns shares of common stock (the “Common Stock”) of Bear State Financial, Inc., an Arkansas corporation (“Bear State”); and

WHEREAS, the Key Individual may also have served or is currently serving as an officer, director or employee of Bear State or its wholly-owned subsidiary, Bear State Bank, an Arkansas banking corporation (the “Bank”);

WHEREAS, Arvest has entered into an Agreement and Plan of Reorganization, dated as of [_____], 2017 (the “Acquisition Agreement”), by and among Arvest, Arvest Acquisition Sub, Inc., an Arkansas corporation (“Acquisition”), Bear State and the Bank, pursuant to which Acquisition would merge with and into Bear State (the “Merger”), and the Key Individual and the other shareholders of Bear State will be entitled to receive the Merger Consideration in exchange for their shares of Bear State Common Stock upon the terms and conditions set forth in the Acquisition Agreement together with other consideration and contingent consideration payable to Key Individual in connection with the Merger; and

WHEREAS, as a condition and inducement to Arvest’s willingness to enter into the Acquisition Agreement and consummate the Merger, the Key Individual has agreed to enter into this Agreement in order to protect the Confidential Information (as defined below) of Arvest and its affiliates and preserve the business of Bear State and the Bank for Arvest and its affiliates following the Merger.

NOW, THEREFORE, in consideration of the mutual terms and provisions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Arvest and the Key Individual agree as follows:

1.     Nondisclosure of Confidential Information. The Key Individual acknowledges that he or she has been and may continue to be privy to trade secrets and confidential proprietary information critical to Arvest, Bear State and/or the Bank, including, without limitation, information developed or used by Bear State and the Bank, relating to the business, operations, employees, customers and suppliers of Bear State, the Bank and their respective affiliates. All such information is hereinafter referred to as “Confidential Information.” The Key Individual recognizes that all such Confidential Information is the property of either Arvest, Bear State or the Bank, as applicable. From and after the date hereof through the fifth anniversary of the later of the date hereof or the date on which the Key Individual is no longer employed by Arvest or an Affiliate of Arvest, the Key Individual shall not, directly or indirectly, without the prior written consent of Arvest, disclose any Confidential Information which has come to the knowledge of the Key Individual prior or subsequent to the date hereof to any Person other than Arvest or its designees, whether or not such Person is a competitor of Arvest or its affiliates. Notwithstanding any provision in this Agreement to the contrary, the Key Individual shall be authorized to disclose Confidential Information (a) as may be required by law or legal process or in any criminal proceed against him, (b) with the prior written consent of Arvest, (c) as may be reasonably necessary in the performance of his duties as an employee of Arvest or an Affiliate of Arvest, or (d) that becomes publicly available other than by Key Individual in violation of this Agreement.

1       To be executed by those Persons listed on Schedule 1.1 of the Arvest Disclosure Schedule.

2       To be the Closing Date (as defined in the Acquisition Agreement).

Exhibit C to the

Agreement and Plan of Reorganization

2.     Non-Competition. From and after the date of this Agreement and ending on the [first/second] anniversary of the date hereof (the “Non-Competition Period”), the Key Individual (either personally or by or through his agent) shall not, directly or indirectly, with or without compensation, engage in, be employed by or have any interest in (whether as a shareholder, director, officer, employee, subcontractor, partner, consultant, proprietor, agent or otherwise) any federally insured depository institution or an affiliate of such insured institution, having an office located, or any employees principally doing business, in Garland, Boone, Pulaski, Baxter, or Craighead Counties in Arkansas; or Greene County in Missouri (a “Prohibited Business”); provided, that the foregoing shall not (a) prevent or otherwise restrict the Key Individual from owning, directly or indirectly, 5% or less of the outstanding securities of any Prohibited Business, (b) require the Key Individual to divest his ownership in any Prohibited Business to the extent that such ownership exists as of the date of this Agreement and is disclosed in writing to Arvest prior to the date hereof. The Key Individual acknowledges that following the Merger, he shall not use or participate in the forming or renaming of a financial institution using the name Bear State or a variation thereof.

3.     Non-Solicitation. From and after the date of this Agreement and ending on the third anniversary of the date hereof (the “Non-Solicitation Period”), the Key Individual shall not, directly or indirectly, whether for himself or on behalf of any other person, hire, solicit or seek to hire any employee of Arvest or any affiliate of Arvest, or any individual who was an employee of Bear State and/or the Bank during the six-month period prior to the date hereof unless involuntarily terminated by Arvest, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with Arvest or any of its affiliates or to become employed in any business or activities likely to be competitive with the business of Arvest or any of its affiliates. Additionally, during the Non-Solicitation Period, the Key Individual shall not, for himself or on behalf of any person, directly or indirectly solicit, divert or attempt to solicit or divert any customer of Arvest or any affiliate of Arvest (who was or became a customer of Arvest or such affiliate on the date hereof) for the purpose of causing such customer to reduce or refrain from doing any business with Arvest or its affiliates, for so long as the customer remains a customer of Arvest or such affiliate. The Key Individual further agrees that, during the Non-Solicitation Period, he will not, directly or indirectly, request or advise any customers of Arvest or any of its affiliates to withdraw, curtail or cancel their business with Arvest or such affiliate. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of the customers or employees of Arvest or its affiliates. For purposes hereof, the term “affiliate” of Arvest shall include, without limitation, Bear State, the Bank and any direct or indirect subsidiary of Arvest.

4.     Remedies. The Key Individual acknowledges and understands that Sections 1, 2 and 3 of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause Arvest irreparable harm. In the event of a breach or threatened breach by the Key Individual of the provisions of this Agreement, Arvest shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting Arvest from pursuing, or limiting Arvest’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by the Key Individual.

5.     Key Individual’s Representations. The Key Individual hereby represents and warrants to Arvest that the execution, delivery and performance of this Agreement by the Key Individual does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Key Individual is a party or any judgment, order or decree to which the Key Individual is subject.

6.     Successors Bound; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective officers, employees, agents, successors and permitted assigns. This Agreement may not be assigned without the written consent of each of the parties hereto; provided, Arvest shall not be required to obtain the Key Individual’s consent in the event of an assignment of this Agreement to a successor to the business of Arvest, including any successor by operation of law as a result of a merger or similar corporate transaction in which Arvest is a party or in connection with the transfer of all or substantially all of the assets or capital stock of Arvest.

7.     Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Exhibit C to the

Agreement and Plan of Reorganization

8.     Counterparts; Facsimile. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing such counterpart, but all of which shall be considered one and the same instrument. This Agreement shall become effective when counterparts have been signed by each of the parties and delivered by facsimile or other electronic means to the other party. Any party who delivers a signature page via facsimile or other electronic means agrees to deliver an original counterpart to the other party within a reasonable period of time following facsimile/electronic delivery of the signature page.

9.     Amendment and Waiver. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or of any other right, power or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10.     Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by certified mail, postage prepaid, or sent by facsimile transmission, with confirmed receipt, addressed as follows:

If to the Key Individual, to the Key Individual’s most recent address as reflected on the books and records of Bear State.

If to Arvest, to:

Arvest Bank

Attn:

Fax:

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

11.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

12.     Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the meaning given in the Acquisition Agreement.

13.     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein.

*        *        *        *

Exhibit C to the

Agreement and Plan of Reorganization

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARVEST BANK

By:
Name:
Title:

Name:

[SIGNATURE PAGE TO RESTRICTIVE COVENANT AGREEMENT]

Exhibit C to the

Agreement and Plan of Reorganization

EXHIBIT D

SHAREHOLDER VOTING AGREEMENT

_______________, 2017

Arvest Bank

Gentlemen:

The undersigned shareholder of Bear State Financial, Inc., an Arkansas corporation (“Bear State”), understands that Arvest Bank, an Arkansas banking corporation (“Arvest”), together with its wholly-owned subsidiary, Arvest Acquisition Sub, Inc., an Arkansas corporation (“Acquisition”), is concurrently herewith entering into an Agreement and Plan of Reorganization (the “Acquisition Agreement”) with Bear State and its wholly-owned subsidiary, Bear State Bank, an Arkansas banking corporation (the “Bank”). Subject to the terms and conditions of the Acquisition Agreement, Acquisition will merge with and into Bear State (the “Merger”), and the issued and outstanding shares of common stock of Bear State (the “Bear State Common Stock”) will be converted into the right to receive the Per Share Merger Consideration as described in the Acquisition Agreement.

Capitalized terms used but not defined herein shall have the respective meanings given to them in the Acquisition Agreement. The obligations of the undersigned pursuant to this Shareholder Voting Agreement (the “Agreement”) shall terminate upon the earlier of (a) consummation of the Merger, or (b) the termination of the Acquisition Agreement unless the Acquisition Agreement is terminated by Arvest in accordance with Section 9.1(b) of the Acquisition Agreement.

1.     In order to induce Arvest and Acquisition to enter into the Acquisition Agreement, and intending to be legally bound hereby, the undersigned hereby represents, warrants and agrees that at the meeting of Bear State’s shareholders contemplated by Section 7.2 of the Acquisition Agreement and any adjournment thereof, the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Acquisition Agreement and the Merger all of the shares of Bear State Common Stock beneficially owned or controlled by the undersigned individually (including any shares of Bear State Common Stock owned by entities controlled by the undersigned) and, to the extent of the undersigned’s proportionate voting interests, shares of Bear State Common Stock jointly owned with other persons, as well as (to the extent of the undersigned’s proportionate voting interest) any other shares of Bear State Common Stock over which the undersigned may hereafter acquire beneficial ownership or control (collectively, the “Shares”). The undersigned further agrees that he, she, or it will use commercially reasonable efforts to cause any other shares of Bear State Common Stock over which he, she, or it has or shares voting power to be voted in favor of the Acquisition Agreement and the Merger.

2.     The undersigned represents and warrants that he, she, or it has or shares the beneficial ownership or voting control of the number of shares of Bear State Common Stock set forth opposite his, her, or its name on Schedule A hereto (which schedule includes shares of Bear State Common Stock held by entities controlled by the undersigned). The undersigned further represents, warrants and agrees that until the earlier of (a) the consummation of the transactions contemplated by the Acquisition Agreement, or (b) the termination of this Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

(a)     vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of (i) any other merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving Bear State that would have the effect of any Person, other than Arvest or an affiliate of Arvest, acquiring Control (as defined below) over Bear State or any substantial portion of the assets of Bear State; (ii) any acquisition or purchase from Bear State or the Bank by any Person or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”)) of more than a 15% interest in the total outstanding voting securities of Bear State or the Bank or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding voting securities of Bear State or the Bank, or any merger, consolidation, business combination or similar transaction involving Bear State or the Bank pursuant to which the shareholders of Bear State or the Bank immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Bear State or the Bank; or (iv) any liquidation or dissolution of Bear State or the Bank; or

Exhibit D to the

Agreement and Plan of Reorganization

(b)     sell, assign, transfer or otherwise dispose of any of the Shares, or cause or permit any of the Shares to be sold, assigned, transferred or otherwise disposed of, whether such shares of Bear State Common Stock are owned of record or beneficially by the undersigned on the date hereof (including shares held by entities controlled by the undersigned) or are subsequently acquired, except (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) for gifts by the undersigned, subject to the donee expressly assuming the obligations of the undersigned arising under this Agreement; (iii) for sales, assignments, transfers or other dispositions necessitated by hardship, with the prior written consent of Arvest (which consent will not be unreasonably withheld), provided that such transferee agrees to be bound by the terms hereof; or (iv) as Arvest may otherwise agree in writing.

As used herein, the term “Control” means (A) the ability to direct the voting of 10% or more of the outstanding voting securities of a Person having ordinary voting power in the election of directors or in the election of any other body having similar functions, or (B) the ability to direct the management and policies of a Person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

3.     The undersigned represents that (a) he, she, or it has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement and that this Agreement does not conflict with the terms of any other agreement, understanding or document to which he, she, or it is a party; (b) this Agreement constitutes a valid and binding agreement with respect to the undersigned, enforceable against the undersigned in accordance with its terms; and (c) he, she, or it has either sole and unrestricted voting power with respect to the Shares or such voting power is shared with another person entering into an agreement substantially identical to this Agreement.

4.     It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Arvest shall be entitled to seek such an injunction or injunctions to prevent breaches of this Agreement by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which Arvest is entitled at law or in equity.

6.     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Exhibit D to the

Agreement and Plan of Reorganization

7.     This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable. If any provision hereof is deemed unenforceable by a court of law the enforceability of the other provisions of this Agreement shall not be affected.

8.     It is a condition to the effectiveness of this Agreement that the Acquisition Agreement shall have been executed and delivered by the parties thereto.

Very truly yours,

_________________________________
Name

Accepted and Agreed:

ARVEST BANK

By:

Name:

Title:

Exhibit D to the
Agreement and Plan of Reorganization

Schedule A – Shares Held by Shareholder

Name of Shareholder	Number of Shares Held Individually or in Controlled Entities	Percentage of Bear State

Totals:		%

Exhibit D to the
Agreement and Plan of Reorganization

EXHIBIT E

AGREEMENT TO RESTRICT USE OF NAME

THIS AGREEMENT TO RESTRICT USE OF NAME (“Agreement”), is made and entered into as of this ____ day of ___________, 2017, by and between Arvest Bank, an Arkansas banking corporation (“Arvest”), and the undersigned Richard N. Massey and Bear State Financial Holdings LLC (each a “Shareholder” and collectively, “Shareholders”) with reference to the following:

WHEREAS, the Shareholders own substantial shares of common stock (the “Common Stock”) of Bear State Financial, Inc., an Arkansas corporation (“Bear State”) which owns all shares of Common Stock of its wholly-owned subsidiary, Bear State Bank, an Arkansas Banking corporation (the “Bank”); and

WHEREAS, Arvest has entered into an Agreement and Plan of Reorganization, dated as of [_____], 2017 (the “Acquisition Agreement”), by and among Arvest, Arvest Acquisition Sub, Inc., an Arkansas corporation (“Acquisition”), Bear State and the Bank, pursuant to which Acquisition would merge with and into Bear State (the “Merger”), and the Shareholders will be entitled to receive the Merger Consideration in exchange for their shares of Bear State Common Stock upon the terms and conditions set forth in the Acquisition Agreement; and

WHEREAS, as a condition and inducement to Arvest’s willingness to enter into the Acquisition Agreement and consummate the Merger, the Shareholders have agreed to enter into this Agreement in order to protect Arvest and its affiliates from the use of the Bear State name following the Merger.

NOW, THEREFORE, in consideration of the mutual terms and provisions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Arvest and the Shareholders agree as follows:

1.

Change of Name. Shareholders agree that on or before the Closing Date as defined in the Acquisition Agreement, or immediately thereafter, such action shall have been or will be taken to change the name of any entity directly or indirectly related to Bear State or the Bank including but not limited to Bear State Financial Holdings LLC and Bear State Foundation to a name that does not utilize the words “Bear State,” “Bear,” or any variation thereof, or shall cause such entities to be liquidated and dissolved on or before “the Closing Date.”

2.

Non-Use of Bear State Name or Variations. From and after the date of this Agreement and ending on the fifth anniversary of the date hereof, each shareholder shall not directly or indirectly use or participate in the forming or renaming of any bank or financial institution using the name “Bear State,” “Bear,” or a variation thereof.

3.

Remedies. Each Shareholder acknowledges and understands that Sections 1 and 2 of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause Arvest irreparable harm. In the event of a breach or threatened breach by either Shareholder of the provisions of this Agreement, Arvest shall be entitled to an injunction restraining him or it from such breach. Nothing contained in this Agreement shall be construed as prohibiting Arvest from pursuing, or limiting Arvest’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by the Shareholders.

4.

Shareholders’ Representations. Each Shareholder hereby represents and warrants to Arvest that the execution, delivery and performance of this Agreement by the Shareholders does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which either Shareholder is a party or any judgment, order or decree to which the Shareholder is subject.

Exhibit E to the

Agreement and Plan of Reorganization

5.

Successors Bound; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective members, officers, employees, agents, successors and permitted assigns. This Agreement may not be assigned without the written consent of each of the parties hereto; provided, Arvest shall not be required to obtain Shareholders’ consent in the event of an assignment of this Agreement to a successor to the business of Arvest, including any successor by operation of law as a result of a merger or similar corporate transaction in which Arvest is a party or in connection with the transfer of all or substantially all of the assets or capital stock of Arvest.

6.

Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.

Counterparts; Facsimile. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing such counterpart, but all of which shall be considered one and the same instrument. This Agreement shall become effective when counterparts have been signed by each of the parties and delivered by facsimile or other electronic means to the other party. Any party who delivers a signature page via facsimile or other electronic means agrees to deliver an original counterpart to the other party within a reasonable period of time following facsimile/electronic delivery of the signature page.

8.

Amendment and Waiver. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof or of any other right, power or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.

Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by certified mail, postage prepaid, or sent by facsimile transmission, with confirmed receipt, addressed as follows:

If to a Shareholder or to the Shareholders, to:

c/o Richard N. Massey

Bear State Financial, Inc.

900 South Shackleford Road, Suite 401

Little Rock, Arkansas 72211

Fax: 501-907-5351

Email:     Richard.massey@westrockcap.com

If to Arvest, to:

Arvest Bank

c/o Arvest Bank Group, Inc.

110 NW 2nd Street, Suite 300

Bentonville, Arkansas 72712

Fax:       (479) 273-7477

Attn:     Richard D. Chapman

Exhibit E to the

Agreement and Plan of Reorganization

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

10.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

11.	Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the meaning given in the Acquisition Agreement.

12.

Entire Agreement. This Agreement is in replacement of the related covenant of Richard N. Massey contained in the Restrictive Covenant Agreement effective as of the Closing Date (as defined in the Acquisition Agreement) and constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein.

*        *        *        *

Exhibit E to the

Agreement and Plan of Reorganization

IN WITNESS WHEREOF, the duly authorized parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDERS:

Richard N. Massey
Individually

BEAR STATE FINANCIAL HOLDINGS LLC

By:
Richard N. Massey

ARVEST:

ARVEST BANK

By:
Name:
Title:

Exhibit E to the

Agreement and Plan of Reorganization

APPENDIX B

SHAREHOLDER VOTING AGREEMENT

_______________, 2017

Arvest Bank

Gentlemen:

The undersigned shareholder of Bear State Financial, Inc., an Arkansas corporation (“Bear State”), understands that Arvest Bank, an Arkansas banking corporation (“Arvest”), together with its wholly-owned subsidiary, Arvest Acquisition Sub, Inc., an Arkansas corporation (“Acquisition”), is concurrently herewith entering into an Agreement and Plan of Reorganization (the “Acquisition Agreement”) with Bear State and its wholly-owned subsidiary, Bear State Bank, an Arkansas banking corporation (the “Bank”). Subject to the terms and conditions of the Acquisition Agreement, Acquisition will merge with and into Bear State (the “Merger”), and the issued and outstanding shares of common stock of Bear State (the “Bear State Common Stock”) will be converted into the right to receive the Per Share Merger Consideration as described in the Acquisition Agreement.

Capitalized terms used but not defined herein shall have the respective meanings given to them in the Acquisition Agreement. The obligations of the undersigned pursuant to this Shareholder Voting Agreement (the “Agreement”) shall terminate upon the earlier of (a) consummation of the Merger, or (b) the termination of the Acquisition Agreement unless the Acquisition Agreement is terminated by Arvest in accordance with Section 9.1(b) of the Acquisition Agreement.

9.     In order to induce Arvest and Acquisition to enter into the Acquisition Agreement, and intending to be legally bound hereby, the undersigned hereby represents, warrants and agrees that at the meeting of Bear State’s shareholders contemplated by Section 7.2 of the Acquisition Agreement and any adjournment thereof, the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Acquisition Agreement and the Merger all of the shares of Bear State Common Stock beneficially owned or controlled by the undersigned individually (including any shares of Bear State Common Stock owned by entities controlled by the undersigned) and, to the extent of the undersigned’s proportionate voting interests, shares of Bear State Common Stock jointly owned with other persons, as well as (to the extent of the undersigned’s proportionate voting interest) any other shares of Bear State Common Stock over which the undersigned may hereafter acquire beneficial ownership or control (collectively, the “Shares”). The undersigned further agrees that he, she, or it will use commercially reasonable efforts to cause any other shares of Bear State Common Stock over which he, she, or it has or shares voting power to be voted in favor of the Acquisition Agreement and the Merger.

10.     The undersigned represents and warrants that he, she, or it has or shares the beneficial ownership or voting control of the number of shares of Bear State Common Stock set forth opposite his, her, or its name on Schedule A hereto (which schedule includes shares of Bear State Common Stock held by entities controlled by the undersigned). The undersigned further represents, warrants and agrees that until the earlier of (a) the consummation of the transactions contemplated by the Acquisition Agreement, or (b) the termination of this Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

(c)     vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of (i) any other merger, consolidation, plan of liquidation, sale of assets, reclassification or other transaction involving Bear State that would have the effect of any Person, other than Arvest or an affiliate of Arvest, acquiring Control (as defined below) over Bear State or any substantial portion of the assets of Bear State; (ii) any acquisition or purchase from Bear State or the Bank by any Person or “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”)) of more than a 15% interest in the total outstanding voting securities of Bear State or the Bank or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning 15% or more of the total outstanding voting securities of Bear State or the Bank, or any merger, consolidation, business combination or similar transaction involving Bear State or the Bank pursuant to which the shareholders of Bear State or the Bank immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Bear State or the Bank; or (iv) any liquidation or dissolution of Bear State or the Bank; or

(d)     sell, assign, transfer or otherwise dispose of any of the Shares, or cause or permit any of the Shares to be sold, assigned, transferred or otherwise disposed of, whether such shares of Bear State Common Stock are owned of record or beneficially by the undersigned on the date hereof (including shares held by entities controlled by the undersigned) or are subsequently acquired, except (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) for gifts by the undersigned, subject to the donee expressly assuming the obligations of the undersigned arising under this Agreement; (iii) for sales, assignments, transfers or other dispositions necessitated by hardship, with the prior written consent of Arvest (which consent will not be unreasonably withheld), provided that such transferee agrees to be bound by the terms hereof; or (iv) as Arvest may otherwise agree in writing.

As used herein, the term “Control” means (A) the ability to direct the voting of 10% or more of the outstanding voting securities of a Person having ordinary voting power in the election of directors or in the election of any other body having similar functions, or (B) the ability to direct the management and policies of a Person, whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

11.     The undersigned represents that (a) he, she, or it has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement and that this Agreement does not conflict with the terms of any other agreement, understanding or document to which he, she, or it is a party; (b) this Agreement constitutes a valid and binding agreement with respect to the undersigned, enforceable against the undersigned in accordance with its terms; and (c) he, she, or it has either sole and unrestricted voting power with respect to the Shares or such voting power is shared with another person entering into an agreement substantially identical to this Agreement.

12.     It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Arvest shall be entitled to seek such an injunction or injunctions to prevent breaches of this Agreement by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which Arvest is entitled at law or in equity.

14.     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

15.     This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable. If any provision hereof is deemed unenforceable by a court of law the enforceability of the other provisions of this Agreement shall not be affected.

16.     It is a condition to the effectiveness of this Agreement that the Acquisition Agreement shall have been executed and delivered by the parties thereto.

Very truly yours,

_________________________________
Name

Accepted and Agreed:

ARVEST BANK

By:

Name:

Title:

Schedule A – Shares Held by Shareholder

Name of Shareholder	Number of Shares Held Individually or in Controlled Entities	Percentage of Bear State

Totals:		%

APPENDIX C

[LETTERHEAD OF RAYMOND JAMES, INC.]

August 21, 2017

Board of Directors

Bear State Financial, Inc.

900 South Shackleford Rd.

Suite 401

Little Rock, AR 72211

Members of the Board of Directors:

We understand that Arvest Bank, Arvest Acquisition Sub, Inc., Bear State Financial, Inc. (the “Company”) and Bear State Bank propose to enter into the Agreement (defined below) pursuant to which, among other things, Arvest Acquisition Sub, Inc. will be merged with and into the Company, which will subsequently be either liquidated or merged into Arvest Bank, and that Bear State Bank will merge with and into Arvest Bank (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $0.01 per share, of the Company excluding shares held by the Company as treasury stock and shares that properly perfect dissenters rights (the “Common Shares”) will be converted into the right to receive $10.28 cash (the “Common Share Transaction Consideration”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Common Share Transaction Consideration to be received by the holders of the Common Shares in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.

reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Reorganization by and among Arvest Bank, Arvest Acquisition Sub, Inc., Bear State Financial, Inc. and Bear State Bank, as of August 21, 2017 (the “Agreement”), which we have been advised is in final form;

2.

reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including, but not limited to, financial projections prepared by the management of the Company relating to the Company for the periods ending December 31, 2017 through December 31, 2022, as approved for our use (the “Company Projections”) and the related officer’s certificate, dated August 7, 2017, pursuant to which management of the Company asserted certain factual matters regarding the Company Projections;

3.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

4.	reviewed financial, operating and other information regarding the Company and the industry in which it operates;

5.	reviewed the financial and operating performance of the Company and those of other selected public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions we deemed to be relevant;

7.

reviewed the current and historical market prices and trading volume for the Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

9.	iscussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. We are not experts in generally accepted accounting principles (GAAP) in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves; accordingly, we have assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With respect to the Company Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Company Projections and such other information and data have been reasonably prepared in good faith on assumptions reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the assurances of the Company to advise us promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of our review. We express no opinion with respect to the Company Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct as of the dates indicated except as otherwise provided in the disclosure schedules to the Agreement, that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that the conditions precedent in the Agreement will not be waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of August 18, 2017 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We did not solicit indications of interest with respect to a transaction involving the Company nor did we advise the Company with respect to its strategic alternatives. Our opinion is limited to the fairness, from a financial point of view, of the Common Share Transaction Consideration to be received by the holders of the Common Shares.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction, including, without limitation, that the Company’s financial statements have been prepared in accordance with GAAP.

In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Common Shares as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation to be received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Arvest Bank or the ability of the Company or Arvest Bank to pay its respective obligations when they come due.

The delivery of this Opinion was approved by an opinion committee of Raymond James.

Raymond James will receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Arvest Bank or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this Opinion is for the information of the Board (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board in connection with the Transaction or a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction, nor does this Opinion constitute a recommendation to any shareholder considering the execution of a shareholder voting agreement. Furthermore, our engagement in the rendering of this Opinion does not create any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Share Transaction Consideration to be received by the holders of the Common Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

APPENDIX D

DISSENTERS’ RIGHTS

Arkansas Business Corporation Act – Section 4-27-1301 et seq. – Dissenters’ Rights

Ark. Code 4-27-1301 Definitions.

In this subchapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 4-27-1302 and who exercises that right when and in the manner required by §§ 4-27-1320 -- 4-27-1328.

(3) “Fair value”, with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

Ark. Code 4-27-1302 Right of dissent.

(a) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

(1) Consummation of a plan of conversion to which the corporation is a party;

(2) Consummation of a plan of merger to which the corporation is a party if:

(A) Shareholder approval is required for the merger by § 4-27-1107 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B) The corporation is a subsidiary that is merged with its parent under § 4-27-1108;

(3) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(4) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale under court order or a sale for cash under a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(5) An amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

(i) Alters or abolishes a preferential right of the shares;

(ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under § 4-27-604; or

(6) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this subchapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Ark. Code 4-27-1320 Notice of dissenters' rights.

(a) If proposed corporate action creating dissenters’ rights under § 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under § 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters' notice described in § 4-27-1322.

Ark. Code 4-27-1321 Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under § 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters’ rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this subchapter.

Ark. Code 4-27-1322 Dissenters' notice.

(a) If proposed corporate action creating dissenters’ rights under § 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of § 4-27-1321.

(b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this subchapter.

Ark. Code 4-27-1323 Duty to demand payment.
(a) A shareholder sent a dissenters' notice described in § 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to § 4-27-1322(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.

Ark. Code 4-27-1325 Payment.

(a) Except as provided in § 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with § 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation's estimate of the fair value of the shares;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter's right to demand payment under § 4-27-1328; and

(5) a copy of this subchapter.

Ark. Code 4-27-1326 Failure to take action.
(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under § 4-27-1322 and repeat the payment demand procedure.

Ark. Code 4-27-1328 Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under § 4-27-1325), or reject the corporation's offer under § 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

(1) the dissenter believes that the amount paid under § 4-27-1325 or offered under § 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) the corporation fails to make payment under § 4-27-1325 within sixty (60) days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.

BEAR STATE
FINANCIAL

IMPORTANT SPECIAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on November 14, 2017.

Vote by Internet

- Go to **www.investorvote.com/BSF**
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- Follow the steps outlined on the secure website

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

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Meeting Attendance
Mark box to the right if you plan to attend the Special Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 P C F 3 4 8 5 9 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02OLWC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — BEAR STATE FINANCIAL, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BEAR STATE FINANCIAL, INC. ("COMPANY") FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 15, 2017 AND AT ANY ADJOURNMENT THEREOF.

The person authorizing this proxy, being a shareholder of the Company as of October 4, 2017, hereby authorizes and appoints Matt Machen and Sherri Billings as proxies, each with the power of substitution to represent the undersigned at the Special Meeting of Shareholders of the Company to be held at the Company's office located at 900 South Shackleford Road, Suite 605, Little Rock, Arkansas 72211 on November 15, 2017, at 10:30 a.m., Central Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, upon the proposals listed and described in the Proxy Statement and in their discretion with respect to such other matters as may properly come before the meeting or any adjournment thereof.

In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of shareholders, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

The Board of Directors recommends that you vote **FOR** Proposals 1, 2 and 3. Shares of common stock of the Company will be voted as specified. **If no specification is made, shares will be voted for Proposals 1, 2 and 3 and otherwise at the discretion of the proxies including on matters that properly come before the meeting.** This proxy may be revoked at any time before it is exercised.

The person authorizing this proxy hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders of Bear State Financial, Inc. called for November 15, 2017 and a Proxy Statement for the Special Meeting.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE